                               SCHEDULE 14A INFORMATION
             PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                                 EXCHANGE ACT OF 1934




Filed by the Registrant (X)

Filed by a Party other than the Registrant ( )

Check the appropriate box:

( ) Preliminary Proxy Statement

( ) Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

(X) Definitive Proxy Statement

( ) Definitive Additional Materials

( ) Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         COLORADO GAMING & ENTERTAINMENT CO.

                   (Name of Registrant as Specified in Its Charter)

                                         N/A

       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

( ) No fee required.

( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:  N/A

(2) Aggregate number of securities to which transaction applies:  N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4) Proposed maximum aggregate value of transaction:  N/A

(5) Total fee paid:  N/A

(X) Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:  N/A

(2) Form, Schedule or Registration Statement no.:  N/A

(3) Filing Party:  N/A

(4) Date Filed:  N/A

                         COLORADO GAMING & ENTERTAINMENT CO.

                         12596 WEST BAYAUD AVENUE, SUITE 450
                               LAKEWOOD, COLORADO 80228
                                    (303) 716-5600



Dear Fellow Stockholder:

    You are cordially invited to attend a Special Meeting of stockholders of Colorado Gaming & Entertainment Co. (the "Company") which will be held on December 12, 1997, at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., Suite 2000, 633 17th Street, Denver, Colorado 80202. The meeting will start at 10:00 a.m., local time.

    At this important meeting, the holders of the Company's common stock, $0.01 par value (the "Company Common Stock"), will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of August 22, 1997, as amended as of October 21, 1997 (the "Merger Agreement"), by and among Ladbroke Racing Corporation, a Delaware corporation ("LRC"), CG&E Acquisition Corp., a Delaware corporation (the "Acquisition Sub"), and the Company, pursuant to which the Acquisition Sub will be merged with and into the Company (the "Merger"). Prior to the Merger and pursuant to the terms of the Merger Agreement, LRC will assign all of its rights and obligations under the Merger Agreement, including its interest in the Acquisition Sub, to Ladbroke Gaming Corporation, a Delaware corporation ("Ladbroke"), a wholly owned subsidiary of Ladbroke Group plc, the ultimate parent of LRC. As a result of the assignment and the Merger, the Company will become a wholly owned subsidiary of Ladbroke. Pursuant to the Merger Agreement, holders of Company Common Stock will be entitled to receive $6.25 in cash for each share of Company Common Stock held by them. Following the Merger, former holders of Company Common Stock will have no further interest in the Company.

    The accompanying Proxy Statement and the Annexes thereto contain a summary of the principal terms of the Merger (beginning on page 1) followed by a more detailed discussion of the Merger, including the reasons for, and the benefits of, the Merger. Because a summary is not, by its nature, complete, stockholders are urged to read the Proxy Statement and Annexes in their entirety.

    The Board of Directors believes that this Merger is advisable, is in the best interests of the Company and its stockholders and offers the Company's stockholders a greater return than would be available if the Company were to remain a stand-alone entity.

    The Board of Directors has received the opinion of its financial advisor, CIBC Wood Gundy Securities Corp., dated September 5, 1997, that as of the date of the Merger Agreement and based on the factors and assumptions described in such opinion, the Merger is fair, from a financial point of view, to the holders of Company Common Stock. A copy of this opinion is set forth in Annex III of the Proxy Statement and stockholders should read it in its entirety.

    Approval and adoption of the Merger Agreement by the holders of a majority of the outstanding Company Common Stock is a condition to the consummation of the Merger. It is presently anticipated that the Merger will be consummated late in the first quarter or in the second quarter of 1998.

    YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, BELIEVES THAT THE MERGER AND THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    Even if you plan to attend the meeting, we urge you to mark, sign and date the enclosed proxy and return it promptly. You have the option to revoke it at any time or to vote your shares personally on request if you attend the meeting.

    IF YOU DO NOT RETURN THE PROXY CARD AND DO NOT VOTE AT THE MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER AGREEMENT.

    Holders of record of Company Common Stock at the close of business on November 14, 1997 will be entitled to one vote for each share of Company Common Stock they hold. YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU HOLD.

    PLEASE DO NOT SEND YOUR COMPANY COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. PROMPTLY AFTER THE MERGER, YOU WILL RECEIVE A LETTER OF TRANSMITTAL WHICH WILL INCLUDE INSTRUCTIONS AS TO THE PROCEDURE TO BE USED IN EXCHANGING YOUR COMPANY COMMON STOCK CERTIFICATES FOR $6.25 IN CASH PER SHARE OF COMPANY COMMON STOCK.


                                       Sincerely,

                                       Stephen J. Szapor, Jr.
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

November 21, 1997

                         COLORADO GAMING & ENTERTAINMENT CO.

                         12596 WEST BAYAUD AVENUE, SUITE 450
                               LAKEWOOD, COLORADO 80228
                                    (303) 716-5600

                      NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                             TO BE HELD DECEMBER 12, 1997


TO THE STOCKHOLDERS OF COLORADO GAMING & ENTERTAINMENT CO.:

    A Special Meeting of stockholders (the "Special Meeting") of Colorado
Gaming & Entertainment Co., a Delaware corporation (the "Company"), will be held on December 12, 1997, at 10:00 a.m. local time, at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., Suite 2000, 633 17th Street, Denver, Colorado 80202, for the following purposes:

    1. To consider and vote upon an Agreement and Plan of Merger, dated as of August 22, 1997, as amended as of October 21, 1997 (the "Merger Agreement"), by and among Ladbroke Racing Corporation, a Delaware corporation ("LRC"), CG&E Acquisition Corp., a Delaware corporation (the "Acquisition Sub"), and the Company, pursuant to which, among other things, (i) the Acquisition Sub will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Ladbroke Gaming Corporation, a Delaware corporation and affiliate of LRC ("Ladbroke"), and, (ii) upon effectiveness of the Merger, each then outstanding share of Company common stock, $0.01 par value (the "Company Common Stock") (other than any shares of Company Comon Stock held by Ladbroke, LRC, the Acquisition Sub, or any of their subsidiaries, or in the treasury of the Company, all of which will be canceled, and shares of Company Common Stock held by stockholders who perfect their appraisal rights under Section 262 of the Delaware General Corporation
         Law), will be converted into the right to receive $6.25 in cash, without interest; and

    2. To transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.

    Stockholders of record at the close of business on November 14, 1997, will be entitled to notice of and to vote at the Special Meeting or at any adjournment(s) thereof.

By Order of the Board of
Directors,

Alan L. Mayer
SECRETARY

Lakewood, Colorado
November 21, 1997

                         COLORADO GAMING & ENTERTAINMENT CO.
                                   PROXY STATEMENT
                                  November 21, 1997


    This Proxy Statement is being furnished by the Board of Directors of Colorado Gaming & Entertainment Co., a Delaware corporation (the "Company"), in connection with a special meeting of holders (the "Stockholders") of the Company's common stock, $0.01 par value (the "Company Common Stock"), to be held on December 12, 1997 at 10:00 a.m., local time, at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., Suite 2000, 633 17th Street, Denver, Colorado, 80202, and any and all adjournments or postponements thereof (the "Special Meeting").

    At the Special Meeting, Stockholders will be asked to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of August 22, 1997, as amended as of October 21, 1997 (the "Merger Agreement"), by and among Ladbroke Racing Corporation, a Delaware corporation ("LRC"), CG&E Acquisition Corp., a Delaware corporation (the "Acquisition Sub"), and the Company, and any other matters as may properly come before the Special Meeting and any postponements or adjournments thereof. Pursuant to the Merger Agreement, LRC will assign all of its rights and obligations under the Merger Agreement, including its interest in the Acquisition Sub, to Ladbroke Gaming Corporation, a Delaware corporation ("Ladbroke"), and the Acquisition Sub will merge with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Ladbroke (the "Merger"). Upon effectiveness of the Merger, each share of Company Common Stock outstanding at the effective time of the Merger (other than any shares of Company Common Stock held by Ladbroke, LRC, the Acquisition Sub, or any of their subsidiaries, or the Company, all of which will be canceled, and shares of Company Common Stock held by Stockholders who perfect their rights of appraisal under Section 262 of the Delaware General Corporation Law ("DGCL")) will be converted into the right to receive $6.25 in cash, without interest.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE BY STOCKHOLDERS FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    This Proxy Statement and the accompanying form of proxy are being mailed to all holders of Company Common Stock of record as of November 14, 1997 (the "Record Date"), and are first being sent or delivered to such stockholders on or about November 21, 1997. ONLY STOCKHOLDERS OF RECORD ON THE RECORD DATE ARE ENTITLED TO VOTE AT THE SPECIAL MEETING.

    The affirmative vote of the holders of a majority of outstanding shares of Company Common Stock is required to approve and adopt the Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person. An officer of the Company or other person designated by the Board of Directors will be authorized to tabulate votes.

    The Company's principal executive offices are located at 12596 West Bayaud Avenue, Suite 450, Lakewood, Colorado 80228, and its telephone number is (303) 716-5600. The cost of solicitation of proxies will be borne by the Company.

    The date of this Proxy Statement is November 21, 1997.

                                  TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . 1

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    The Special Meeting. . . . . . . . . . . . . . . . . . . . . . . . . .  2
    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
    Background of the Merger . . . . . . . . . . . . . . . . . . . . . . .  3
    The Company's Reasons for the Merger; Recommendations of the
    Company's Board of Directors . . . . . . . . . . . . . . . . . . . . .  3
    Opinion of the Financial Advisor . . . . . . . . . . . . . . . . . . .  3
    Certain Federal Income Tax Consequences. . . . . . . . . . . . . . . .  4
    Stock Option Agreement . . . . . . . . . . . . . . . . . . . . . . . .  4
    Interests of Certain Persons in Merger . . . . . . . . . . . . . . . .  4
    Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
    Sources and Amount of Funds. . . . . . . . . . . . . . . . . . . . . .  5
    Termination; Payments Upon Termination . . . . . . . . . . . . . . . .  5
    Business of the Company. . . . . . . . . . . . . . . . . . . . . . . .  5
    Business of LRC, Ladbroke and the Acquisition Sub. . . . . . . . . . .  5
    Summary Historical Consolidated Financial Data of the Company. . . . .  6

THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
    Date, Time, and Place. . . . . . . . . . . . . . . . . . . . . . . . .  8
    Purpose of the Special Meeting . . . . . . . . . . . . . . . . . . . .  8
    Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
    Record Date; Stockholders Entitled to Vote . . . . . . . . . . . . . .  8
    Voting Requirements. . . . . . . . . . . . . . . . . . . . . . . . . .  8

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
    Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
    Principal Effects of the Merger. . . . . . . . . . . . . . . . . . . . 10
    Payment of the Merger Consideration. . . . . . . . . . . . . . . . . . 10
    Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . 11
    The Company's Reasons for the Merger; Recommendations of the
    Company's Board of Directors . . . . . . . . . . . . . . . . . . . . . 13
    Opinion of the Financial Advisor . . . . . . . . . . . . . . . . . . . 14
    Source and Amount of Funds . . . . . . . . . . . . . . . . . . . . . . 19
    Certain Federal Income Tax Consequences. . . . . . . . . . . . . . . . 19
    Stock Option Agreement . . . . . . . . . . . . . . . . . . . . . . . . 20
    Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . 22
    Interests of Certain Persons in the Merger . . . . . . . . . . . . . . 22
    Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    Effect of Merger on the Notes. . . . . . . . . . . . . . . . . . . . . 24
    Effect of Merger on the Credit Facility. . . . . . . . . . . . . . . . 25

THE MERGER AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    Representations and Warranties of the Company. . . . . . . . . . . . . 26
    Representations and Warranties of Ladbroke and the Acquisition Sub . . 26
    Certain Covenants of the Company . . . . . . . . . . . . . . . . . . . 27
    Additional Agreements. . . . . . . . . . . . . . . . . . . . . . . . . 28
    Conditions to Obligations of Each Party. . . . . . . . . . . . . . . . 29
    Conditions to Obligations of the Company . . . . . . . . . . . . . . . 29
    Conditions to Obligations of Ladbroke and the Acquisition Sub. . . . . 29

    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

APPRAISAL RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

PRICE RANGE OF COMPANY COMMON STOCK AND DIVIDENDS. . . . . . . . . . . . .   34

BENEFICIAL OWNERSHIP OF SECURITIES . . . . . . . . . . . . . . . . . . . .   35

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE COMPANY . . . . . .   38

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
    RESULTS OF OPERATION . . . . . . . . . . . . . . . . . . . . . . . . .   40

BUSINESS OF THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . .   47
    Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
    The Colorado Casinos . . . . . . . . . . . . . . . . . . . . . . . . .   47
    Growth Strategy. . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
    The Colorado Gaming Market . . . . . . . . . . . . . . . . . . . . . .   50
    Competition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
    Federal and State Gaming Regulations . . . . . . . . . . . . . . . . .   53
    Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
    Seasonality and Inclement Weather. . . . . . . . . . . . . . . . . . .   56
    Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
    Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . .   57

INFORMATION CONCERNING LADBROKE AND THE ACQUISITION SUB. . . . . . . . . .   58

INDEPENDENT ACCOUNTANTS. . . . . . . . . . . . . . . . . . . . . . . . . .   58

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .   58

CONSOLIDATED FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . .  F-1

ANNEX I--Agreement and Plan of Merger dated as of August 22, 1997, among Ladbroke Racing Corporation,
    CG&E Acquisition Corp., and Colorado Gaming & Entertainment Co.. . . .  I-1

ANNEX II--First Amendment to Agreement and Plan of Merger dated as of October 21, 1997, among Ladbroke
    Racing Corporation, CG&E Acquisition Corp., and Colorado Gaming
    & Entertainment Co.. . . . . . . . . . . . . . . . . . . . . . . . . . II-1

ANNEX III--Fairness Opinion of CIBC Wood Gundy Securities Corp.. . . . . .III-1

ANNEX IV--Text of Section 262 of the General Corporation Law of the State of
Delaware . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . IV-1

                              FORWARD-LOOKING STATEMENTS


    Certain information contained in this Proxy Statement, including certain information set forth under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business of the Company" and other statements as to the future financial or operating performance of the Company, may constitute "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides certain "safe harbor" protections for forward-looking statements in order to encourage companies to provide prospective information about their businesses. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, competition, growth opportunities, sources and uses of capital, future development or expansion activities, and underlying assumptions and other statements which are other than statements of historical facts. Such statements may be identified by the use of forward-looking terminology such as "might," "may," "will," "would," "could," "expect," "anticipate," "estimate," "likely," "believe," or "continue" or the negative thereof or other variations thereon or comparable terminology. Such forward-looking statements involve a number of risks and uncertainties that may significantly affect the Company's liquidity and results of operations in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements.

    The forward-looking statements set forth in this Proxy Statement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in the Company's records, and other data available from third parties. Although the Company believes that such assumptions were reasonable when made, because such assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company's control, there can be no assurance, and no representation or warranty is made, that management's expectations, beliefs, or projections will result or be achieved or accomplished. In addition to the other factors and matters discussed elsewhere herein, factors that, in the view of the Company, could cause actual results to differ materially from those discussed in the forward-looking statements include: (i) leverage and debt service, (ii) financing and refinancing efforts,
(iii) competition, (iv) inclement weather, (v) changes in general economic conditions in the Denver metropolitan area, (vi) changes in state and local gaming laws, regulations, or tax rates, (vii) risks related to development and construction activities, (viii) changes in management or control of the Company,
(ix) significant changes in competitive factors affecting the Company, (x) significant changes from expectations in actual capital expenditures and operating expenses, and (xi) occurrences affecting the Company's ability to obtain funds from operations, debt, or equity to finance needed capital expenditures and other investments.

    None of the Company, Ladbroke, LRC, the Acquisition Sub or any of their respective agents, employees or advisors intend or have any duty or obligation to supplement, amend, update, or revise any of the forward-looking statements contained in this Proxy Statement.

                                       SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT AND DOES NOT PURPORT TO BE COMPLETE. ALL STATEMENTS IN THE FOLLOWING SUMMARY ARE QUALIFIED BY AND ARE MADE SUBJECT TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT AND THE ANNEXES HERETO. THE ANNEXES ATTACHED TO THIS PROXY STATEMENT CONSTITUTE A PART OF THIS PROXY STATEMENT AND SHOULD BE CONSIDERED AS SUCH. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT, INCLUDING THE ANNEXES, IN ITS ENTIRETY. THE FULL TEXT OF THE MERGER AGREEMENT IS ATTACHED HERETO AS ANNEX I AND ANNEX II AND SHOULD BE READ IN ITS ENTIRETY.

THE SPECIAL MEETING

    DATE, TIME, AND PLACE

    The Special Meeting of the Stockholders of the Company will be held on December 12, 1997, at 10:00 a.m., local time, at the offices of LeBoeuf, Lamb, Greene & MacRae L.L.P., Suite 2000, 633 17th Street, Denver, Colorado 80202.

    PURPOSE OF THE SPECIAL MEETING

    At the Special Meeting, Stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and any other matters as may properly come before the Special Meeting and any postponements or adjournments thereof. Pursuant to the Merger Agreement, the Acquisition Sub will merge with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Ladbroke. Also, pursuant to the Merger Agreement, upon effectiveness of the Merger, each share of Company Common Stock outstanding at the effective time of the Merger (other than Company Common Stock held by Ladbroke, LRC, the Acquisition Sub or any of their subsidiaries, or the Company, all of which will be canceled, and Company Common Stock held by Stockholders who perfect their rights of appraisal under
Section 262 of the DGCL) will be converted into the right to receive $6.25 in cash, without interest.

    QUORUM

    A majority of shares of Company Common Stock, represented in person or by proxy, will constitute a quorum at the Special Meeting. Abstentions, broker non-votes and proxies returned without instructions will be counted for purposes of determining whether a quorum is present at the Special Meeting.

    RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE

    The Company Common Stock is the only class of voting securities of the Company. Holders of record of Company Common Stock on the books of the Company on November 14, 1997, are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 5,236,091 shares of Company Common Stock outstanding, which were held of record by thirteen persons.

    VOTING REQUIREMENTS

    Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock. Each holder of record of Company Common Stock will be entitled to one vote per share of Company Common Stock at the Special Meeting or any and all adjournments or postponements thereof. A SIGNED PROXY RETURNED WITHOUT INSTRUCTIONS WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. Abstentions and broker non-votes will have the effect of a vote against approval and adoption of the Merger Agreement and the transactions contemplated thereby. Any proxy given may be revoked either by a written notice duly signed and delivered to the Secretary of the Company prior to the exercise of the proxy, by execution of a subsequent proxy, or by voting in person at the Special Meeting.

    Each of the Company's directors is obligated to vote or cause to be voted all shares of Company Common Stock over which he exercises voting control in favor of approval and adoption of the Merger pursuant to agreements entered into with LRC. LRC required such agreements as a condition to entering into the Merger Agreement. The number of such shares aggregates 167,036, or approximately 3.2% of the shares of Company Common Stock entitled to vote at the Special Meeting. See "Interests of Certain Persons in the Merger" and "Beneficial Ownership of Securities."

THE MERGER

    PRINCIPAL EFFECTS OF THE MERGER

    As a result of the Merger, each outstanding share of Company Common Stock (other than shares of Company Common Stock held by Ladbroke, LRC, the Acquisition Sub or any of their subsidiaries, or in the treasury of the Company, all of which will be canceled, and shares of Company Common Stock held by Stockholders who perfect their appraisal rights under Section 262 of the DGCL) will be converted into the right to receive $6.25 in cash for each share of Company Common Stock held, and the Company will become a wholly owned subsidiary of Ladbroke. See "The Merger--Principal Effects of the Merger." No established trading market for the Company Common Stock exists. There are only limited, sporadic, and infrequent trades of Company Common Stock. From January 1, 1997 through September 30, 1997, Company Common Stock traded on the OTC Bulletin Board only eight times at prices ranging from $2.50 to $5.30 per share. The book value of a share of Company Common Stock is $0.97 as of September 30, 1997.

    EFFECTIVE TIME

    The Merger will become effective (the "Effective Time of the Merger") upon the filing of the certificate of merger with the Secretary of State of the State of Delaware. It is anticipated that, subject to the satisfaction or waiver, if permissible, of the conditions set forth in the Merger Agreement, such filing will be made promptly after all of the conditions precedent to the consummation of the Merger have been satisfied or waived. See "The Merger."

BACKGROUND OF THE MERGER

    For a description of the background of the Merger, see "The
Merger--Background of the Merger."

THE COMPANY'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE COMPANY'S BOARD OF DIRECTORS

    The Board of Directors has approved and adopted the Merger Agreement and recommends that the Stockholders vote for the approval and adoption of the Merger Agreement.

    The Company's Board provided its approval and adoption of the Merger Agreement and recommendation after consideration of a number of factors, which are described under the heading "The Merger--Recommendations of the Board." In considering the recommendations of the Company's Board, the Stockholders should be aware that certain members of the Company's management and Board have certain interests in the Merger that are in addition to the interests of the Stockholders generally. The Company's Board was aware of these interests and considered them, among other matters, in approving and adopting the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement. See "The Merger--Related Transactions" and "Interests of Certain Persons in the Merger."

OPINION OF THE FINANCIAL ADVISOR

    The Company engaged CIBC Wood Gundy Securities Corp. ("CIBC") to act as its financial advisor in connection with the Merger and related matters. On September 5, 1997, CIBC delivered to the Company's Board its opinion (the "CIBC Opinion") that the amount in cash equal to $6.25 per share of Company Common Stock to be received by Stockholders pursuant to the Merger (the "Merger Consideration") is fair to such holders from a financial point of view.

    The full text of the CIBC Opinion, which sets forth the procedures followed, matters considered, and assumptions made in connection with rendering such opinion, as well as certain interests and relationships of CIBC with the Company, is attached as Annex III to this Proxy Statement. The CIBC Opinion will not be updated and is limited to the facts and circumstances in existence on September 5, 1997, the date on which the opinion was delivered to the Company's Board. See "The Merger--Opinion of the Financial Advisor." STOCKHOLDERS ARE URGED TO READ THE CIBC OPINION IN ITS ENTIRETY.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Stockholders' receipt of cash for Company Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, and other tax laws. See "The Merger--Certain Federal Income Tax Consequences."

STOCK OPTION AGREEMENT

    In connection with the Merger Agreement and the Merger, LRC and the Company entered into the Stock Option Agreement, pursuant to which the Company granted to LRC an option (the "Option") to purchase up to 1,022,638 shares of Company Common Stock under certain circumstances at an initial cash price per share of Company Common Stock equal to $6.25. The Stock Option Agreement provides that in no event will the number of shares of Company Common Stock for which the Option is exercisable exceed 19.9% of Company Common Stock issued and outstanding at the time of exercise.

    LRC may exercise its Option, in whole or in part, if, but only if, a Triggering Event (as defined under the caption "The Merger--Stock Option Agreement") has occurred prior to the occurrence of an Exercise Termination Event (as defined under the caption "The Merger--Stock Option Agreement"), provided that Ladbroke notifies the Company in writing of such exercise within 180 days following the first such Triggering Event.

    The Stock Option Agreement also provides that LRC may require the Company to repurchase the Option from Ladbroke in certain circumstances. The Stock Option Agreement further provides that the Total Profit (as defined under the caption "The Merger--Stock Option Agreement") of Ladbroke in such repurchase will not exceed the lesser of $3,000,000 or, when added to any Termination Fee, $4,500,000. See "The Merger--Stock Option Agreement."

INTERESTS OF CERTAIN PERSONS IN MERGER

    Certain officers and directors of the Company have interests in the Merger that are in addition to their interests as Stockholders and have participated in the negotiations of the terms of the Merger Agreement and the transactions contemplated thereby. The Company's Board was aware of those interests and considered them along with the other matters described below. See "The Merger--Recommendations of the Board of Directors" and "--Interests of Certain Persons in the Merger."

    Pursuant to the Company's Management Incentive and Non-Employee Director Stock Plan, as proposed to be amended, as a result of the Merger, 259,630 shares of Company Common Stock issued or issuable to the Company's directors and officers will vest and become nonforfeitable at the Effective Time of the Merger. The number of such shares, and the value of such shares (based on the $6.25 per share Merger Consideration) to be received by each of the Company's officers and directors as a group is 259,630 shares ($1,622,687.50) and to be received by each such person individually is as follows: Stephen J.
Szapor, Jr., Chief Executive Officer, President, and Director -- 120,000 ($750,000); Alan L. Mayer, Senior Vice President, Chief Legal Officer, and Secretary -- 46,296 ($289,350); Richard Rabin, Senior

Vice President of Operations -- 46,296 ($289,350); Robert Stephens, Vice President of Finance and Treasurer -- 18,518 ($115,737.50); Jack Breslin, Vice President of Marketing -- 10,000 ($62,500); Philip J. DiBerardino, Director -- 4,630 ($28,937.50); Steve Leonard, Director -- 4,630 ($28,937.50); Mark van
Hartesvelt, Director -- 4,630 ($28,937.50); and Franklin S. Wimer, Director -- 4,630 ($28,937.50). See "The Merger--Interests of Certain Persons in the Merger."

APPRAISAL RIGHTS

    Stockholders on the Record Date who do not vote in favor of approving and adopting the Merger Agreement and who otherwise comply with Section 262 of the DGCL will be entitled to appraisal rights under Section 262 of the DGCL. A summary of the provisions of Section 262 of the DGCL, including a summary of the requirements with which holders of Company Common Stock desiring to assert appraisal rights must comply, is contained herein under the heading "The Merger--Appraisal Rights." The entire text of Section 262 of the DGCL is attached hereto as Annex IV.

SOURCES AND AMOUNT OF FUNDS

    The total amount of funds required by Ladbroke for the payment of the Merger Consideration is expected to be approximately $34.4 million. Ladbroke has advised the Company that it will pay for such obligations primarily from cash on hand or from the proceeds of borrowings under existing lines of credit.

TERMINATION; PAYMENTS UPON TERMINATION

    The Merger Agreement may be terminated by the mutual consent of the parties or upon the happening of certain events, including the failure of the representations or warranties of either party to be true, the failure of either party to comply with its obligations under the Merger Agreement, or the failure of the Stockholders to approve and adopt the Merger Agreement.

    If the Merger Agreement is terminated, the Merger Agreement will become void and there will be no liability on the part of any party to the Merger Agreement, except payment of a termination fee by the Company under certain circumstances. However, termination of the Merger Agreement will not relieve any party thereto from liability for any breach of the Merger Agreement or affect the validity, enforceability, or effectiveness of the Stock Option Agreement. See "The Merger--Certain Terms of the Merger Agreement--Termination."

BUSINESS OF THE COMPANY

    The Company develops, owns, and operates gaming and related entertainment facilities in Colorado and elsewhere. The Company owns and operates, through wholly owned subsidiaries, two of the largest casinos in terms of number of slot machines in the historic mining towns of Black Hawk and Central City, Colorado. The Company also owns and operates, through a wholly owned subsidiary, a third gaming facility in Black Hawk. In addition, through a wholly owned subsidiary, the Company owns a parking lot with a capacity of approximately 500 cars, which is located directly between, and is used by, the Company's Black Hawk casinos. See "Business of the Company."

BUSINESS OF LRC, LADBROKE AND THE ACQUISITION SUB

    LRC is an indirect wholly owned subsidiary of, and Ladbroke is a direct wholly owned subsidiary of Ladbroke Group plc ("Ladbroke Group"), a U.K. public company whose shares are traded on the London Stock Exchange. Ladbroke Group is a leading hospitality and leisure company which had over $6.5 billion in sales for its fiscal year ended December 31, 1996. Ladbroke Group has two core businesses, ownership and management of 161 Hilton International hotels in 47 countries and betting and gaming operations, including casinos and betting shops in the U.K. and U.S. operations which include three horse race tracks in California, Michigan, and Pennsylvania. The principal executive offices of Ladbroke are located at Plaza Two, Suite 500, 3260 Blume Drive, Richmond, California 94806, telephone (510) 243-1600. See "Information Concerning Ladbroke and the Acquisition Sub."



                      -------------------------------------------------------------------------------------------------


                                        SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                 Years Ended December 31,
                              -----------------------------------------------------------------


                                                                                                               Nine Months
                                                                                              June 7, 1996        Ended
                                                                                January 1,        through      September
                                                                               1996 through    December 31,     30, 1997
                                1992(b)       1993       1994(c)      1995(c)   June 6, 1996      1996         (unaudited)
                              ------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Net revenue                   $  17,045     $ 38,468   $  45,474   $   47,428    $ 19,982        $30,680       $40,454
Operating Expenses:
  Impairment of assets             --           --         6,875       10,945        --             --            --
  Reorganization items             --           --          --         17,910       2,290            308            10
  Depreciation and amortization   2,086        3,931       4,307        4,771       1,882          4,044         4,035
  Other operating expenses       23,263       31,379      47,253       40,438      15,248         22,358        30,776
Income (loss) from operations    (8,304)       3,158     (12,961)     (26,636)        562          3,970         5,633
Interest expense                 (3,000)      (6,987)    (18,822)     (18,664)       (579)        (3,867)       (5,090)
Extraordinary gain from
   reorganization                 N/A          N/A         N/A          N/A       164,358          N/A            N/A
Equity loss in unconsolidated
   subsidiary                      --           --        (2,323)     (70,277)       --             --            --
                              ---------     --------   ---------   ----------    --------        -------       -------
Net income (loss)             $ (11,241)    $ (3,829)  $ (32,131)  $ (115,216)   $164,407        $   192       $    93
                              ---------     --------   ---------   ----------    --------        -------       -------
                              ---------     --------   ---------   ----------    --------        -------       -------
Net income per common
   share (a)                      N/A          N/A         N/A          N/A         N/A          $  0.04       $  0.02
                              ---------     --------   ---------   ----------    --------        -------       -------
                              ---------     --------   ---------   ----------    --------        -------       -------
Weighted average common
   shares (a)                     N/A          N/A         N/A          N/A         N/A        5,138,888     5,179,569
Book value per common share       N/A          N/A         N/A          N/A         N/A             0.95          0.97







                      -------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                   As of December 31,
                             -------------------------------------------------------------

                                                                                                          As of
                                                                                                        September
                                                                                                       30, 1997
                              1992           1993          1994(c)         1995(c)        1996         (unaudited)
                            ------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Cash and cash              $ 1,676       $ 12,944        $ 7,977         $3,623         $5,758         $5,503
equivalents
Total assets                35,181        143,622        141,093         37,680         67,048         66,031
Long-term debt
(excluding current          35,064        139,595        155,675           --           55,391         53,776
portion)
Liabilities subject to        --             --             --          186,460           --             --
compromise
Total stockholders' equity (10,002)        (4,693)       (36,824)      (153,137)         4,869          5,043
(deficit)


----------------------
(a) The weighted average number of common shares outstanding and net income per common share for the Company prior to June 7, 1996 (the "Predecessor Company"), the effective date (the "Effective Date") of the Company's reorganization under chapter 11 of the Federal Bankruptcy Code (the "Reorganization") have not been presented because, due to the Reorganization and implementation of fresh start reporting, they are not comparable to subsequent periods.

(b) Reflects operating results for the period from June 15, 1992 to December 31, 1992 for Bullwhackers Central City and for the period from July 17, 1992 to December 31, 1992 for Bullwhackers Black Hawk.

(c) Grand Palais Riverboat, Inc. ("GPRI") was consolidated with the Company and its other wholly owned subsidiaries for the Company's fiscal year ended December 31, 1994, but was not consolidated with the Company and its other wholly owned subsidiaries for the Company's fiscal year ended December 31, 1995 because the Company no longer controlled GPRI following the commencement of the GPRI's bankruptcy case. See Consolidated Financial Statements and Notes thereto.



--------------------------------------------------------------------------------

                                 THE SPECIAL MEETING

DATE, TIME, AND PLACE

    The Special Meeting of the Stockholders of the Company will be held on December 12, 1997, at 10:00 a.m., local time, at the offices of LeBoeuf, Lamb, Greene & MacRae L.L.P., Suite 2000, 633 17th Street, Denver, Colorado 80202.

PURPOSE OF THE SPECIAL MEETING

    At the Special Meeting, Stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and any other matters as may properly come before the Special Meeting and any postponements or adjournments thereof. Pursuant to the Merger Agreement, the Acquisition Sub will merge with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Ladbroke. Also, pursuant to the Merger Agreement, upon effectiveness of the Merger, each share of Company Common Stock outstanding at the Effective Time of the Merger (other than Company Common Stock held by Ladbroke, LRC, the Acquisition Sub or any of their subsidiaries, or the Company, all of which will be canceled, and Company Common Stock held by Stockholders who perfect their rights of appraisal under
Section 262 of the DGCL) will be converted into the right to receive $6.25 in cash, without interest.

QUORUM

    A majority of shares of Company Common Stock, represented in person or by proxy, will constitute a quorum at the Special Meeting. Abstentions, broker non-votes and proxies returned without instructions will be counted for purposes of determining whether a quorum is present at the Special Meeting.

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE

    The Company Common Stock is the only class of voting securities of the Company. Holders of record of Company Common Stock on the books of the Company on November 14, 1997, are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 5,236,091 shares of Company Common Stock outstanding, which were held of record by thirteen persons.

VOTING REQUIREMENTS

    Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock. Each holder of record of Company Common Stock will be entitled to one vote per share of Company Common Stock at the Special Meeting or any and all adjournments or postponements thereof. A SIGNED PROXY RETURNED WITHOUT INSTRUCTIONS WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. Abstentions and broker non-votes will have the effect of a vote against approval and adoption of the Merger Agreement and the transactions contemplated thereby. Any proxy given may be revoked either by a written notice duly signed and delivered to the Secretary of the Company prior to the exercise of the proxy, by execution of a subsequent proxy, or by voting in person at the Special Meeting.

    The proxy solicitation to which this Proxy Statement relates is made by the Company's Board of Directors. The Company will bear the cost of such solicitation.

    Each of the Company's directors is obligated to vote or cause to be voted all shares of Company Common Stock over which he exercises voting control in favor of approval and adoption of the Merger pursuant to agreements entered into with LRC. LRC required such agreements as a condition to entering into the Merger Agreement. The number of such shares aggregates 167,037, or approximately 3.2% of the shares of Company Common Stock entitled to vote at the Special Meeting. See "Interests of Certain Persons in the Merger" and "Beneficial Ownership of Securities."

                                      THE MERGER

    The information contained in this Proxy Statement with respect to the Merger is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached to this Proxy Statement as Annex I and Annex II and incorporated by reference herein. STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER AGREEMENT.

EFFECTIVE TIME

    The Effective Time of the Merger will occur upon the filing of a certificate of merger with the Secretary of the State of Delaware. It is anticipated that such filing will be made promptly after all of the conditions precedent to the Effective Time set forth in the Merger Agreement have been satisfied or, if permissible, waived. The Company anticipates that it may take four to six months to obtain the necessary regulatory approvals for the Merger, and, as a result, the Effective Time is expected to occur late in the first quarter or in the second quarter of 1998.

PRINCIPAL EFFECTS OF THE MERGER

    Upon consummation of the Merger at the Effective Time of the Merger, the Acquisition Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (as such, the "Surviving Corporation") and becoming a wholly owned subsidiary of Ladbroke. Upon consummation of the Merger, the Stockholders will no longer have an equity interest in the Company and will not share in its future earnings or growth, if any. Instead, each such Stockholder (other than those who perfect appraisal rights under Section 262 of the DGCL) will have the right to receive the Merger Consideration of $6.25 in cash, without interest, for each share of Company Common Stock held by such Stockholder immediately prior to the Merger.

PAYMENT OF THE MERGER CONSIDERATION

    At or prior to the Effective Time of the Merger, Ladbroke will designate a third party to act as paying agent with respect to the Merger (the "Paying Agent") and Ladbroke or the Surviving Corporation will make available to the Paying Agent sufficient funds to make all payments for shares of Company Common Stock pursuant to the Merger Agreement. Pending payment of such funds to the Stockholders, such funds shall be held and invested by the Paying Agent as Ladbroke directs. Any net profit resulting from, or interest or income produced by, such investments will be payable to Ladbroke.

    Each holder (other than Ladbroke, LRC, the Acquisition Sub or any of their subsidiaries, the Company, and Stockholders who perfect their appraisal rights under Section 262 of the DGCL) of a certificate or certificates which prior to the Effective Time of the Merger represented Company Common Stock (a "Stock Certificate") will be entitled to receive, upon surrender to the Paying Agent of such Stock Certificates for cancellation and subject to any required withholding of taxes, the aggregate Merger Consideration into which the shares of Company Common Stock previously represented by such Stock Certificates were converted in the Merger. Until surrendered to the Paying Agent, each such Stock Certificate will be deemed for all purposes to evidence only the right to receive upon such surrender the aggregate Merger Consideration into which the shares of Company Common Stock theretofore represented thereby will have been converted, subject to any required withholding taxes. No interest will be paid or accrue on the cash payable upon the surrender of any Stock Certificate.

    Instructions with regard to the surrender of Stock Certificates, together with a letter of transmittal (a "Letter of Transmittal") to be used for this purpose, will be forwarded to Stockholders as promptly as practicable following the Effective Time of the Merger. Stockholders should surrender their Stock Certificates only after receiving a Letter of Transmittal. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

    Any cash delivered or made available to the Paying Agent and not exchanged for Company Common Stock within twelve months after the Effective Time of the Merger will be returned by the Paying Agent to the Surviving Corporation which thereafter will act as paying agent, and any former Stockholders who have not theretofore complied with the instructions for exchanging their Stock Certificates will thereafter look only to the Surviving Corporation for payment of the Merger Consideration set forth in the Merger Agreement, without any interest thereon, but will have no greater rights against the Surviving Corporation than may be accorded to general creditors thereof under applicable law. Notwithstanding the foregoing, none of the Paying Agent, Ladbroke, the Acquisition Sub, or the Surviving Corporation will be liable to a Stockholder for any cash or interest thereon delivered to a public official pursuant to applicable abandoned property, escheat, and similar laws.

    As soon as reasonably practicable after the Effective Time, the Paying
Agent will mail to each record holder of Stock Certificates a form of Letter of Transmittal and instructions for use thereof in surrendering such Stock Certificates which will specify that delivery will be effected and risk of loss and title to the Stock Certificates will pass to the Paying Agent only upon proper delivery of the Stock Certificates to the Paying Agent in accordance with the terms of delivery specified in the Letter of Transmittal and instructions for use in effecting the surrender of such Stock Certificates in exchange for the Merger Consideration. The Paying Agent will send the Merger Consideration to which each Stockholder is respectively entitled promptly after such delivery by the Stockholder. The Effective Time is currently expected to occur late in the first quarter or in the second quarter of 1998. The Company anticipates that the Paying Agent will mail the forms of the Letter of Transmittal within two weeks after the Effective Time and that the Merger Consideration will be sent within two to four weeks after proper delivery of a Stockholder's Stock Certificates. See "--Effective Time".

    As of the Effective Time of the Merger, all Company Common Stock will cease to be outstanding and will automatically be canceled and all Stockholders will cease to have any rights with respect to Company Common Stock, except the right to receive upon surrender of a Stock Certificate the Merger Consideration without interest, into which the shares of Company Common Stock theretofore represented by such Stock Certificate shall have been converted. From and after the Effective Time of the Merger, there will be no further registrations of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time of the Merger.

    Following the Effective Time of the Merger, the separate corporate existence of the Acquisition Sub will cease and the Company, as the Surviving Corporation, will continue its corporate existence under the laws of the State of Delaware.

BACKGROUND OF THE MERGER

    Beginning in the fall of 1995 and continuing sporadically in 1996, Donald Kornstein, President and Chief Executive Officer of Jackpot Enterprises, Inc. ("Jackpot Enterprises"), a New York Stock Exchange listed gaming company, and Stephen J. Szapor, Jr., the Company's President and Chief Executive Officer, informally discussed, in general, strategic transactions between the two companies, although no formal offers were made.

    At its regularly scheduled quarterly Board meeting in December 1996, the Board of Directors of the Company began a discussion of the Company's strategic growth opportunities. Given the Company's limited financial resources, the Board directed the Company's management to pursue simultaneously efforts to find a strategic partner for the Company, to develop specific growth opportunities on a stand-alone basis, and to investigate the potential sale of the Company.

    In early 1997, Mr. Kornstein expressed interest in formalizing an offer for the possible acquisition of the Company by Jackpot Enterprises. Mr. Szapor reported this conversation to the Company's Board at its regularly scheduled meeting in March 1997. The Board authorized Mr. Szapor to investigate further whether a transaction with Jackpot Enterprises would be in the best interests of the Stockholders. At that Board meeting, the Company's management made a presentation suggesting a target value range for the Company. This target value range was determined based on analyses that included the trading pattern and price of the Company Common Stock, discounted cash flow multiples, and EBITDA multiples compared to companies that management deemed comparable, as well as transactions involving the acquisitions of companies which the Company's management deemed comparable. The Company's management did not assign relative weight to any particular analysis but, rather, evaluated all of the information and developed a target value range based on its business judgment. From time to time, throughout discussions of proposed transactions with Jackpot Enterprises and Ladbroke, the Board, in part, used this target value range as a benchmark as to the Board's view regarding the fairness of the particular merger consideration being offered.

    Mr. Szapor had additional conversations with Mr. Kornstein in late March and early April 1997. As a result of these preliminary discussions, Mr. Szapor recommended to the Board at a special meeting held on April 29, 1997 that a possible transaction with Jackpot Enterprises should be pursued. At that meeting, the Board authorized formal discussions with Jackpot Enterprises and agreed to retain UniRock Management Corporation to represent the Company in those discussions. (Franklin S. Wimer, President of UniRock Management Corporation, is the chairman of the Board of Directors of the Company.
Mr. Wimer did not participate in the decision to retain UniRock Management Corporation). The Company also retained CIBC to advise it on the fairness of any transaction resulting in the acquisition of the Company.

    During the period from April 1997 through the end of June 1997, Messrs. Szapor and Wimer and other Company personnel had numerous conversations and meetings with representatives of Jackpot Enterprises concerning the terms and structure of a possible transaction. In early May 1997, Jackpot Enterprises made a preliminary offer to acquire the Company for $5.75 per share of Company Common Stock, 25% of which would be paid in cash and 75% of which would be paid in Jackpot Enterprises common stock. Throughout May and June, the Company and Jackpot Enterprises continued to negotiate several significant issues, including price and structure of consideration, without resolution. On June 30, 1997, Jackpot Enterprises presented a formal offer to acquire the Company either in an all-cash transaction for $5.25 per share of Company Common Stock or for a combination of cash (33.3%) and common stock (66.7%) of Jackpot Enterprises valued at approximately $5.75 per share of Company Common Stock. Throughout the negotiations with Jackpot Enterprises, the Company's Board was kept informed about the progress of the negotiations, including the status of several significant unresolved issues, at special meetings held on March 24th, April 29th, June 9th, and July 8th and through telephonic conference calls on April 16th, May 7th, May 9th, May 16th, June 13th, June 26th, and July 3rd.

    In March 1997, John Long, President and Chief Operating Officer of LRC, contacted Mr. Szapor and expressed an interest in exploring a possible strategic relationship between the Company and LRC whereby the Company would provide consulting services to LRC and its affiliates on a project-by-project basis. These discussions continued informally through the spring of 1997. In early June 1997, while the Company was negotiating with Jackpot Enterprises, Mr. Szapor informed Mr. Long that the Company was involved in negotiating a potential acquisition by a third party which might affect the Company's ability to enter into a consulting relationship with LRC. Mr. Long responded that LRC might be interested in a transaction in which LRC or an affiliate would acquire the Company and that he would discuss this issue with Mr. Szapor more definitively as promptly as possible. In mid-June 1997, Mr. Long informed
Mr. Szapor that LRC would in fact be interested in exploring the possibility of LRC or an affiliate acquiring the Company.

    On June 24, 1997, Mr. Wimer, Mr. Szapor, and other members of the Company's management met with Mr. Long, John Ford, General Counsel of LRC, and George Harbison, Chief Financial Officer of LRC, in Pittsburgh to discuss the possible terms of Ladbroke's acquisition of the Company. During this meeting, the parties discussed certain operating and financial information, including certain of the projections provided to CIBC and referred to under "Opinion of the Financial Advisor" below, related to the Company. The financial information included the Company's budgeted revenues, net income and earnings per share of $57.8 million, $2.13 million and $0.39, respectively, for its 1997 fiscal year. The information also contained a preliminary estimate of revenues, net income and earnings per share of $59.68 million, $4.4 million and $0.80, respectively, for the twelve months ending June 30, 1998, based on the same assumptions as used in the preparation of the 1997 budget but adding additional revenues anticipated as a result of the Company's expanded parking facility, reducing depreciation expenses to reflect the run-off of fully depreciated assets and eliminating the material expenses of operating as a stand-alone public company which would not be incurred following the consummation of the Merger, and provided preliminary estimates of the significant increases in revenues, net income and earnings per share which the Company might experience if four transactions then under consideration by the Company were closed in the period on terms favorable to the Company. As a result of adverse weather conditions in the fourth quarter of 1997, Merger-related expenses and delays in achieving the Merger-related savings, the Company may not meet the revenue and profitability levels budgeted in its 1997 budget or the levels of performance reflected in its budget for the twelve months ending June 30, 1998. In addition, the Company does not currently believe that any of the four transactions which were under consideration in June 1997 will be consummated, if they are consummated at all, within the time frame or on the terms anticipated at the time the June 30, 1998 estimates were provided to LRC. At the conclusion of these discussions, the Company requested that LRC provide the Company with a preliminary expression of interest and price by the following week.

    During the first week of July 1997, Mr. Long informed Mr. Szapor that LRC was preliminarily interested in acquiring the Company for a cash purchase price of $6.25 per share.

    At a special meeting of the Company's Board held on July 8, 1997, the Board considered the Jackpot Enterprises offers and the preliminary expression of interest from LRC. The Board discussed the fact that several significant issues remained unresolved regarding the Jackpot Enterprises offers despite several months of negotiations. It analyzed the value to Stockholders which would result from the two Jackpot Enterprises offers and the preliminary proposal from LRC, the likelihood that a transaction could be consummated on the basis of the offers or the proposal, and the likelihood that higher offers could be obtained from other potential bidders for the Company. The Board also considered the views of CIBC concerning the fairness of the offers. Based on the information presented and the discussions held at this meeting, the Board of Directors of the Company determined to reject the two Jackpot Enterprises offers and to pursue further discussions with LRC.

    During the week of July 14, 1997, representatives of LRC met with Company representatives in Denver, Colorado to negotiate the terms of an acquisition of the Company by LRC. These discussions culminated in the signing of a letter of intent on July 21, 1997, which provided for the acquisition of the Company by LRC for $6.25 per share, payable in cash.

    During the period from July 22, 1997 to August 25, 1997, LRC and the Company negotiated the terms of a definitive agreement concerning the transaction contemplated by the letter of intent. The Merger Agreement was signed on August 25, 1997, with an effective date of August 22, 1997.

    The Company's obligations under the Merger Agreement were expressly conditioned upon receipt of a fairness opinion from CIBC on or before September 5, 1997. The fairness opinion was delivered by CIBC to the Board of Directors of the Company on September 5, 1997.

    LRC's obligations under the definitive agreement were expressly conditioned upon, among other things, satisfactory conclusion of its due diligence of the Company. On October 21, 1997, LRC's condition relating to its due diligence of the Company expired. Concurrently, the Company and LRC entered into an amendment to the Merger Agreement, which provided, among other things, for the assignment by LRC to any direct or indirect wholly owned subsidiary of Ladbroke Group of all of LRC's rights and obligations under the Merger Agreement. Prior to the Merger, LRC will assign all of those rights and obligations to Ladbroke.

THE COMPANY'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE COMPANY'S BOARD OF DIRECTORS

    The Company's Board of Directors has determined that the Merger Agreement and the Merger are advisable and are fair to and in the best interests of the Company and the Stockholders. In reaching its determination that the Merger is in the best interests of the Company and its Stockholders, the Company's Board of Directors determined that it would be unlikely the Company would be able to develop additional gaming facilities in Colorado because of state regulatory restrictions. Further, the Company lacks sufficient capital resources to compete effectively with larger, better capitalized competitors in gaming jurisdictions outside of Colorado. In addition, restrictions on acquisitions, investments, and certain other transactions contained in the Indenture governing the Company's 12% Senior Secured Pay-In-Kind Notes Due 2003 limit the Company's ability to expand its operations through acquisition or development of new gaming operations. Because of such restrictions, combined with the financial inability to expand successfully outside of Colorado and the state regulatory restrictions on expanding in Colorado, the Board concluded that if the Company was not acquired by a third party, the Company might not be able to increase significantly revenue levels and operating results. Based on its analysis of the market for the Company, the Board also determined that it was unlikely that another bidder for the Company would offer to acquire the Company on terms significantly more favorable than the terms of the Merger.

    In its deliberations with respect to the Merger, the Company's Board considered a number of factors including, without limitation, the following, which supported the Board's approval and adoption of the Merger Agreement and the Merger and its recommendations to the Stockholders: (i) the sporadic, illiquid market for Company Common Stock which effectively restricts the ability of Stockholders to sell more than nominal amounts of Company Common Stock in the market, and which results in the few shares of Company Common Stock which do trade being traded at depressed prices; (ii) the Company's current businesses, operations, and prospects and the possibility that the Company's operating results from its current operations could stagnate without raising and expending significant amounts of capital; (iii) the competitive environment in the Colorado gaming market; (iv) restrictions placed on growth in the industry by state regulations and tax rates, which effectively limit the Company's growth opportunities in Colorado; (v) the Company's limited financial resources and restrictive indenture terms, which restrict its ability to expand outside of Colorado; (vi) the opinion of the Company's financial advisor that the Merger Consideration to be received by the Stockholders in the Merger is fair to the Stockholders from a financial point of view; (vii) the ability successfully to consummate the Merger in light of the terms of the Merger Agreement and the high likelihood that the Company would be able to satisfy the conditions precedent to consummating the Merger; (viii) the amount of the Merger Consideration relative to management's target value range previously presented to the Board by the Company's management; and (ix) a comparison of the benefits of the Merger to Stockholders with the likely return from remaining a stand-alone gaming company or entering into a business transaction with other possible purchasers or strategic merger partners. The Board also considered as a factor against such approval and adoption that the Merger will be a taxable transaction to most Stockholders, thereby reducing the actual amount of the Merger Consideration to which most Stockholders will be ultimately entitled. See "Background of the Merger." The Board did not consider the potential effect of the proposed transaction with Gold Coin, Inc., described under "Business--Growth Strategy--Memorandum of Understanding," because of the uncertainty that such transaction would be consummated.

    The foregoing discussion of the information and factors considered by the Company's Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Company's Board. In voting to approve and adopt the Merger Agreement and to recommend the approval and adoption of the Merger Agreement by the Stockholders, the members of the Company's Board did not indicate the relative or specific weight they assigned to the foregoing factors, and individual directors may have given different weight to different factors. Throughout its deliberations, the Company's Board received the advice of counsel.

    THE COMPANY'S BOARD HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, BELIEVES THAT THE MERGER AND THE TERMS OF THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

    In considering the recommendations of the Company's Board with respect to the Merger, Stockholders should be aware that the Company's management and certain members of the Company's Board have certain interests in the Merger which are in addition to the interests of Stockholders generally. The Company's Board was aware of these interests and considered them, among other matters, in approving and adopting the Merger and the transactions contemplated by the Merger Agreement. See "--Interests of Certain Persons in the Merger."

OPINION OF THE FINANCIAL ADVISOR

    The Company retained CIBC to render an opinion to the Company's Board of Directors as to the fairness, from a financial point of view, to the Stockholders of the Merger Consideration. On September 5, 1997, pursuant to the Company s request, CIBC delivered its opinion (the "CIBC Opinion") to the Board to the effect that, as of August 22,

1997, the effective date of the Merger Agreement, the Merger Consideration was fair, from a financial point of view, to the Stockholders.

    A COPY OF THE CIBC OPINION IS ATTACHED HERETO AS ANNEX III OF THIS PROXY STATEMENT. THE SUMMARY OF THE CIBC OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. STOCKHOLDERS ARE URGED TO READ THE CIBC OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED, AND LIMITS OF CIBC'S REVIEW. CIBC WAS NOT REQUESTED TO, AND DID NOT, MAKE ANY RECOMMENDATIONS TO THE BOARD AS TO THE FORM AND AMOUNT OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS IN THE MERGER, WHICH WAS DETERMINED THROUGH ARM'S LENGTH NEGOTIATIONS AMONG THE PARTIES. IN ARRIVING AT ITS OPINION, CIBC DID NOT ASCRIBE A SPECIFIC RANGE OF FAIR VALUE TO THE COMPANY, BUT MADE ITS DETERMINATIONS AS TO THE FAIRNESS OF THE MERGER CONSIDERATION ON THE BASIS OF THE FINANCIAL AND COMPARATIVE ANALYSIS DESCRIBED BELOW.

    THE CIBC OPINION WAS PREPARED FOR THE BOARD OF DIRECTORS, AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, AS OF AUGUST 22, 1997, OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT. THE CIBC OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDERS AS TO HOW TO VOTE AT THE SPECIAL MEETING. IN ADDITION, CIBC WAS NOT ASKED TO OPINE AS TO, AND ITS OPINION DOES NOT ADDRESS, THE UNDERLYING BUSINESS DECISION OF THE BOARD TO PROCEED WITH OR TO EFFECT THE MERGER.

    In connection with rendering the CIBC Opinion, CIBC, among other things:
(i) reviewed the Merger Agreement in substantially final form; (ii) reviewed the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and its Quarterly Reports on Form 10-Q setting forth its financial results for the periods ended March 31, 1997 and June 30, 1997; (iii) reviewed certain operating and financial information, including projections for the Company's five fiscal years ending December 31, 2001, provided to CIBC by the management of the Company relating to the Company's business and prospects (the "Projections") which were prepared by the Company's management and were not reviewed or approved by the Company's Board of Directors; (iv) met with certain members of the Company's senior management to discuss its operations, historical financial statements, and future prospects; (v) visited the Company's facilities in Black Hawk and Central City, Colorado; (vi) reviewed Ladbroke Group's Annual Report to Shareholders for the fiscal year ended December 31, 1996; (vii) reviewed the historical prices and trading volumes of Company Common Stock for the six month period prior to August 22, 1997; (viii) reviewed publicly available financial data and stock market performance data of companies that it deemed generally comparable to the Company; (ix) reviewed the terms of recent acquisitions of companies that it deemed generally comparable to the Company; and (x) conducted such other studies, analyses, inquiries, and investigations as it deemed appropriate.

    With respect to the Projections, CIBC assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the expected future performance of the Company. CIBC did not assume any responsibility for the information or Projections provided to it and CIBC further relied upon the assurances of the management of the Company that they have no actual knowledge of any facts that would make the information or Projections provided to CIBC incomplete or misleading. Stockholders are cautioned, however, that the Projections are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, general economic conditions and competitive conditions within the industry, and that the inclusion of such information should not be regarded as an indication that the Company or any persons who received such information consider it other than an estimate of future events. The Projections reflect the current best judgment of management of the Company as to the future financial performance of the Company and are not necessarily indicative of future results of the Company, which may be significantly more or less favorable than suggested by such Projections. The material assumptions upon which the Projections were based relate to various matters, including: (i) levels of industry growth in the Company's markets; (ii) the competitive environment in the Colorado gaming market; (iii) the degree of the Company's success in competing against the new entrants in its markets; (iv) restrictions placed on growth in the industry by state regulations and tax rates; and (v) levels of indebtedness and debt service requirements of the Company. The Projections are not publicly available and have not been disseminated to any party other than CIBC and LRC. In arriving at its opinion, CIBC did not perform or obtain any independent appraisal of the assets of the Company. The CIBC Opinion does not address the Company's underlying decision to effect the Merger.

    In rendering its opinion, CIBC assumed, without independent verification, the accuracy, completeness, and fairness of all of the financial and other information that was available to it from public sources or that was provided to it by the Company or its representatives. CIBC did not make any independent evaluation of the Company's assets, nor did CIBC verify any of the information reviewed by it. The CIBC Opinion is necessarily based on economic, market, financial, and other conditions as they existed on, and on the information made available to it as of, the date of such opinion. It should be understood that, although subsequent developments may affect its opinion, except as agreed by CIBC, CIBC does not have any obligation to update, revise, or reaffirm its opinions.

    In arriving at its opinion, CIBC was not authorized to solicit, and did not solicit any indication of, interest from any party with respect to the acquisition, business combination, or other extraordinary transaction involving the Company or any of its assets.

    The following is a summary of the material factors considered and the principal financial analyses performed by CIBC to arrive at its opinion dated September 5, 1997. In preparing its opinion, CIBC performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying the CIBC Opinion. In arriving at its opinion, CIBC did not quantify or attempt to assign relative weights to the specific factors considered and financial analyses performed.

1. ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. CIBC compared selected historical share price, earnings, operating and financial ratios for the Company to the corresponding data and mean ratios for selected emerging market gaming companies and non-emerging market gaming companies whose securities are publicly traded. Such data and ratios included the ratio of market capitalization of common stock plus long-term debt less cash on hand ("Total Enterprise Value") to (x) latest twelve-month revenues, (y) latest twelve-month operating earnings before depreciation, amortization, interest, and taxes ("EBITDA") and (z) latest twelve-month operating earnings before interest and taxes ("EBIT"). The emerging market gaming companies selected for this comparison were Argosy Gaming, Casino Magic, Century Casinos, Grand Casinos, Harvey's Casino Resorts, Hollywood Casino Corp., and Lady Luck Gaming Corp. The non-emerging market gaming companies selected for this comparison were Anchor Gaming, Aztar Corporation, Primadonna Resorts, Inc., Rio Hotel & Casino, Inc., Showboat, Inc., and Station Casinos, Inc.

    An analysis of Total Enterprise Value to latest twelve-month revenue for the above-selected emerging market gaming companies yielded a range of multiples from 1.0x to 2.2x and a mean multiple of 1.5x and for the above-selected non-emerging market gaming companies yielded a range of multiples from 1.0x to 7.1x with a mean of 2.8x. This analysis compares to 1.6x for the Company at the Merger Consideration price of $6.25 per share of Company Common Stock set forth in the Merger Agreement. An analysis of Total Enterprise Value to latest twelve-month EBITDA for emerging market gaming companies yielded a range of multiples from 5.2x to 8.8x and a mean multiple of 7.0x and for the above-selected non-emerging market gaming companies yielded a range of multiples from 6.7x to 18.0x with a mean of 10.2x. This analysis compares to 6.0x for the Company at the Merger Consideration price. An analysis of Total Enterprise Value to latest twelve-month EBIT for the selected emerging market gaming companies yielded a range of multiples from 7.8x to 24.7x and a mean multiple of 13.7x and for the above-selected non-emerging market gaming companies yielded a range of multiples from 11.5x to 20.8x with a mean of 15.1x. This analysis compares to 11.4x for the Company at the Merger Consideration price.

    In arriving at its opinion, CIBC took into account that, in general, the multiples available to the Company at the Merger Consideration price compared favorably to the multiples derived for the selected emerging market gaming companies in that they are within the range of multiples for such companies. CIBC was of the view that non-emerging market gaming companies are not necessarily comparable to the Company because non-emerging companies in general are much larger and more established than the Company and operate in larger and more established gaming markets, and, accordingly, the multiples for non-emerging companies typically would be higher. No company utilized in the above comparable company analysis is identical to the Company. Accordingly, an analysis of the foregoing is not purely mathematical and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect their public trading value.

2. COMPARABLE PRECEDENT TRANSACTION ANALYSIS. CIBC conducted a review of selected gaming transactions since 1995 in which a majority ownership position was purchased. The transactions selected were Trump's Castle Casinos/Trump Hotel & Casino Resorts Holdings L.P., Boomtown, Inc./Hollywood Park Inc., Par-a-Dice Gaming Corp./Boyd Gaming; Bally International/Hilton Hotels Corp., Louisiana Riverboat Gaming Partnership/Casino America Inc., Griffin Gaming & Entertainment/Sun International Hotels, Caesar's World/ITT Corp., Gold Strike Resorts/Circus Circus Enterprises, Inc., and Bally's Gaming International, Inc./Alliance Gaming. These transactions were analyzed to provide a reference point as to the "enterprise" valuation multiples for the Company. From the universe of transactions selected, there was a wide disparity in the multiples, which was directly related to the quality and size of the gaming markets where the target company operated. Therefore, the transactions were also separated into a small peer group consisting of transactions where the target company operated in emerging gaming markets. The small peer group consists of the Boyd Gaming/Par-a-Dice transaction, the Casino America, Inc./Louisiana Riverboat and Gaming Partnership transaction, and the Hollywood Park, Inc./Boomtown, Inc. transaction. CIBC calculated multiples for each transaction based on the ratios of enterprise value to each company's pre-acquisition latest twelve-month revenues, EBITDA, and EBIT. An analysis of enterprise value to latest twelve-month revenues for the entire universe of transactions selected yielded a range of multiples from 0.6x to 3.7x and a mean multiple of 1.8x, and for the small peer group yielded a range of multiples from 0.6x to 1.6x and a mean multiple of 1.3x. This analysis compares to 1.6x for the Company at the Merger Consideration price. An analysis of enterprise value to latest twelve-month EBITDA for the entire universe of transactions selected yielded a range of multiples from 5.2x to 13.8x and a mean multiple of 9.3x, and for the small peer group yielded a range of multiples from 5.2x to 5.7x and a mean multiple of 5.5x. This analysis compares to 6.0x for the Company at the Merger Consideration price. An analysis of enterprise value to latest twelve-month EBIT for the entire universe of transactions selected yielded a range of multiples from 6.0x to 46.3x and a mean multiple of 16.1x, and for the small peer group yielded a range of multiples from 6.0x to 10.2x and a mean multiple of 7.5x. This compares to 11.4x for the Company at the Merger Consideration price.

    In arriving at its opinion, CIBC took into account that, in general, the multiples available to the Company at the Merger Consideration compared favorably to the mean multiples derived for the selected transactions. CIBC noted that no transaction utilized in the above selected acquisition transaction analysis is identical to the Merger. Accordingly, an analysis of the foregoing is not purely mathematical and involves complex considerations and judgments concerning differences in financial and operating characteristics of the acquired companies in such transactions and other factors that could affect their acquisition and public trading values.

    CIBC also reviewed the premiums paid for all mergers in which a control position was obtained from January 1, 1996 to August 12, 1997 and applied the mean premiums paid for all mergers one day, one week and one month prior to the announcement date of such mergers to the Company's share price on such dates prior to the announcement date of the Merger (July 21, 1997). Although this analysis showed that at the Merger Consideration price the premium over the Company's per share market price compares favorably with the mean premiums paid in other merger transactions, this premiums analysis is not particularly meaningful for this transaction due to the Company Common Stock's lack of liquidity.

    CIBC's analysis also indicated a mean percentage premium of offer price to trading price one month prior to July 21, 1997, the first trading date following the announcement of the parties' intent to enter into the Merger Agreement (the "Announcement Date"), which significantly increased speculation that the Company would be sold, of 41.1% for all merger and acquisition transactions completed between January 1, 1996 and August 12, 1997, compared to a premium of 47.1% for the Company at the Merger Consideration (based on the market closing price for Company Common Stock of $4.25 on June 14, 1997); the percentage premium of offer price to trading price one week prior to the Announcement Date of 34.3% for the transactions described in the preceding clause compared to a premium of 25.0% for the Company at the Merger Consideration price (based on the market closing price for Common Stock on July 14, 1997 of $5.00); and the percentage premium of offer price to trading price one day prior to the Announcement Date of 28.6% for the transactions described in the preceding clause compared to a premium of 25% for the Company at the Merger Consideration (based on the market closing price for Common Stock on July 20, 1997). Although the mean percentage premiums over the Company's per share market price in general compare favorably with the percentage premiums paid in other merger transactions, CIBC did not believe that the percentage premiums analysis was particularly meaningful for the Merger because of the Company Common Stock's lack of liquidity.

3. DISCOUNTED CASH FLOW ANALYSIS. CIBC performed a discounted cash flow analysis for the Company on a stand-alone basis, based upon the Projections prepared by the Company for its five fiscal years ending December 31, 2001. The discounted cash flow analysis estimated the theoretical present value of the Company based on the sum of (i) the discounted cash flows which the Company could generate over a four-year period and (ii) a terminal value for the Company assuming the Company performs in accordance with the Projections.

    In arriving at its opinion, CIBC took into account that, in general, the Merger Consideration was within the range of present values of Company Common Stock derived from the discounted cash flow analysis based upon the Projections.

    CIBC's calculation of a theoretical terminal value of the Company was based upon a multiple of EBITDA in the fourth year. This terminal value and the cash flows generated by the Company were discounted using a discount rate to derive the enterprise value of the Company. The value of the equity was calculated by taking the enterprise value and subtracting long-term debt and adding cash on hand. Using discount rates of 12% to 16% and exit multiples of EBITDA of 5.0x to 6.0x, CIBC estimated that, based on a discounted cash flow analysis of the Projections, the present value of Company Common Stock would be in the range of $4.63 to $8.41 per share of Company Common Stock, or $6.41 per share using a 14% discount rate and a 5.5x exit multiple of EBITDA as compared to the Merger Consideration.

4. STOCK TRADING HISTORY. CIBC examined the history of the trading prices and volume for Company Common Stock and the relationship between movements in the prices of Company Common Stock. Although Company Common Stock has traded on the OTC Bulletin Board under the symbol "CGME" since October 1996, no established public trading market for Company Common Stock exists. As a result, Company Common Stock is fairly illiquid, having only traded on six days in the six month period prior to August 22, 1997. This illiquidity results in the quoted market price per share of Company Common Stock not being determinative of its fair value. In addition, the quoted market price per share of Company Common Stock at any particular time is not indicative of the sale price Stockholders may be able to currently obtain in the market for shares of Company Common Stock, especially if the market for Company Common Stock was more liquid. Accordingly, CIBC considered that Stockholders are unlikely to be able to sell more than minimal amounts of Company Common Stock at prices as high as any of the recently quoted market prices and that, therefore, this examination supports the CIBC Opinion.

    In addition to the financial analyses set forth above, CIBC considered a number of qualitative factors in arriving at the CIBC Opinion, including, without limitation, the following: (i) the sporadic, illiquid market for the Company Common Stock which effectively restricts the ability of holders of Company Common Stock to sell more than nominal amounts of such stock in the market and which results in the few shares which do trade being traded at depressed prices; (ii) the Company's current businesses, operations, and prospects and the possibility that the Company's operating results from its current operations could stagnate without raising and expending significant amounts of capital; (iii) the competitive environment in the Colorado gaming market; (iv) restrictions placed on growth in the industry by state regulations and tax rates, which effectively limit the Company's growth opportunities in Colorado; (v) the geographic concentration of the Company's operations in Colorado, which subjects the Company to greater risk in the event of a downturn in the Colorado gaming market; (vi) the Company's lack of a proven operating record; (vii) the lack of institutional research analyst coverage, which decreases the visibility of the Company in the financial markets; and (viii) the recent emergence of the Company from chapter 11 bankruptcy, which creates a negative perception of the Company.

    The summary set forth above is not a complete description of the analyses performed by CIBC. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, CIBC believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, creates an incomplete view of the evaluation process underlying the CIBC Opinion. In performing its analyses, CIBC made numerous assumptions with respect to industry performance, business and economic conditions, and other matters. The analyses performed by CIBC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    The Board of Directors selected CIBC as its financial advisor because CIBC is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, CIBC is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

    Pursuant to an engagement letter, dated September 5, 1997, CIBC has been paid a fee of $300,000 for rendering the CIBC Opinion. The Company has also agreed to reimburse CIBC for its out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify CIBC against certain liabilities arising out of or in connection with the services rendered by CIBC under the engagement, including liabilities under federal securities laws. The terms of the fee arrangement with CIBC, which are customary in transactions of this nature, were negotiated at arm's length between the Company and CIBC and, at the time it received the CIBC Opinion, the Board of Directors of the Company was aware of such arrangements.

    CIBC acted as financial advisor to the unofficial and official committee of the holders of 11 1/2% Senior Secured Paid-In-Kind Notes due 2000 in the restructuring and chapter 11 proceedings, respectively, of the Company's predecessor, Hemmeter Enterprises, Inc., from June 15, 1995 to June 7, 1996. CIBC also acted as exclusive sale agent for the M/V Grand Palais Riverboat which was owned by GPRI, one of the subsidiaries of the Predecessor Company, which was sold to Casino America, Inc. for in excess of $60 million in May 3, 1996.

SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required for the payment of the Merger Consideration is expected to be approximately $34.4 million. LRC has advised the Company that Ladbroke will pay for such obligations primarily from cash on hand or from the proceeds of borrowings under existing lines of credit. LRC has informed the Company that on the date of this Proxy Statement, Ladbroke or its parent corporation had cash resources and availability under existing lines of credit in excess of $800 million.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain United States federal income tax consequences of the Merger to holders whose shares of Company Common Stock are converted to cash in the Merger. This discussion does not purport to consider all aspects of federal income taxation that may be relevant to holders of Company Common Stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed, and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. No assurance can be given that future legislation, regulations, administrative interpretations, and court decisions will not significantly change these authorities, possibly with a retroactive effect.

    This discussion applies only to holders of Company Common Stock in whose hands shares of Company Common Stock are capital assets within the meaning of
Section 1221 of the Code, and may not apply to Company Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Company Common Stock subject to special tax provisions (including, but not limited to, insurance companies, banks, regulated investment companies, tax-exempt organizations, and broker-dealers) who may be subject to special rules under the Code. This discussion does not discuss the federal income tax consequences to a holder of Company Common Stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust, nor does it consider the effect of any foreign, state, or local tax laws.

    The receipt of cash for Company Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, or foreign tax laws. The tax consequences of such receipt pursuant to the Merger may vary depending upon, among other things, the particular circumstances of the Stockholder. In general, for federal income tax purposes, a Stockholder will recognize gain or loss equal to the difference between the Stockholder's adjusted tax basis in Company Common Stock and the amount of cash received in exchange for such Company Common Stock. Gain or loss must be determined separately for each block of

Company Common Stock (I.E., Company Common Stock acquired at the same cost in a single transaction) converted into cash in the Merger. For non-corporate Stockholders who hold Company Common Stock as a capital asset, gain or loss recognized as a result of the Merger will be treated as a capital gain or loss, provided that the Company is not treated for federal income purposes as a "collapsible corporation." In the opinion of the Company's management, the Company is not a collapsible corporation for federal income tax purposes. Under the Tax Payer Relief Act of 1997 (the "TRA"), which became law on August 5, 1997, the long-term capital gain holding period was increased from 12 months to 18 months and the maximum long-term capital gain tax rate was reduced from 28% to 20%. Under the TRA, a gain or loss will be a long-term capital gain or loss with respect to Company Common Stock held for more than 18 months at the Effective Time of the Merger. Any gain on Company Common Stock held for less than 18 months but more than 12 months at the Effective Time will be taxable at the maximum capital gains tax rate of 28%. Any gain on Company Common Stock held for less than 12 months at the Effective Time will be taxable as ordinary income, which is taxed at rates up to 39.6%.

    In the case of a corporate Stockholder, capital losses are allowed only to the extent of capital gains. In the case of a non-corporate Stockholder, capital losses are allowed only to the extent of capital gains plus the lesser of (i) $3,000 ($1,500 in the case of a married individual filing a separate return) or (ii) the excess of losses over such gains. Generally, a corporation may carry its excess capital loss back three years or forward five years, subject to certain provisions of the Code. Generally, in the case of a non-corporate taxpayer, excess capital losses may be carried forward indefinitely and used each year, subject to the $3,000 limitation ($1,500 in the case of a married individual filing a separate return), until the loss is exhausted.

    Payments to a Stockholder in connection with the Merger may be subject to "backup withholding" at a rate of 31%, unless the Stockholder (i) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (ii) provides a correct tax identification number ("TIN") to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Stockholder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's federal income tax liability. Each Stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such
exemption.   Stockholders whose Company Common Stock is converted into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 or, in the case of foreign Stockholders, a Form W-8 and submitting it to the Paying Agent.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD
CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER INCOME TAX LAWS.

STOCK OPTION AGREEMENT

    In connection with the Merger Agreement and the Merger, LRC and the Company entered into the Stock Option Agreement, pursuant to which the Company granted to LRC the Option entitling LRC to purchase up to 1,022,638 shares of Company Common Stock (the "Option Shares") under the circumstances described below at an initial cash price per share of Company Common Stock equal to $6.25 (such price as adjusted as provided in the Stock Option Agreement, the "Option Price"). The Stock Option Agreement provides that in no event will the number of shares of Company Common Stock for which the Option is exercisable exceed 19.9% of the Company Common Stock issued and outstanding at the time of exercise.

    LRC may exercise its Option, in whole or in part, if, but only if, a Triggering Event (as defined below) has occurred prior to the occurrence of an Exercise Termination Event (as defined below), provided that Ladbroke notifies the Company in writing of such exercise within 180 days following the first such Triggering Event.

    As defined in the Stock Option Agreement, a "Triggering Event" means the occurrence of any event which would cause the Merger Agreement to become terminable: (i) by Ladbroke, if any of the conditions to obligations of any party or conditions to obligations of Ladbroke and the Acquisition Sub under the Merger Agreement have not been met or waived, but only at and after such time as such condition can no longer be satisfied and only if at the time of such termination there is an outstanding Acquisition Proposal (as defined in the Merger Agreement) which has not been withdrawn; (ii) by the Company in connection with entering into a definitive agreement constituting a Superior Proposal (as defined in the Merger Agreement), subject to compliance with applicable provisions in the Merger Agreement relating thereto; or (iii) by either Ladbroke or the Company, if the Stockholders fail to approve and adopt the Merger Agreement.

    As defined in the Stock Option Agreement, an "Exercise Termination Event" means (i) the Effective Time of the Merger; (ii) the termination of the Merger Agreement pursuant to the terms thereof if such termination precedes the occurrence of a Triggering Event; or (iii) the passage of eighteen months after the termination of the Merger Agreement if such termination follows or occurs at the same time as a Triggering Event.

    The Stock Option Agreement provides that in the event that any additional shares of Company Common Stock are issued or otherwise become outstanding after the date of the Stock Option Agreement, the aggregate number of shares of Company Common Stock purchasable upon exercise of the Option will automatically be increased so that, after such issuance, such number equals 19.9% of the number of shares of Company Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Any such increase shall not affect the Option Price. In the event of any change in the outstanding shares of Company Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combination, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Company Common Stock purchasable pursuant to the Option will be appropriately adjusted. Whenever the number of shares of Company Common Stock purchasable upon exercise of the Option is adjusted as described above, the Option Price will be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of shares of Company Common Stock purchasable prior to the adjustment and the denominator of which is equal to the number of shares of Company Common Stock purchasable after the adjustment.

    Under the Stock Option Agreement, upon the occurrence of a Triggering Event that occurs prior to an Exercise Termination Event, at the request of LRC delivered within twelve months of such Triggering Event, the Company will prepare, file, and keep current a registration statement under the Securities Act of 1933 covering any shares issued or issuable pursuant to the Option, and to use its reasonable best efforts to cause such registration statement to become effective and remain current (for a period not to exceed 180 days) in order to permit the sale or other disposition of Option Shares in accordance with any plan of disposition requested by LRC. Under the Stock Option Agreement, LRC may demand two registrations and the Company will bear the costs of each registration.

    The Stock Option Agreement also provides that LRC may require that the Company repurchase the Option from LRC. At any time after the occurrence of a Repurchase Event (as defined below), (i) at the request of LRC, delivered prior to an Exercise Termination Event, the Company will repurchase the Option at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event, the Company will repurchase such number of the Option Shares from the Owner as the Owner designates at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. Under the Stock Option Agreement, the term "market/offer price" means the highest of (i) the price per share of Company Common Stock at which a tender or exchange offer has been made;
(ii) the price per share of Company Common Stock to be paid by any third party pursuant to an agreement with the Company; (iii) the highest closing price for shares of Company Common Stock within the six-month period immediately preceding the date Ladbroke gives notice of the required repurchase of the Option or the Owner gives notice of the required repurchase of Option Shares; or (iv) in the event of a sale of all or substantially all of the Company's assets, the sum of the net price paid in such sale for such assets and the current market value of the Company's remaining net assets, divided by the number of shares of Company Common Stock outstanding at the time of such sale. In the event that an offer is made for Company Common Stock involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Company Common Stock will be determined by a nationally recognized investment banking firm. A "Repurchase Event" will be deemed to have occurred upon: (i) the acquisition by any entity, other than LRC or a subsidiary of LRC, of beneficial ownership of 50% or more of the then outstanding Company Common Stock; or (ii) the consummation of any Acquisition Proposal.

    The time periods for the exercise of certain rights under the Stock Option Agreement will be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (including required Colorado gaming and liquor regulatory approvals) and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") by reason of such exercise.

    The Stock Option Agreement provides that the Total Profit of LRC (as defined below) may not exceed the lesser of $3,000,000 or, when added to any Termination Fee, $4,500,000 and, if it otherwise would exceed such amount, LRC, at its sole election, will either (i) reduce the number of shares of Company Common Stock subject to the Option, (ii) deliver to the Company for cancellation Option Shares previously purchased by LRC, (iii) pay cash to the Company, or
(iv) any combination thereof, so that LRC's actually realized Total Profit does not exceed such amount after taking into account the foregoing actions.

    As defined in the Stock Option Agreement, the term "Total Profit" means the aggregate amount (before taxes) of the following: (i)(A) the amount received by Ladbroke pursuant to the Company's repurchase of the Option (or any portion thereof) or any Option Shares pursuant to the Stock Option Agreement, less, in the case of any repurchase of Option Shares, (B) LRC's purchase price for such Option Shares, as the case may be, (ii)(A) the net cash amounts received by LRC pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (B) LRC's purchase price of such Option Shares, and (iii) any Notional Total Profit (as defined below).

    The term "Notional Total Profit" with respect to any number of shares as to which LRC may propose to exercise the Option shall be the Total Profit determined as of the date of such proposal assuming that the Option was exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by LRC and its affiliates as of such date were sold for cash at the closing market price for Company Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

ACCOUNTING TREATMENT

    The Merger will be accounted for under the "purchase" method of accounting. As a result, Ladbroke's consolidated financial statements will include the Company's operations only for periods after the Effective Time of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain officers and directors of the Company have interests in the Merger that are in addition to their interests as Stockholders and have participated in the negotiations of the terms of the Merger Agreement and the transactions contemplated thereby. The Company's Board was aware of theses interests and considered them along with the other matters described above. See "Recommendation of the Board of Directors."

    ACCELERATED VESTING OF MANAGEMENT AND DIRECTOR STOCK

    Pursuant to the Management Incentive and Non-Employee Director Stock Plan (the "Stock Plan"), upon a Change of Control (as defined in the Stock Plan) of the Company, all restrictions on shares of restricted Company Common Stock issued pursuant to the Stock Plan or issuable to participating key employees and non-employee directors lapse and such shares fully vest and become nonforfeitable. Under the Stock Plan, the Merger constitutes a Change of Control. In addition, the Stock Plan will be amended effective immediately prior to the Effective Time of the Merger to provide that each non-employee director will receive an additional 2,315 shares of Company Common Stock, which represents the number of shares of Company Common Stock each director would have been awarded upon re-election under the Stock Plan at the Company's 1998 annual meeting of Stockholders. Because the directors had the expectation, upon initially agreeing to serve on the Company's Board of Directors, that their tenure on the Board would have continued at least through such annual meeting, the Company believes that such amendment is appropriate. Accordingly, 259,630 shares of restricted Company Common Stock issued or issuable to key employees and non-employee directors under the Stock Plan as proposed to be amended will vest and become nonforfeitable at the Effective Time of the Merger. The number of such shares, and the value of such shares (based on the $6.25 per share Merger Consideration) to be received by each of the Company's officers and directors as a group is 259,630 shares ($1,622,687.50) and to be received by each such person individually is as follows: Stephen J. Szapor, Jr., Chief Executive Officer, President, and Director -- 120,000 ($750,000); Alan L. Mayer, Senior Vice President, Chief Legal Officer, and Secretary -- 46,296 ($289,350); Richard Rabin, Senior Vice President of Operations -- 46,296 ($289,350); Robert Stephens, Vice President of Finance and Treasurer -- 18,518 ($115,737.50); Jack Breslin, Vice President of Marketing -- 10,000 ($62,500); Philip J. DiBerardino, Director -- 4,630 ($28,937.50); Steve Leonard, Director -- 4,630 ($28,937.50); Mark van
Hartesvelt, Director -- 4,630 ($28,937.50); and Franklin S. Wimer, Director -- 4,630 ($28,937.50).

    EMPLOYMENT CONTRACTS

    Under the Merger Agreement, Mr. Szapor, Mr. Mayer, Mr. Rabin, Mr. Stephens, and Mr. Breslin will continue to be employed by the Company under the terms of their current employment agreements.

    UNIROCK MANAGEMENT

    The Company has agreed to pay UniRock Management Corporation, an investment banking firm, a fee of $250,000 for services rendered in connection with structuring and negotiating the Merger and the Merger Agreement.
Mr. Franklin S. Wimer, Chairman of the Board of Directors of the Company, is the President of UniRock Management Corporation.

    AGREEMENT CONCERNING TRANSFER AND VOTING OF SHARES

    As a condition to LRC entering into the Merger Agreement, each Company director was required to enter into an agreement with LRC regarding the transfer and voting of Company Common Stock (the "Director Agreements"). Pursuant to the Director Agreements, each director has agreed, among other things, to vote or cause to be voted all shares of Company Common Stock over which he exercises voting control ("Shares") in favor of approval and adoption of the Merger Agreement. The number of such Shares aggregates 167,036, or approximately 3.2% of the shares of Company Common Stock entitled to vote on approval and adoption of the Merger Agreement. In addition, under the Director Agreements each director has agreed that, until September 30,1998 or, if the Merger Agreement is extended in accordance with its terms, such extended date, he will not sell, transfer, pledge, or otherwise dispose of any Shares without LRC's written consent. The Director Agreements will terminate upon the Merger Agreement terminating in accordance with its terms. See "Beneficial Ownership of Securities."

REGULATORY MATTERS

    ANTITRUST MATTERS

    Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), provides that certain acquisition transactions may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the waiting period under the HSR Act has terminated. The Company and Ladbroke expect to file the required information with the Antitrust Division and the FTC with respect to the Merger in late November or early December, 1997. The Company and Ladbroke will request early termination of the waiting period under the HSR Act with respect to the Merger.

    Transactions such as the Merger may be investigated by the Antitrust Division or the FTC notwithstanding the termination of the waiting period applicable to the Merger under the HSR Act. Before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of all Company Common Stock or of substantial assets of Ladbroke and/or the Company. Private parties may also bring legal action under antitrust laws under certain circumstances.

    STATE GAMING AND LIQUOR REGULATIONS

    COLORADO GAMING REGULATIONS. The Colorado Division of Gaming (the "Division") within the Colorado Department of Revenue, under the supervision of the Colorado Limited Gaming Control Commission (the "Gaming Commission"), regulates the conduct of limited stakes gaming in Colorado. It is illegal to operate a gaming facility without a license issued by the Gaming Commission. Under Colorado gaming regulations, a person or entity may not sell, lease, purchase, convey, acquire, or pledge a direct or indirect interest in an entity licensed to conduct limited stakes gaming in Colorado without the prior approval of the Gaming Commission, with certain limited exceptions. Because the Merger will result in such an acquisition by Ladbroke, the Merger requires approval of the Gaming Commission. Accordingly, the Merger Agreement provides that consummation of the Merger is subject to, among other things, the Gaming Commission's prior approval. The Division or the Gaming Commission will require Ladbroke and the Company and various key employees, officers, and directors of Ladbroke, the Company, and certain parent, subsidiary, and affiliated companies of Ladbroke and the Company, to provide extensive information in its review of the Merger and grant or deny such approval based on whether it determines Ladbroke to be a "suitable" purchaser. Any failure or refusal of such entities or persons to provide the requested information may detrimentally impact the ability of Ladbroke to obtain the necessary approval of the Gaming Commission. There can be no assurance that the Gaming Commission will approve the Merger. See "Business of the Company -- Colorado Gaming Regulation."

    LIQUOR REGULATION. The sale of alcoholic beverages is subject to licensing, control, and regulation by applicable state and local agencies (the "Liquor Agencies"). All liquor licenses are renewable, revocable, and non-transferable. The Liquor Agencies have full powers to limit, condition, suspend, or revoke any liquor license. The Company's liquor licenses will be deemed to have been transferred as a result of the Merger. This deemed transfer must be approved by the Liquor Agencies. There can be no assurance that such approval will be obtained. See "Business of the Company--Non-Gaming Regulation."

    OTHER GOVERNMENTAL APPROVALS

    Other than the issuance of a certificate of merger by the Secretary of State of Delaware, and those described above, the Company is aware of no other federal or state regulatory requirements that must be complied with or approvals that must be obtained prior to the consummation of the Merger.

EFFECT OF MERGER ON THE NOTES

    As of September 30, 1997, the Company had outstanding $52.9 million aggregate principal amount of its 12% Senior Secured Pay-In-Kind Notes due 2003 (the "Notes"). The Notes were issued under an Indenture, dated as of June 7, 1996 (the "Indenture"), among the Company, as issuer, and certain of its subsidiaries, as guarantors, and State Street Bank and Trust Company, as successor in interest to Fleet National Bank, as trustee. Pursuant to the Indenture, the Company may not consolidate or merge with or into another entity without the consent of the holders of the Notes unless, among other things, (i) the Company is the surviving corporation or the surviving corporation expressly assumes all of the Company's obligations under the Indenture; (ii) certain financial tests are met; and (iii) the transaction will not result in the loss of any license necessary for continued operation. Upon consummation of the Merger, the Company will be the surviving corporation, the relevant financial tests will be met, and all necessary licenses for operation will be maintained. Accordingly, consummation of the Merger as contemplated by the Merger Agreement will not require the consent of the holders of the Notes under the terms of the Indenture.

    The Indenture provides that, in the event of a Change of Control (as defined in the Indenture), each holder of Notes will have the right to require the Company to purchase all or any part of such holder's Notes at a cash purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. Consummation of the Merger will result in a Change of Control under the Indenture. As a result, the holders of Notes will be entitled to tender their Notes for repurchase following consummation of the Merger. Ladbroke has assured the Company that it has sufficient cash on hand or available under existing lines of credit and other financial resources to repurchase any tendered Notes.

EFFECT OF MERGER ON THE CREDIT FACILITY

    On June 7, 1996, the Company entered into a $12.5 million revolving credit facility (the "Credit Facility") with Foothill Capital Corporation. On September 30, 1997, the outstanding principal balance of the Credit Facility was $435,000. Pursuant to the Credit Facility, the Company will be in default if it
merges with or into another entity.   Accordingly, the Merger would constitute a
default under the Credit Facility. In connection with the Merger, the Company intends to seek a waiver of such default under or amend the Credit Facility to avoid such default, or terminate the Credit Facility.

                                 THE MERGER AGREEMENT

    The following is a brief summary of all material terms and certain other provisions of the Merger Agreement, which is attached as Annex I and Annex II and is incorporated herein by reference. See also "The Merger--Payment of the Merger Consideration," and "--Interests of Certain Persons in the Merger" for summaries of certain other provisions of the Merger Agreement. All such summaries are qualified in their entirety by reference to the Merger Agreement.

GENERAL

    At the Effective Time of the Merger, pursuant to the Merger Agreement as assigned by LRC to Ladbroke, the Acquisition Sub will merge with and into the Company. The Company will be the Surviving Corporation and become a wholly owned subsidiary of Ladbroke. At the Effective Time of the Merger, the separate existence and corporate organization of the Acquisition Sub will cease. The Company, as the Surviving Corporation, will succeed, insofar as permitted by law, to all of the rights, assets, liabilities, and obligations of the Acquisition Sub in accordance with the DGCL.

ASSIGNMENT

    The amendment to the Merger Agreement, dated as of October 21, 1997, provides that the Merger Agreement, and any of the rights, interests, or obligations under the Merger Agreement, may not be assigned, except that (i) LRC may assign its rights, interests, and obligations to any direct or indirect wholly owned subsidiary of Ladbroke Group and (ii) Acquisition Sub may assign its rights, interests, and obligations to LRC or to any direct or indirect wholly owned subsidiary of Ladbroke Group. Pursuant to the Merger Agreement, no such assignment by Acquisition Sub will relieve Acquisition Sub of any of its obligations under the Merger Agreement.

    Upon assignment by LRC to Ladbroke, all references in the Merger Agreement to LRC will be deemed to be references to Ladbroke. LRC has advised the Company that it intends to make such an assignment to Ladbroke prior to the Effective Time of the Merger. The following description of the Merger Agreement assumes that such assignment and assumption has been completed and therefore references in the original Merger Agreement to LRC have been changed to reflect the obligations as assumed by Ladbroke.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Merger Agreement contains representations and warranties by the Company, subject to certain exceptions, relating to, among other things: (a) its and its subsidiaries' due organization, good standing, power and authority, and qualification or licensing to do business, and similar corporate matters;
(b) its and its subsidiaries' capital structure; (c) authorization, execution, delivery, performance, and enforceability of the Merger Agreement and related agreements; (d) (i) no contraventions, violations, breaches, or defaults which would result from the Company's execution of and compliance with the Merger Agreement and related transactions and (ii) no required consents or approvals necessary for the Company's execution of and compliance with the Merger Agreement and related transactions; (e) its filings with the Securities and Exchange Commission ("SEC") and the accuracy and adequacy of the financial statements and other information contained therein; (f) absence of certain changes or events; (g) no undisclosed liabilities; (h) accuracy and adequacy of information supplied in this Proxy Statement; (i) litigation; (j) labor matters;
(k) employee benefits and ERISA; (l) taxes; (m) compliance with applicable laws;
(n) environmental matters; (o) owned and leased real property; (p) intellectual property; (q) insurance; (r) state takeover statutes; (s) brokers' fees; and (t) effectiveness of the order confirming the First Amended Joint Plan of Reorganization of Hemmeter Enterprises Inc., BWBH, Inc., BWCC, Inc., and Millsite 27, Inc.

REPRESENTATIONS AND WARRANTIES OF LADBROKE AND THE ACQUISITION SUB

    The Merger Agreement contains representations and warranties by Ladbroke and the Acquisition Sub, subject to certain exceptions, relating to, among other things: (a) their due organization; (b) authorization, execution, delivery, performance, and enforceability of the Merger Agreement and related agreements;
(c) (i) no contraventions, violations, breaches, or defaults which would result from their execution of and compliance with the Merger Agreement and related transactions and (ii) no required consents or approvals necessary for their execution of and compliance with the Merger Agreement and related transactions;
(d) accuracy of information supplied; (e) availability of funds sufficient to consummate the Merger; (f) interim operations of the Acquisition Sub; (g) litigation; and (h) brokers' fees.

CERTAIN COVENANTS OF THE COMPANY

    Pursuant to the Merger Agreement, the Company has agreed that, during the period from the date of the Merger Agreement until the Effective Time of the Merger, except as permitted under the Merger Agreement or any other agreement executed by Ladbroke or as otherwise consented to in writing by Ladbroke, the Company will, and will cause its subsidiaries to, among other things, carry on their respective businesses in the ordinary course and use reasonable efforts to preserve their present business organizations, keep available the services of their present officers and employees, and preserve their relationships with persons having business dealings with them. In addition, the Company has agreed that, prior to the Effective Time of the Merger, it will not, and will cause its subsidiaries not to, do any of the following, among other things, except as permitted under the Merger Agreement or any other agreement executed by Ladbroke or as otherwise consented to in writing by Ladbroke: (a) (i) declare or pay any dividend or other distribution in respect of any of the Company Common Stock, except dividends by a subsidiary to the Company, (ii) split, combine, or reclassify any of the Company's capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or (iii) repurchase, redeem, or otherwise acquire any shares of capital stock of the Company or any subsidiary of the Company or any rights, warrants, or options to acquire any such shares;
(b) issue, deliver, sell, pledge, or encumber any shares of its or its subsidiaries' capital stock or any securities convertible into, or any rights, warrants, calls, subscriptions, or options to acquire, any such shares or convertible securities; (c) amend or propose to amend its or its subsidiaries' respective Certificate of Incorporation or By-laws; (d) acquire or agree to acquire (i) any business or business organization or (ii) any assets which, individually or in the aggregate, are material to the Company or any of its subsidiaries, except the purchase of inventory and supplies in the ordinary course of business, subject to certain exceptions set forth in the Merger Agreement; (e) sell, lease, license, encumber, or otherwise dispose of any of the Company's or its subsidiaries' assets or agree to do so, other than in the ordinary course of business; (f) make or agree to make any capital expenditures in excess of $2,000,000 in the aggregate during the period from the date the Merger Agreement was executed through the end of the Company's current fiscal year and $1,000,000 per fiscal quarter thereafter; (g) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire or guarantee any such securities, other than in the ordinary course under existing credit facilities; (h) make any tax election that would have a material effect on the tax liability of the Company or compromise any income tax liability of the Company or any subsidiary that would materially affect their respective aggregate tax liabilities; (i) pay, settle, or otherwise satisfy any claims, liabilities, or obligations, or waive the benefits of or modify any confidentiality, standstill, or similar agreement to which the Company or any of its subsidiaries is a party, other than payment in the ordinary course of liabilities recognized or disclosed in the Company's financial statements; (j) enter into, modify, or terminate any material agreement to which the Company or any of its subsidiaries is a party subject to certain exceptions; (k) (i) grant any increase in compensation to any director, officer, or employee, except for increases for employees (other than officers) in the ordinary course of business, (ii) pay or agree to pay any employee benefit not required or contemplated by any of the existing Benefit Plans (as defined in the Merger Agreement) in effect on the date the Merger Agreement was executed, (iii) enter into any new employment, severance, or termination agreement with any director, officer, or employee, or (iv) except as may be required to comply with applicable law, become obligated under any Benefit Plan not in existence on the date the Merger Agreement was executed; and
(l) other than in the ordinary course of business, take any action with respect to accounting policies and procedures.

    In addition, the Company has covenanted that it will not, and will not permit any of its subsidiaries to, take any action that would, or would reasonably be expected to, result in: (a) any of the Company's representations and warranties that are qualified as to materiality being untrue; (b) any of such representations and warranties that are not qualified as to materiality being materially untrue; (c) any condition to the Merger set forth in the Merger Agreement not being satisfied; or (d) a Material Adverse Effect (as defined in the Merger Agreement).

    The Merger Agreement further provides that: (a) the Company and certain associated persons and agents will not discuss, solicit, encourage, or participate in any negotiations regarding an Acquisition Proposal (as defined in the Merger Agreement) or furnish any information with respect thereto, subject to certain exceptions in connection with the exercise of applicable fiduciary duties; (b) neither the Board of Directors nor any committee thereof will (i) withdraw or modify its approval or recommendation regarding the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (ii) enter into any agreement with respect to any Acquisition Proposal, subject to certain exceptions in connection with the exercise of applicable fiduciary duties; (c) the Company will inform Ladbroke of the receipt and material terms and conditions of any Acquisition Proposal; and (d) Ladbroke has the right to amend the Merger Agreement to meet or exceed the terms and conditions of any Superior Proposal (as defined in the Merger Agreement) and thereby require the Company to reject the Superior Proposal.

    The Merger Agreement also provides that the Company will cooperate with Ladbroke and the Acquisition Sub and use its best efforts to obtain, prior to the Effective Time of the Merger: (a) certain consents required to be obtained as a result of the Merger; (b) acceptance by the United States Environmental Protection Agency of certain real property interests conveyed to it; and (c) acceptance, without reservation of rights, by insurance carriers whose policies cover such liability, of any Company liability with respect to the litigation disclosed in the Disclosure Schedule to the Merger Agreement.

ADDITIONAL AGREEMENTS

    Pursuant to the Merger Agreement, the Company has agreed to duly call, give notice of, and convene the Special Meeting and to recommend approval and adoption of the Merger Agreement. The Company has further agreed to prepare and file this Proxy Statement and respond to SEC comments with respect hereto in cooperation with, and with the approval of, Ladbroke. Also under the Merger Agreement, the Company agreed to provide Ladbroke access to information regarding the Company and its subsidiaries, subject to certain restrictions on Ladbroke's disclosure of such information. The Company and Ladbroke have agreed to comply promptly with all legal requirements imposed with respect to the Merger and to use their commercially reasonable efforts to obtain any consent, approval, order, or authorization of, or any exemption by or waiver from, the Colorado Division of Gaming, the State of Colorado Limited Gaming Control Commission, or any other public or private third party required to be obtained or made in connection with the Merger or the taking of any action contemplated thereby or by the Merger Agreement or related thereto. The Merger Agreement also provides that each party shall pay its own fees and expenses whether or not the Merger is consummated. The Company has agreed to pay Ladbroke the sum of $3,000,000, if (i) Ladbroke terminates the Merger Agreement because the Company has failed to satisfy certain conditions precedent to Ladbroke's and the Acquisition Sub's obligations to effect the Merger and comply in all material respects with each covenant and agreement required by the Merger Agreement and Stock Option Agreement to be performed or complied with by the Company prior to or at the Effective Time of the Merger, and, at the time of such termination, an Acquisition Proposal is outstanding and has not been withdrawn; (ii) the Company terminates the Merger Agreement in connection with entering into a definitive agreement constituting a Superior Proposal (as defined in the Merger Agreement); or (iii) either party terminates the Merger Agreement because the Stockholders fail to approve and adopt the Merger Agreement and, within twenty-four months of such termination, the Company consummates an Acquisition Proposal with a third party. In addition, if the Company is required to pay the Termination Fee, the Company has agreed to pay the documented out-of-pocket fees and expenses of Ladbroke and the Acquisition Sub incurred in connection with the Merger, the preparation and negotiation of the Merger Agreement and the Stock Option Agreement and the consummation of any transactions contemplated thereby, up to a maximum of $500,000. The Company and Ladbroke have agreed to consult with each other and to obtain each other's written approval before issuing press releases or any public statements regarding the Merger, except to the extent required by applicable law. The Company has agreed to give Ladbroke prompt notice of (a) any representation or warranty which is qualified as to materiality becoming untrue, (b) any representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, and (c) the failure to comply with or satisfy in any material respect any covenant, condition, or agreement in the Merger Agreement. The Company has also agreed to neither settle any litigation by any Stockholder relating to the Merger, the Merger Agreement or the Stock Option Agreement without prior written consent of Ladbroke, nor cooperate with any third party in an effort to oppose the Merger, and to cooperate with Ladbroke to resist any such effort. Ladbroke and the Acquisition Sub have agreed that they will not, nor will they permit any subsidiaries to, take any action that would, or would reasonably be expected to, result in (a) any of the representations and warranties that are qualified as to materiality becoming untrue, (b) any representations and warranties that are not so qualified becoming materially untrue, or (c) certain conditions to the Merger not being satisfied.

CONDITIONS TO OBLIGATIONS OF EACH PARTY

    The Merger Agreement provides that the respective obligations of each party to consummate the Merger are subject to satisfaction of the following conditions, among others: (a) obtaining the requisite approval and adoption of the Merger Agreement by the Stockholders; (b) no statute, rule, regulation, executive order, decree, ruling, injunction, or other order shall have been enacted, entered, promulgated, or enforced by any governmental entity which prohibits, restrains, or enjoins the consummation of the Merger; and (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

CONDITIONS TO OBLIGATIONS OF THE COMPANY

    The Merger Agreement provides that obligations of the Company to consummate the Merger are subject to satisfaction of the following conditions, among others: (a) Ladbroke's and the Acquisition Sub's respective performance and compliance in all material respects with each covenant, agreement, and condition required by the Merger Agreement to be performed or complied with by it prior to or at the Effective Time of the Merger, the accuracy of the representations and warranties of Ladbroke contained in the Merger Agreement, and receipt by the Company of a certificate signed by an authorized officer of Ladbroke to the foregoing effect; and (b) receipt by the Company of an opinion of O'Melveny & Myers LLP, counsel for Ladbroke and the Acquisition Sub, substantially in the form of Exhibit A to the Merger Agreement.

CONDITIONS TO OBLIGATIONS OF LADBROKE AND THE ACQUISITION SUB

    The Merger Agreement provides that the respective obligations of Ladbroke and the Acquisition Sub to consummate the Merger are subject to satisfaction of the following conditions, among others: (a) the Company's performance and compliance in all material respects with each covenant, agreement, and condition required by the Merger Agreement to be performed or complied with by the Company prior to or on the Effective Time of the Merger, the accuracy of the representations and warranties of the Company contained in the Merger Agreement, and receipt by Ladbroke of a certificate signed by an authorized officer of the Company to the foregoing effect; (b) no action or proceeding pending against Ladbroke or the Company before any governmental entity which is reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement) or to prohibit, restrain, enjoin, or restrict the consummation of the Merger; (c) all consents, approvals, authorization, and permits of, actions by, filings with, or notifications to, governmental entities and third parties required in connection with the Merger shall have been obtained, taken, or made; (d) the employment agreements in effect between the Company and Stephen J. Szapor, Jr., Alan L. Mayer, Richard Rabin, Robert J. Stephens, and Jack Breslin shall be in effect at the Effective Time of the Merger; (e) Stockholders holding no more than 5% of the outstanding Company Common Stock shall have demanded appraisal rights; (f) receipt by Ladbroke and the Acquisition Sub of an opinion of LeBoeuf, Lamb, Greene & MacRae L.L.P., counsel for the Company, substantially in the form of Exhibit B to the Merger Agreement; (g) termination or amendment, satisfactory to Ladbroke, of the Registration Rights Agreement, dated June 7, 1996 to which the Company is a party; and (h) receipt of all consents necessary or appropriate, in the judgment of Ladbroke, of a certain lease and option to purchase between BWBH, Inc. and certain other parties relating to the land on which Bullwhackers Black Hawk is situated.

TERMINATION

    The Merger Agreement may be terminated and the Merger may be abandoned before the Effective Time of the Merger, notwithstanding approval and adoption of the Merger by the Stockholders: (a) by mutual written consent of Ladbroke and the Company; (b) by Ladbroke or the Company, if the Merger shall not have been consummated on or before September 30, 1998, which date may be extended by the mutual written consent of Ladbroke and the Company; (c) by the Company, if any of the conditions to obligations of the Company have not been met or waived, but only at and after such time as such condition can no longer be satisfied;
(d) by Ladbroke, if any of the conditions to obligations of Ladbroke and the Acquisition Sub have not been met or waived, but only at and after such time as such condition can no longer be satisfied; (e) by the Company in connection with entering into a definitive agreement constituting a Superior Proposal, subject to compliance with applicable provisions in the Merger Agreement relating thereto; (f) by either Ladbroke or the Company, if the Stockholders fail to approve and adopt the Merger Agreement; (g) by Ladbroke, at any time prior to October 22, 1997, if the results of Ladbroke's review and examination of the books and records, assets, liabilities, commitments, business, and prospects of the Company are not satisfactory to Ladbroke; and (h) by either Ladbroke or the Company, if, by September 5, 1997, the opinion of CIBC has not been received or, if received, is not reasonably satisfactory in form and content. The deadlines for termination pursuant to subsections (g) and (h) above have expired.

    If the Merger Agreement is terminated, the Merger Agreement will become void and there will be no liability on the part of any party to the Merger Agreement, except payment of the Termination Fee by the Company, if required by the Merger Agreement. However, termination of the Merger Agreement will not relieve any party thereto from liability for any breach of the Merger Agreement or affect the validity, enforceability, or effectiveness of the Stock Option Agreement.

                                   APPRAISAL RIGHTS

    Section 262 of the DGCL ("Section 262") entitles holders of shares of Company Common Stock who object to the Merger and who follow the procedures prescribed by Section 262, to have the "fair value" of their shares at the Effective Time of the Merger (exclusive of any element of value arising from accomplishment or expectation of the Merger) judicially appraised and paid to them in cash.

    Set forth below is a summary of the procedures relating to the exercise of the appraisal rights provided to the holders of the Company Common Stock pursuant to Section 262. This summary does not purport to be a complete statement of appraisal rights under Section 262 and is qualified in its entirety by reference to Section 262, which is reproduced in full as Annex IV attached to this Proxy Statement and to any amendments to such provisions of the DGCL as may be adopted after the date of this Proxy Statement.

    ANY HOLDER OF COMPANY COMMON STOCK CONTEMPLATING THE POSSIBILITY OF EXERCISING APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW THE TEXT OF ANNEX IV (PARTICULARLY THE PROVISIONS RELATING TO THE SPECIFIED PROCEDURAL STEPS REQUIRED TO PERFECT APPRAISAL RIGHTS, WHICH STEPS ARE COMPLEX) AND ALSO SHOULD CONSULT SUCH HOLDER'S LEGAL COUNSEL. SUCH APPRAISAL RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 262 ARE NOT FULLY AND PRECISELY SATISFIED.

    Holders of record of Company Common Stock who desire to exercise their appraisal rights must fully satisfy all of the following conditions. Such holders may neither vote in favor of the Merger nor consent to the Merger in writing to properly exercise their appraisal rights, in addition to complying with the other requirements of Section 262. A written demand for appraisal of shares of Company Common Stock must be delivered to the Secretary of the Company before the taking of the vote on the approval and adoption of the Merger Agreement. Any holder of record of Company Common Stock seeking appraisal rights must hold the shares for which appraisal is sought on the date of the making of the demand, continuously hold such shares through the Effective Time of the Merger, and otherwise comply with the provisions of Section 262.

    A demand for appraisal must be executed by or for the holder of record of Company Common Stock, fully and correctly, as such holder's name appears on the stock certificates. If shares for which appraisal is sought are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares for which appraisal is sought are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a holder of record of Company Common Stock; provided that the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

    A record owner, such as a broker, who holds shares of Company Common Stock as a nominee for others, may exercise appraisal rights with respect to such shares held for all or less than all beneficial owners of such shares as to which the holder is the record owner. In such case, the written demand must set forth the number of shares of Company Common Stock covered by such demand.
Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Company Common Stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of the Special Meeting.

    Record holders of Company Common Stock who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, Colorado Gaming & Entertainment Co., 12596 West Bayaud Avenue, Suite 450, Lakewood, Colorado 80228. The written demand for appraisal should specify the Stockholder's name and mailing address, the number of shares of Company Common Stock covered by the demand, and that the Stockholder is thereby demanding appraisal of such shares. Within ten days after the Effective Time of the Merger, the Company must provide notice of the Effective Time of the Merger to all holders of record of the Company Common Stock who have complied with
Section 262.

    Within 120 days after the Effective Time of the Merger, either the Company or any holder of Company Common Stock who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting Stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which Stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by such Stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. Such interest may be simple or compound as determined by the Delaware Court of Chancery. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In WEINBERGER V. UOP, INC., 457 A.2d 701 (Del. 1983), the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in Court," should be considered. The Delaware Supreme Court stated that in making a determination of fair value, the Court of Chancery must consider "market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of Merger and which throw any light on future prospects of the merged corporation. . . ."  However, the Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from accomplishment or expectation of the merger." The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting Stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    Any holder of Company Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote for any purpose the shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time of the Merger.

    At any time within 60 days after the Effective Time of the Merger, any holder of shares of Company Common Stock who has sought appraisal of such shares will have the right to withdraw his or her demand for appraisal and to accept the terms of the Merger. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Company, as the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, Stockholders' rights to appraisal will cease. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any Stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any Stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

    Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

    If Stockholders elect to exercise these rights of appraisal, the receipt of cash for Company Common Stock will be a taxable transaction to the Stockholders receiving such cash, as described above under "The Merger--Certain Federal Income Tax Consequences."

    STOCKHOLDERS CONSIDERING EXERCISING STATUTORY RIGHTS OF APPRAISAL SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE TAX CONSEQUENCES OF SUCH ACTIONS.

    To the extent there are any inconsistencies between the foregoing summary and the DGCL, the DGCL shall control.

                  PRICE RANGE OF COMPANY COMMON STOCK AND DIVIDENDS

    As of the Record Date, the number of record holders of Company Common Stock was thirteen persons.

MARKET INFORMATION

    The Company Common Stock has traded on the OTC Bulletin Board system, under the symbol "CGME," since October 1996. From June 1996 to October 1996, the Company Common Stock traded in the "pink sheets" in the over-the-counter market. No established public trading market for Company Common Stock exists.
 There are only limited, sporadic and infrequent trades of Company Common Stock. From January 1, 1997 through September 30, 1997, the Company Common Stock traded on the OTC Bulletin Board only eight times. Consequently, there are no reliable quotations of trading prices. Based upon information supplied to Nasdaq Trading & Market Services by the reporting brokers and information supplied to the Company by certain market makers, Nasdaq Trading & Market Services and such brokers reported the following range of high and low sales prices for each quarter since the Company Common Stock became registered under the 1934 Act on the Effective Date of the Reorganization:

    Year Ended December 31, 1996                       High      Low
----------------------------------------              -----     -----
Second Quarter (commencing June 7, 1996)              $3.50     $2.50
Third Quarter                                          4.25      3.50
Fourth Quarter                                         5.00      4.00

    Year Ending December 31, 1997                      High      Low
----------------------------------------              -----     -----
First Quarter                                         $5.25     $4.50
Second Quarter                                         4.25      4.25
Third Quarter                                          5.30      2.50

    On July 14, 1997, the last day on which the Company Common Stock traded prior to the public announcement of the letter of intent relating to the Merger, the transaction price per share of Company Common Stock reported to the Company by Nasdaq Trading & Market Services was $5.00. On November 6, 1997, the last day on which the Company Common Stock traded prior to the date of this Proxy Statement, the transaction price per share of Company Common Stock reported to the Company by Nasdaq Trading & Market Services was $5.625. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR COMPANY COMMON STOCK.

DIVIDENDS

    Since the Effective Date of the Reorganization, the Company has neither declared nor paid dividends on Company Common Stock. The Company has agreed in the Merger Agreement not to, and does not intend to, pay cash dividends with respect to Company Common Stock prior to the Effective Time of the Merger.

                          BENEFICIAL OWNERSHIP OF SECURITIES

    The following table sets forth beneficial ownership of the Company Common Stock as of November 1, 1997, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Company Common Stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. All ownership is sole and direct unless otherwise indicated. Information regarding holdings of persons other than officers and directors of the Company has been compiled from publicly filed information and from other sources the Company believes to be reliable. However, the Company has not independently verified such information and makes no representations as to its accuracy. Beneficial ownership is determined in accordance with Rule 13d-3 under the 1934 Act. Under such rules, more than one person or entity may be deemed to beneficially own the same securities. As of November 1, 1997, there were 5,236,091 shares of Company Common Stock issued and outstanding. Except as otherwise indicated, the address of each person listed below is 12596 West Bayaud Avenue, Suite 450, Lakewood, Colorado 80228.


                                                     SHARES BENEFICIALLY OWNED
                                                     -------------------------

NAME AND ADDRESS                                        NUMBER       PERCENT
----------------                                       --------      -------


Grace Brothers, Ltd (1). . . . . . . . . . . . . . .    490,607         9.4%
  1560 Sherman Avenue
  Suite 900
  Evanston, IL  60201

Keystone Investment Management Company(2). . . . . .  1,207,395        23.1
  200 Berkeley Street
  Boston, MA  02116

MacKay-Shields Financial Corporation(3). . . . . . .    414,263         7.9
  9 West 57th Street
  New York, NY  10019

PaineWebber Incorporated, Mitchell Hutchins Asset
  Management, Inc.(4). . . . . . . . . . . . . . . .  1,082,628        20.7
  1285 Avenue of the Americas
  New York, NY  10019

Putnam Advisory Funds. . . . . . . . . . . . . . . .    421,834         8.1
  One Post Office Square
  Boston, MA  01209


Gary N. Siegler, Peter M. Collery(5) . . . . . . . .    606,433        11.6
  712 Fifth Avenue
  New York, NY  10019

Stephen J. Szapor, Jr. . . . . . . . . . . . . . . .  157,776(6)        3.0
  Chief Executive Officer, President, and Director

Alan L. Mayer. . . . . . . . . . . . . . . . . . . .   23,148(6)         *
  Senior Vice President, Chief Legal Officer, and
Secretary

Richard Rabin. . . . . . . . . . . . . . . . . . . .  2 3,148(6)         *
  Senior Vice President of Operations

Robert Stephens. . . . . . . . . . . . . . . . . . .   9,259(6)          *
  Vice President of Finance and Treasurer

Jack Breslin . . . . . . . . . . . . . . . . . . . .   5,000(6)          *
  Vice President of Marketing

Philip J. DiBerardino. . . . . . . . . . . . . . . .   2,315(6)          *
  Director

Steve Leonard. . . . . . . . . . . . . . . . . . . .   2,315(6)          *
  Director

Mark van Hartesvelt. . . . . . . . . . . . . . . . .   2,315(6)          *
  Director

Franklin S. Wimer. . . . . . . . . . . . . . . . . .   2,315(6)          *
  Director

All directors and officers as a group (9 persons). . 227,591(6)         4.4

--------------------------------------------------------------------------------

 *   Less than 1%.

(1)  Based on a Schedule 13G filed February 6, 1997.

(2) Based on information contained in a Schedule 13D filed June 18, 1996. According to such Schedule 13D, Keystone Investment Management Company ("KIMCO") serves as investment adviser to, and has discretionary investment authority over the shares of Company Common Stock held by, the following funds: Keystone Small Company Growth Fund (494,015 shares), Keystone High Income Bond Fund (477,839 shares), Keystone America Strategic Income Fund (195,843 shares), and Keystone Fixed Income Advisers, Inc. (39,698 shares), and the shares of Company Common Stock reported as beneficially owned by KIMCO include the shares held by such entities. On January 10, 1997, First Union Corporation filed a Schedule 13G reporting that it acquired Keystone Investments, Inc., the parent of KIMCO, on December 11, 1996 and that it beneficially owns 1,097,083 shares of Company Common Stock as a parent holding company.

(3) MacKay-Shields Financial Corporation serves as investment adviser to The Mainstay Funds which holds, on behalf of its High Yield Corporate Bond Fund Series, 368,128 shares of Company Common Stock and to two other holders that hold in the aggregate 46,115 shares of Company Common Stock.

(4) Based on a Schedule 13G filed August 15, 1996 (the "PW Schedule 13G"). According to the PW Schedule 13G, PaineWebber Incorporated ("PWI"), Mitchell Hutchins Asset Management Inc. ("MHAM") and PaineWebber Managed Investments Trust ("PWMIT") each disclaim beneficial ownership of the securities of the Company reported on the PW Schedule 13G, and the filing of the PW Schedule 13G shall not be construed as an admission that these companies are the beneficial owners of any of the Company's securities. MHAM is a wholly owned subsidiary of PWI. PWI is a parent holding company as that term is defined by Rule 13d-1(b)(1)(ii)(G) of the 1934 Act. PWI and MHAM are broker-dealers registered under Section 15 of the 1934 Act, and investment advisers registered under Section 203 of the Investment Advisers Act of 1940. PWMIT, which is an investment company registered under Section 8 of the Investment Company Act, is advised by MHAM, and reported holdings of 768,570 shares of Company Common Stock in the PW
     Schedule 13G. The PW Schedule 13G states that various persons have the right to receive, or the power to direct the receipt of, dividends or proceeds from the sale of the reported shares of Company Common Stock. Based on information previously provided to the Company, the Company understands that the shares of Company Common Stock reported in the PW
     Schedule 13G are held in the following funds or trusts:

     PaineWebber Strategic Income Trust--102,958 shares, Managed High Yield Fund, Inc.--105,643, PaineWebber High Income Trust--768,570, All-American Term Trust Inc.--77,681, others--37,766.

(5) Based on a Schedule 13D filed September 12, 1996 (the "SC Schedule 13D"). the SC Schedule 13D states that Mr. Siegler is a controlling stockholder, the president and a director of SC Fundamental Inc. ("SC") and SC Fundamental Value BVI, Inc. ("BVI Inc.") and that Mr. Collery is a controlling stockholder, vice president, and a director of SC and BVI Inc. SC is the general partner of SC Fundamental Value Fund, L.P. ("Fund"), which, according to the SC Schedule 13D, holds 416,311 shares of Company Common Stock. BVI Inc. is the managing general partner of the investment manager of SC Fundamental Value BVI, Ltd. ("BVI Ltd."), which, according to the SC Schedule 13D, holds 190,122 shares of Company Common Stock. The shares of Company Common Stock reported as beneficially owned by Messrs. Siegler and Collery consist of the shares reported held by Fund and BVI Ltd. According to the SC Schedule 13D, Messrs. Siegler and Collery are in a position to directly and indirectly determine the investment and voting decisions made by SC and BVI Inc., and, consequently, Fund and BVI Ltd.

(6) Does not include restricted shares issued or issuable which will vest and become nonforfeitable under the Stock Plan in connection with consummation of the Merger, as follows: Mr. Szapor: 120,000; Mr. Mayer: 46,296;
     Mr. Rabin:  46,296; Mr. Stephens:  18,518; Mr. Breslin:  10,000; Mr.
     Wimer: 4,630; Mr. Leonard:  4,630; Mr. van Hartesvelt:  4,630; and
     Mr. DiBerardino: 4,630. See "The Merger--Interests of Certain Persons in the Merger--Accelerated Vesting of Management and Director Stock."

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE COMPANY

     The selected consolidated financial data presented below for each year since the Predecessor Company (as defined below) commenced operations through the year ended December 31, 1995 and for the period from January 1, 1996 through June 6, 1996, and, with respect to the Company, for the period from June 7, 1996 (the Effective Date) through December 31, 1996 and for and as of the nine months ended September 30, 1997, is derived from, and should be read in conjunction with, the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Proxy Statement. The dollar amounts below are in thousands, except shares and per share amounts.






                                          Years Ended December 31,
                                   ----------------------------------------                                              Nine
                                                                                                                        Months
                                                                                                       June 7, 1996      Ended
                                                                                           January 1,    through       September
                                                                                          1996 through  December 31,   30, 1997
                                       1992(b)        1993         1994(c)     1995(c)    June 6, 1996    1996        (unaudited)
                                   ----------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:

Net revenues                        $  17,045     $  38,468      $  45,474   $  47,428     $  19,982   $  30,680       $  40,454

Operating Expenses:

 Impairment of assets                    --            --            6,875      10,945          --          --              --

 Reorganization items                    --            --             --        17,910         2,290         308              10

 Depreciation and
  amortization                          2,086         3,931          4,307       4,771         1,882       4,044           4,035

 Other operating expenses              23,263        31,379         47,253      40,438        15,248      22,358          30,776

Income (loss) from operations          (8,304)        3,158        (12,961)    (26,636)          562       3,970           5,633

Interest expense                       (3,000)       (6,987)       (18,822)    (18,664)         (579)     (3,867)         (5,090)

Extraordinary gain from
 reorganization                         N/A           N/A            N/A         N/A         164,358       N/A             N/A

Equity loss in unconsolidated
 subsidiary                              --            --           (2,323)    (70,277)         --          --              --
                                    ---------     ---------      ---------   ---------     ---------   ---------       ---------

Net income (loss)                   $ (11,241)    $  (3,829)     $ (32,131)  $(115,216)    $ 164,407   $     192       $      93
                                    ---------     ---------      ---------   ---------     ---------   ---------       ---------
                                    ---------     ---------      ---------   ---------     ---------   ---------       ---------

Net income per common
 share (a)                              N/A           N/A            N/A         N/A           N/A     $    0.04       $    0.02
                                    ---------     ---------      ---------   ---------     ---------   ---------       ---------
                                    ---------     ---------      ---------   ---------     ---------   ---------       ---------

Weighted average common
 shares (a)                             N/A           N/A            N/A         N/A           N/A     5,138,888       5,179,569

Cash dividends per common
 share                                  N/A           N/A            N/A         N/A           N/A         N/A             N/A

Book value per common
 share                                  N/A           N/A            N/A         N/A           N/A          0.95            0.97




                                                                     As of December 31,
                                                           ------------------------------------
                                                                                                                         As of
                                                                                                                       September
                                                                                                                        30, 1997
                                                1992           1993          1994(c)        1995(c)         1996      (unaudited)
                                            --------------------------------------------------------------------------------------
BALANCE SHEET DATA:

Cash and cash equivalents                     $  1,676       $ 12,944       $  7,977       $  3,623       $  5,758      $  5,503

Total assets                                    35,181        143,622        141,093         37,680         67,048        66,031

Long-term debt (excluding current portion)      35,064        139,595        155,675           --           55,391        53,776

Liabilities subject to compromise                 --             --             --          186,460           --            --

Total stockholders' equity (deficit)           (10,002)        (4,693)       (36,824)      (153,137)         4,869         5,043


------------------------

(a) The weighted average number of common shares outstanding and net income per common share for the Predecessor Company have not been presented because, due to the Reorganization and implementation of fresh start reporting, they are not comparable to subsequent periods.

(b) Reflects operating results for the period from June 15, 1992 to December 31, 1992 for Bullwhackers Central City and the period from July 17, 1992 to December 31, 1992 for Bullwhackers Black Hawk.

(c) GPRI was consolidated with the Company and its other wholly owned subsidiaries for the Company's fiscal year ended December 31, 1994, but was not consolidated with the Company and its other wholly owned subsidiaries for the Company's fiscal year ended December 31, 1995 because the Company no longer controlled GPRI following the commencement of the GPRI's bankruptcy case. See Consolidated Financial Statements and Notes thereto.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    As used below and elsewhere in this Proxy Statement, reference to the "Predecessor Company" refers to the Company prior to the Reorganization.

    The Predecessor Company was formed to develop, own, and operate the Bullwhackers casinos in Colorado. Subsequently, the Predecessor Company, through its wholly owned subsidiary Grand Palais Riverboat, Inc. ("GPRI"), developed, owned, and operated a riverboat gaming facility on the Mississippi River adjacent to downtown New Orleans (the "Riverboat Project"). The Predecessor Company's riverboat gaming facility commenced operations on March 29, 1995, but due to substantial operating losses, stopped operations on June 6, 1995.

    Prior to closing its riverboat gaming operations, GPRI had incurred substantial obligations, including construction cost overruns, equipment purchases, and trade payables, for which it had no funds available or financial ability to pay. On July 26, 1995, three creditors of GPRI filed a chapter 7 involuntary bankruptcy petition against GPRI in the United States Bankruptcy Court for the Eastern District of Louisiana (the "Court"). On July 27, 1995, GPRI converted the petition into a voluntary petition under chapter 11 of the Federal Bankruptcy Code in the Court. On May 3, 1996, the Predecessor Company's equity interest in GPRI was sold to Casino America, Inc. ("Casino America") pursuant to GPRI's bankruptcy reorganization. Consideration, consisting of cash, stock, and notes, totaling approximately $59 million, was given to GPRI creditors, including the Predecessor Company's senior secured creditors. Accordingly, the Company received no consideration from the sale of GPRI. Concurrently with this stock sale, all claims against the Company related to GPRI were released. This transaction had no financial statement impact on the Company in the 1996 period, as the Predecessor Company's investment in GPRI was reduced to zero in 1995.

    In June 1995, the Predecessor Company received "Notices of Default" from the trustee of its $140 million Senior Secured Pay-In-Kind Notes (the "Old Notes"), alleging that the Predecessor Company was in default under various provisions of the Old Notes Indenture. The alleged defaults included, among other matters, violations related to the issuance of certain additional indebtedness, the termination of riverboat gaming operations, the numerous liens filed against the Riverboat Project and the failure to file audited financial statements on a timely basis. On November 7, 1995, the Predecessor Company and three of its wholly owned subsidiaries, BWBH, Inc. ("BWBH" or "Bullwhackers Black Hawk"), BWCC, Inc. ("BWCC" or "Bullwhackers Central City"), and Millsite 27, Inc. ("MS27"), filed voluntary petitions for reorganization under chapter 11 of the Federal Bankruptcy Code in the District of Delaware as contemplated by the negotiations with the Company's bondholders. These chapter 11 cases subsequently were transferred to the Court.

    The Company's Reorganization became effective on June 7, 1996 (the "Effective Date"). Pursuant to the Reorganization, the following events occurred:

    - $176 million of outstanding senior secured debt was canceled and $50 million in new debt, consisting of the Company's 12% Senior Secured Pay-In-Kind Notes Due 2003 (the "Notes"), was issued.

    - All existing common stock and warrants of the Predecessor Company were canceled and 5 million newly authorized shares of Company Common Stock were issued to the Company's senior secured creditors.

    - Certain unsecured indebtedness totaling approximately $1.2 million was canceled.

    -    The Company changed its name to Colorado Gaming & Entertainment Co.

    Also on the Effective Date, the Company adopted fresh-start accounting in accordance with AICPA Statement of Position SOP 90-7 resulting in adjustment of the Company's stockholders' equity and the carrying values of assets and liabilities. Accordingly, the Company's post-Reorganization balance sheets and statements of operations are not prepared on a consistent basis of accounting with its pre-Reorganization balance sheets and statements of operations, a substantial amount of pre-bankruptcy liabilities of the Company was converted to equity or otherwise discharged and significant adjustments were made to reflect the resolution of certain liabilities.

    In April 1996, the Company purchased the Silver Hawk Casino in Black Hawk through a wholly owned subsidiary, Silver Hawk Casino, Inc. (the "Silver Hawk Casino"). The Company completed minor interior remodeling, installed approximately 230 slot machines and three table games, and reopened the facility on June 26, 1996.

RESULTS OF OPERATIONS

    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997, AS COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1996

    The Company's net revenue increased 7%, to $40.5 million for the first nine months of 1997, compared to $37.9 million for the first nine months of 1996.
The increase in revenue is primarily due to the addition of the Silver Hawk Casino, which did not commence operations until June 26, 1996 and generated an additional $2.5 million of revenues in the 1997 period. Continued overall growth in the Black Hawk market contributed to a 3%, or $880,000, increase in revenues at the Company's Bullwhackers Black Hawk facility for 1997, as compared to 1996. However, the benefit to the Company's revenue growth in Black Hawk was negatively affected by the business disruption as a result of the construction activities related to the Company's parking expansion, which commenced in late January and was completed in late May 1997. Bullwhackers Black Hawk's revenue increase was offset by a 9%, or $825,000, decrease in revenue at Bullwhackers Central City as a result of the continued overall weakness in the Central City market.

    Expenses directly related to casino operations increased 10% to $21.1 million for the first nine months of 1997, as compared to $19.1 million for the first nine months of 1996. The increase primarily relates to expenses incurred by the Silver Hawk Casino operations of approximately $1.8 million, which operated for the full nine months in the 1997 period. Additionally, gaming tax was $1.0 million, or 15%, greater in the 1997 period than in the 1996 period due to an increase in the highest gaming tax rate and higher revenues generated by Bullwhackers Black Hawk and Silver Hawk Casino in the 1997 period.

    Marketing expense increased 13% to $5.3 million for the first nine months of 1997, as compared to $4.7 million for the first nine months of 1996. The increase is primarily due to the implementation of certain cash-back promotions in an effort to sustain business levels at Bullwhackers Central City, which cost approximately $350,000 for the 1997 period, and a full period of marketing and promotions for the Silver Hawk Casino, which accounted for an additional $200,000 in the 1997 period.

    Casino general and administrative expense remained constant at $2.2 million in 1997, as compared to 1996. The Company has been able to hold administrative costs, primarily human resources, accounting, finance, and insurance costs, at the same level as the 1996 period even after accounting for the addition of the Silver Hawk Casino.

    Corporate expenses increased 5% to $2.1 million for the first nine months of 1997, as compared to $2.0 million for the first nine months of 1996. The increase primarily relates to $240,000 of legal, financial advisory, and other professional fees related to the proposed merger with Ladbroke, partially offset by a decrease of $120,000 for insurance premiums.

    Depreciation and amortization expense decreased 2% to $4.0 million for the first nine months of 1997, as compared to $4.1 million for the first nine months of 1996. The decrease in depreciation and amortization charges is due to a substantial amount of equipment at Bullwhackers Black Hawk and Bullwhackers Central City becoming fully depreciated. This decrease was offset by increased depreciation and amortization charges of $660,000 resulting from to the increased basis of the Company's assets due to the adoption of "fresh-start" accounting on June 7, 1996 and depreciation charges related to the Silver Hawk Casino. The Company anticipates depreciation and amortization charges to be substantially lower than the 1996 period for the remainder of 1997.

    Income from operations increased 107% to $5.6 million for the first nine months of 1997, as compared to $2.7 million for the first nine months of 1996. The increase in operating income is primarily attributable to approximately $300,000 of additional operating income from the Silver Hawk Casino in 1997, which was operational for the full nine-month period in 1997, and non-recurring expense items consisting of $362,000 of pre-opening expense relating to the opening of the Silver Hawk Casino and $2.4 million in one-time reorganization charges in the 1996 period.

    Interest expense was $5.1 million for the first nine months of 1997, as compared to $2.7 million for the first nine months of 1996. The increase in interest expense is due to the fact that no interest was being charged on the Company's pre-petition indebtedness while the Company was in bankruptcy. The Company was in bankruptcy through June 6th of the 1996 period.

    FOR THE YEAR ENDED DECEMBER 31, 1996, AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

    The Company's net revenue increased 7% to $50.7 million in 1996 from $47.4 million in 1995. The increase in revenue is primarily attributable to the addition of the Silver Hawk Casino. The Silver Hawk Casino, located in Black Hawk adjacent to the Company's expanded parking lot, opened for business on June 26, 1996, and contributed approximately $3.9 million in net revenue from that date through year end. In addition, continued overall growth in the Black Hawk market and completion of the Company's expanded parking lot, which opened on June 7, 1996, contributed to the increase in the Company's net revenue. Bullwhackers Black Hawk produced a 6% increase in net revenue in 1996, despite the fact that Bullwhackers Black Hawk's operations were negatively affected by the construction activities relating to expansion of the parking lot which began April 1st and ended June 7th. The net revenue gains in Black Hawk were offset by significant net revenue declines at Bullwhackers Central City due to competition and an overall declining market. The Central City market, which was down approximately 6% for the year, continues to struggle to compete with Black Hawk, which offers better access and more convenient parking. Bullwhackers Central City has not been able to compete effectively with certain other competitors in Central City which offer substantially more amenities such as on-site parking and hotel rooms.

    Expenses directly related to casino operations, including casino expense, gaming taxes, and food and beverage expense increased 3% to $25.3 million in 1996, as compared to $24.5 million in 1995. The increase is due to the addition of the Silver Hawk Casino operations and the increased business levels at Bullwhackers Black Hawk. However, as a percentage of net revenue, casino expenses decreased to 50% in 1996 from 52% in 1995. The decrease is due to certain labor efficiencies and other cost saving programs implemented in late 1995 and early 1996, particularly at Bullwhackers Central City, in an effort to sustain profitability in light of the revenue decreases. The decrease is also due to the benefit the Company received from the revised gaming tax rates of approximately $110,000 in the fourth quarter. However, as a result of the revised gaming tax rates, on a forward-looking basis, the Company estimates gaming taxes could increase by approximately $300,000 to $400,000 based on the increase in the top tax rate announced in October 1996.

    Marketing expense increased 10% to $6.4 million in 1996, as compared to $5.8 million in 1995. This increase is due to marketing efforts related to the introduction of the Silver Hawk Casino to the market and the implementation of additional customer busing programs and certain other promotions in an effort to sustain business levels at Bullwhackers Central City.

    Casino general and administrative expenses decreased 13% to $2.8 million in 1996, as compared to $3.2 million in 1995. The decrease primarily relates to reductions in staffing at Bullwhackers Central City and decreased insurance costs.

    Corporate expense decreased 59% to $2.8 million in 1996, as compared to $6.9 million in 1995. These reductions included the elimination of most corporate positions and terminating the use and subsidy of a corporate aircraft, all beginning in the second quarter of 1995. Offsetting a portion of these corporate reductions for 1996 is a charge of approximately $720,000 relating to incentive compensation expense for senior management based upon implementation of the Company's Cash Bonus Plan and the Stock Incentive Plan subsequent to the Reorganization. Of the $720,000, approximately $270,000 was a result of a noncash charge related to stock compensation.

    Depreciation and amortization increased 23% to $5.9 million in 1996, as compared to $4.8 million in 1995. The increased depreciation charges are due to the increased book basis of the Company's assets, primarily the excess reorganization value at Bullwhackers Black Hawk. The Company was required to adjust the carrying value of its assets to fair value when adopting fresh-start accounting. Also, depreciation charges increased due to the addition of the Silver Hawk Casino.

    The Company incurred $362,000 in pre-opening expense in 1996 related to the Silver Hawk Casino.

    Reorganization and other impairment charges totaled $2.6 million in 1996, as compared to $28.9 million in 1995. Reorganization expenses are costs directly related to the Company's Reorganization and consisted primarily of professional fees in 1996. Impairments are write-offs, primarily due to the write-off of affiliate receivables and abandoned development projects in 1995.

    Interest expense decreased 76% to $4.4 million in 1996, as compared to $18.7 million in 1995. The decrease in interest expense is primarily due to the reduction of debt pursuant to the Reorganization. Additionally, the Company did not record any interest expense on its debt obligations in default during the Reorganization for the period from November 1995 through June 6, 1996. On a pro forma basis, based on the Company reorganized capital structure, interest for 1996 would have been approximately $7 million.

    FOR THE YEAR ENDED DECEMBER 31, 1995, AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

    As of December 31, 1994, the accounts of GPRI were consolidated with those of the Predecessor Company. Because of the GPRI bankruptcy proceedings and the Predecessor Company's agreement with Casino America in 1995, it was determined that the Predecessor Company did not "control" GPRI and, therefore, GPRI no longer met the consolidation criteria pursuant to Statement of Financial Accounting Standards No. 94, "Consolidation of All Majority-Owned Subsidiaries." Accordingly, effective January 1, 1995, the Predecessor Company's investment in GPRI was accounted for under the equity method. Under the equity method, original investments are recorded at cost and adjusted by the Company's share of undistributed losses of the investee. Although GPRI's results of operations were consolidated with the results of operations of the Company and its other wholly owned subsidiaries for the Company's fiscal year ended December 31, 1994, and were not consolidated for the Company's fiscal year ended December 31, 1995, GPRI's only operating item in 1994 was the pre-opening expense of $2.6 million discussed below. Therefore, with the exception of this item, the Company's 1995 results of operations which do not include GPRI are comparable to the Company's 1994 results of operations which do include GPRI.

    The Company's net revenue increased to $47.4 million in 1995, as compared with $45.5 million in 1994, representing a 4% increase in net revenue. The growth is primarily attributable to increased revenues at Bullwhackers Black Hawk resulting from the fact that Bullwhackers Black Hawk had the benefit of the parking lot, which opened in April 1994, for all of 1995, as opposed to only eight months during 1994. Additionally, Bullwhackers Black Hawk benefited from the overall market growth in Black Hawk of 14% in 1995. The revenue growth at Bullwhackers Black Hawk was offset by a slight decrease in Bullwhackers Central City net revenues.

    Expenses directly related to the casinos, including casino labor expense, gaming taxes, and food and beverage expense decreased by 3% to an aggregate of $24.5 million for 1995, as compared to an aggregate of $25.6 million for 1994. Casino expense was 52% of net revenue at the Bullwhackers Casinos for 1995, as compared to 56% of net revenue at the Bullwhackers Central City and Bullwhackers Black Hawk for 1994.

    Casino general and administrative expenses decreased 3% to $3.2 million in 1995, as compared to $3.3 million in 1994, due to cost reductions as part of the Company's restructuring implemented in the fourth quarter of 1995.

    Corporate expense decreased 43% to $6.9 million in 1995, as compared to $12.0 million in 1994. The decrease is due to the Company's reduced corporate group during the second half of 1995. During the second quarter of 1995, the Company began to implement significant cost reductions at the corporate level as part of the Company's restructuring. Most corporate positions were eliminated, the use and subsidy of a corporate airplane were terminated, and professional and consulting fees were eliminated. In addition, the Company substantially reduced its predevelopment activity in early 1995 due to the Company's lack of financial resources.

    Marketing expense increased 53% to $5.8 million for 1995 as compared to $3.8 million for 1994. The increase primarily relates to the increased promotional costs due to increased business volume and the increasingly competitive nature of the market.

    Depreciation and amortization expense increased to $4.8 million for 1995, as compared to $4.3 million for 1994, representing a 9% increase. The increase primarily reflects a full year of depreciation on the improvements of the parking lot in 1995.

    There were no pre-opening costs for 1995, as compared to $2.6 million of pre-opening costs for 1994. Pre-opening costs in 1994 consisted of expenditures incurred to prepare the New Orleans riverboat gaming facility for opening.

    Impairment of asset charges were $10.9 million for 1995, as compared to $6.9 million for 1994. In 1995, the impairment charges resulted primarily from a reserve of approximately $6.4 million, established for affiliate company receivables determined to be uncollectible, $2.7 million of capitalized interest related to construction of the Riverboat Project, which was written-off subsequent to the closure of the riverboat operations, and $1.5 million of capitalized offering costs which were written-off once certain initial public offering and debt registration efforts were abandoned. In the 1994 period, these charges included a $5.9 million charge for the write-off of the Company's investment in a gaming venture in Mexico and a $1.0 million allowance for affiliate receivables.

    Reorganization expense in 1995 totaled approximately $17.9 million, as compared to none in 1994. Reorganization expenses are costs directly related to the Company's chapter 11 reorganization and consist primarily of professional fees and the write-off of unamortized debt placement costs.

    Interest expense totaled $18.7 million for 1995, as compared to $18.8 million for 1994. The Company ceased accruing interest on the Old Notes and on certain of the Bullwhackers Central City and Bullwhackers Black Hawk equipment financing as of November 7, 1995, because of the Predecessor Company's bankruptcy filing.

LIQUIDITY AND CAPITAL RESOURCES

    On the Effective Date, the Company's outstanding Old Notes totaling $174 million, and certain notes payable to an affiliate totaling $2 million, were canceled and $50 million in Notes were issued on a pro rata basis to the holders of the Old Notes and the notes payable to an affiliate. The Notes are secured by substantially all the assets of the Company and require semi-annual interest payments on December 1 and June 1 each year. Interest on the Notes accrues at a rate of 12% per annum, and is payable semi-annually. On the first two interest payment dates, December 1, 1996, and June 1, 1997, the Company was permitted to pay interest on the Notes, at its option, by issuing additional notes in lieu of cash interest payments. On December 1, 1996, the Company elected to make its first interest payment by issuing $2.9 million of additional Notes. On June 1, 1997, the Company paid $3.2 million of interest on the Notes in cash. The Notes had an outstanding aggregate principal amount of $52.9 million as of September 30, 1997.

    On the Effective Date, the Company entered into a $12.5 million revolving credit facility (the "Credit Facility") with Foothill Capital Corporation which replaced a $7 million debtor-in-possession facility (the "DIP Facility") which was also provided by Foothill Capital Corporation. The Credit Facility is segregated into several different sub-facilities, including a $3.5 million revolving line of credit, a $5 million equipment facility, and a $5 million construction facility. All draws on the construction portion of the facility were required to be made before September 30, 1997. The Company did not utilize the available proceeds under this portion of the facility and, accordingly, such portion expired on September 30, 1997. Borrowings under the Credit Facility accrue interest at prime plus 2.375%, have a 0.5% unused line fee and certain service fee charges. The different sub-facilities have varying terms ranging from three to five years from the time funds are borrowed, but in no event beyond June 7, 2001. In March 1997 and July 1997, the Company repaid an additional $1.0 million of principal on the equipment facility and repaid the outstanding balance of $1.0 million on the revolving line of credit, respectively. The Company made $981,000 of scheduled principal payments for the nine months ended September 30, 1997. As of September 30, 1997, the Company had an outstanding balance of approximately $435,000 on the equipment facility line, representing the total outstanding indebtedness under the Credit Facility.

    On May 23, 1997, the Company completed the process of expanding its parking facility adjacent to Bullwhackers Black Hawk. The expansion provides capacity for approximately an additional 120 cars. In total, the improved parking lot can accommodate approximately 500 cars. The total cost of the project was approximately $1.6 million which was primarily funded in the second quarter of 1997 through available working capital. In connection with the parking facility expansion project, the Company also constructed a new valet facility to increase customer convenience and to enhance access to the Kids Quest child care facility described below.

    In July 1996, the Company entered into an agreement with Kids Quest pursuant to which Kids Quest would operate a day care facility adjacent to Bullwhackers Black Hawk. The facility opened on June 26, 1997. Kids Quest is solely responsible for the day-to-day operations of the day care facility. The Company receives percentage rent from Kids Quest for the use of the facility. Rent consists of 10% of the first $500,000 in revenue from the Kids Quest operation and 15% of revenues beyond such amount. The Company completed construction of the day care facility at an estimated cost of approximately $1.4 million. As of September 30, 1997, the Company had paid all of the total cost of the project. See "Business of the Company--The Colorado Casinos."

    In total, the construction projects described above aggregated approximately $3.3 million of capital expenditures in 1997, of which $2.3 million was funded with cash flow from operations and $1.0 million was funded from borrowings under the revolving portion of the Credit Facility. In July 1997, the $1.0 million borrowed under the Credit Facility was repaid with cash flow from operations.

    The Company has entered into a consulting agreement with another company in the business of providing gaming consulting/management services to Native American Indian tribes. The companies will use their joint resources to pursue obtaining contractual arrangements with various Native American tribes to provide consulting services for new and existing Native American gaming projects. For the nine months ended September 30, 1997 and the year ended December 31, 1996, the Company had paid and expensed $112,000 and $120,000, respectively, in connection with these activities. The Company may terminate the consulting agreement and its obligation to provide additional funding thereunder at any time, although it has no current intention to do so. Under the consulting agreement, the Company's next obligation to provide funding is in January 1998, at which time $16,250 is due, and then $16,250 is due monthly thereafter through April 1998. The Company expects that it would fund such amounts through available working capital.


    The Company responded to a Request for Proposal ("RFP") issued by the government of Ontario, Canada, to develop and operate multiple charity gaming clubs in Ontario. In responding to the RFP, the Company and its partners formed Diamond Gaming of Ontario, Inc. ("Diamond Gaming"). Diamond Gaming's shareholders are a newly formed subsidiary of the Company, which owns 45% of Diamond Gaming, a subsidiary of Ogden Corporation (45% owner) and Diamond Gaming Services Inc. (10% owner). On September 30, 1997, the Ontario Gaming Control Commission announced that Diamond Gaming was the successful bidder to develop and operate charitable gaming clubs in the cities of Kingston and Belleville, Ontario. The development and opening of the Kingston and Belleville facilities remain contingent upon a number of conditions, including entering into an operating agreement with the Ontario Gaming Control Commission, reaching an agreement with property owners and local municipalities on specific sites, and obtaining zoning and other local approvals. The Company currently estimates that the two clubs in Kingston and Belleville will require an initial investment of approximately $3.7 million in the aggregate. The Company's share of such investment would be approximately $1.8 million, which it intends to fund from cash flow from operations or borrowings under the revolving portion of the Credit Facility, or other currently undetermined financing for the projects. As of September 30, 1997, the Company has incurred approximately $50,000 in connection with this project, which is reflected as corporate expense in the accompanying consolidated statements of operations. There can be no assurance that all conditions remaining to developing and operating the Belleville and Kingston charity gaming clubs will be met or that both or either of the Belleville and Kingston charity gaming clubs will be developed and become operational.

    The Company distributed a Request for Consent to the holders of the Notes requesting that they waive and amend certain provisions of the Indenture governing the Notes to permit the Company to participate in the development and operations of the charity gaming clubs in Ontario and to allow the Company to borrow money or obtain other financing from Ladbroke and its affiliates to the same extent as the Company is permitted under the Indenture to borrow money or obtain other financing from financial institutions and other senior lenders.
The Company has received executed consents representing approximately 95% of the outstanding Notes, and, accordingly, the items for which consent was requested have been approved. All holders who returned an executed consent have or will receive a consent fee of 0.25% of the outstanding principal balance of the Notes held by such holder.

    NEGATIVE WORKING CAPITAL

    As of September 30, 1997, the Company's current liabilities exceeded its current assets, resulting in negative working capital. Since the Company emerged from bankruptcy on June 7, 1996, the Company has used cash generated from operations to reduce debt under the Credit Facility ahead of schedule and to pay construction costs for its parking lot expansion and the Kids Quest project. Management believes this strategy maximizes the return on its excess cash. Additionally, should the Company have additional working capital needs, it is able to borrow up to $3.5 million under the revolving portion of the Credit Facility.

    INCOME TAX CONSIDERATIONS

    For the nine months ended September 30, 1997, the Company recorded a $518,000 deferred income tax provision. While the Company posted pre-tax income of $611,000, the Company recognized depreciation charges totaling approximately $767,000, related to the amortization of excess reorganization value, which is not deductible for income tax purposes. Such taxable income triggered the utilization of certain deferred tax assets available to the Company, and, accordingly, no income tax is currently payable. The recognition of such deferred tax assets was offset by a like reduction in the valuation allowance, which was recorded as a credit to excess reorganization value in the accompanying consolidated balance sheets.

    CAPITAL RESOURCES

    The Company believes that its Credit Facility and its operating cash flows will provide sufficient liquidity and capital resources for the Company's operations. However, there is no assurance that the Company's estimate of its need for liquidity and capital resources is accurate or that new business developments or other unforeseen events will not occur which will increase those needs. Although no additional financings are contemplated at this time, the Company may seek additional debt or equity financing if necessary. There can be no assurance that additional financings will be available, or if available, will be on terms favorable to the Company. Additionally, debt or equity financing may require consent from the holders of the Notes and the Company's lender under the Credit Facility.

                               BUSINESS OF THE COMPANY

    The Company develops, owns, and operates gaming and related entertainment facilities. The Company owns and operates, through wholly owned subsidiaries, Bullwhackers Black Hawk and Bullwhackers Central City, two of the largest casinos in terms of number of slot machines in the historic mining towns of Black Hawk and Central City, Colorado, respectively. In addition, the Company owns and operates, through a wholly owned subsidiary, the Silver Hawk Casino, a third gaming facility, in Black Hawk, which opened on June 26, 1996 (together with Bullwhackers Black Hawk and Bullwhackers Central City, the "Colorado Casinos"). Through a wholly owned subsidiary, MS27, the Company also owns a parking lot with a capacity of approximately 500 cars, which is located between, and is used by, Bullwhackers Black Hawk and the Silver Hawk Casino.

    Colorado law currently permits limited stakes gaming (with a maximum single bet of $5.00) in three historic mining towns: Black Hawk and Central City, adjacent towns located approximately 35 miles from Denver, and Cripple Creek, located approximately 45 miles from Colorado Springs and 110 miles from Denver. Gaming operations also exist on two Native American reservations in Southwest Colorado. Colorado law only permits casinos to offer slot machines and the table games of blackjack and poker.

REORGANIZATION

    As a result of the financial difficulties of the Riverboat Project, the Predecessor Company, BWBH, Inc., BWCC, Inc. and Millsite 27, Inc. sought protection under chapter 11 of the United States Bankruptcy Code on November 7, 1995. The First Amended Joint Plan of Reorganization of the Company, BWBH, Inc., BWCC, Inc. and Millsite 27, Inc. was confirmed on April 18, 1996, and became effective on the Effective Date. As a result, among other things, the Company significantly reduced its consolidated debt and no longer has any interest in GPRI.

THE COLORADO CASINOS

    BULLWHACKERS BLACK HAWK

    Bullwhackers Black Hawk opened on July 17, 1992, and is currently one of the largest gaming facilities, in terms of number of slot machines, in Black Hawk. It is located on a prime site at the town's main intersection of Colorado State Highway 119 (the primary access road to Interstate 70, which leads to Denver) and Gregory Street (which connects Black Hawk to Central City). Bullwhackers Black Hawk is housed in a 36,000 square foot facility which contains approximately 12,000 square feet of gaming space on four levels. The casino currently has approximately 600 slot machines and fifteen table games. The facility has one bar on each level, a 176-seat full service restaurant and office space. Bullwhackers Black Hawk utilizes a Victorian theme in its interior design, featuring a winding grand staircase and a glass-enclosed elevator connecting the various levels of the facility.

    In July 1996, the Company entered into an agreement with Kids Quest, pursuant to which Kids Quest would operate a day care facility adjacent to Bullwhackers Black Hawk. The facility opened on June 26, 1997, and meets or exceeds all relevant license standards. Kids Quest is solely responsible for the day-to-day operations of the day care facility. The Company receives percentage rent from Kids Quest for the use of the facility. Rent consists of 10% of the first $500,000 in revenue from the Kids Quest operation and 15% of revenues beyond such amount. The day care facility is used predominantly, although not exclusively, by the patrons of the Colorado Casinos. The Company constructed the day care facility for use by Kids Quest at a cost of approximately $1.4 million. The Company pursued this project, in part, as a result of a new law in Colorado which prohibits children from lingering in the gaming areas of a casino. The Company believes the day care facility will give it a competitive advantage with other casinos that do not have such a facility, although there can be no assurance that the day care facility will result in increased visitation and revenues at the Company's casinos. No other casinos in the Black Hawk-Central City market currently have built, or have announced plans to build, a day care facility.

    BULLWHACKERS CENTRAL CITY

    Bullwhackers Central City opened on June 15, 1992, and is currently one of the largest gaming facilities, in terms of number of slot machines, in Central City. It is located at one of the town's two main intersections, and is adjacent to a public parking facility and two of Central City's other large casinos. This 31,000 square foot facility contains approximately 8,750 square feet of gaming space on four levels. Bullwhackers Central City currently has approximately 400 slot machines and four table games. The facility has one bar on each level, a 126-seat full service restaurant, a retail shop, and office space. Bullwhackers Central City also utilizes a Victorian theme in its interior design.

    The Company believes that proximity to parking is extremely important to Central City casinos and the Colorado market in general. However, except for the largest casino in Central City, none of the casinos currently operating in Central City offer on-site parking for more than 50 cars immediately adjacent to their facilities. There are several public parking lots in Central City offering parking for a total of approximately 550 cars, including a 200-space public lot across from Bullwhackers Central City. To alleviate the difficulties associated with a lack of adequate parking, the Company implemented several busing programs in conjunction with other Central City casino operators, which offer cash promotions and other incentives designed to enhance incremental patron visitation and play, particularly during off-peak periods.

    SILVER HAWK CASINO

    The Silver Hawk Casino is an approximately 12,000 square foot four-story building constructed in 1993 that was operated as a casino by an unaffiliated third party for less than 90 days in 1993 before it was closed. The Company purchased the Silver Hawk Casino on April 12, 1996. The Company completed minor interior remodeling, installed approximately 230 slot machines and three table games and reopened the facility on June 26, 1996.

    PARKING LOT

    The Company owns an approximately 3.25 acre parking lot located between Bullwhackers Black Hawk and the Silver Hawk Casino. The Company believes that proximity to parking is extremely important in Black Hawk and that on-site parking is currently inadequate for many Black Hawk casinos. Although the town of Black Hawk has developed an approximately 3,000-space public parking facility which serves all of the Black Hawk casinos by a low-cost shuttle service, the location of, and access to, the municipal parking facility are generally considered to be inadequate by most casino patrons. The Company believes that the few gaming facilities that offer substantial parking at or close to the facility generate higher revenues per gaming device than gaming facilities that do not offer adequate parking. The Company believes its parking lot gives Bullwhackers Black Hawk and Silver Hawk Casino a competitive advantage over casinos in Black Hawk that offer fewer parking spaces or less convenient parking.

    Because of the importance of convenient close-in parking to maximize casino revenue, the Company completed development of the parking lot site into a paved and lighted parking facility staffed for valet service with 260 parking spaces in April 1994. Subsequently, the Company announced plans to construct, in phases, an approximate 500-space parking garage on the parking lot site for which it previously received the requisite local zoning approvals. The parking garage was expected to cost approximately $6 million to build. In preparation for construction of the parking garage, the Company completed environmental remediation and excavation work, which included the excavation of a substantial portion of the mountain located in the back of the 3.25 acre site, at a cost of approximately $1.3 million.

    Upon completion of the excavation work in June 1996 and the subsequent repaving of the parking lot, the number of cars which could be parked on the parking lot at any one time increased from 260 cars to approximately 375 cars, a 45% increase in capacity. The Company then analyzed whether the cost of constructing the parking garage was justified given the fact that it had achieved 75% of the desired parking capacity for only a fraction of the total capital cost anticipated to be spent on the parking garage and decided to delay indefinitely the construction of the parking garage.

    In late 1996, the Company evaluated whether it could cost-effectively excavate the remaining portion of the mountain to its property line to further expand the capacity of the parking lot. On May 23, 1997, the Company completed the process of expanding its parking lot, which provides capacity for approximately an additional 120 cars. In total, the improved parking lot can accommodate approximately 500 cars. The construction activity primarily consisted of additional excavation from the Company's current parking lot to the Company's property line. The total cost of the project was approximately $1.6 million. The Company also constructed a new valet facility to increase customer convenience and to enhance access to the Kids Quest child care facility. The valet facility cost was approximately $250,000.

GROWTH STRATEGY

    REQUEST FOR PROPOSAL

    The Company responded to a Request for Proposal ("RFP") issued by the government of Ontario, Canada, to develop and operate multiple charity gaming clubs in Ontario. In responding to the RFP, the Company and its partners formed Diamond Gaming of Ontario, Inc. ("Diamond Gaming"). Diamond Gaming's shareholders are a newly formed subsidiary of the Company, which owns 45% of Diamond Gaming, a subsidiary of Ogden Corporation (45% owner) and Diamond Gaming Services Inc. (10% owner). On September 30, 1997, the Ontario Gaming Control Commission announced that Diamond Gaming was the successful bidder to develop and operate charitable gaming clubs in the cities of Kingston and Belleville, Ontario. The development and opening of the Kingston and Belleville facilities remain contingent upon a number of conditions, including entering in to an operating agreement with the Ontario Gaming Control Commission, reaching an agreement with property owners and local municipalities on specific sites, and obtaining zoning and other local approvals. The Company currently estimates that the two clubs in Kingston and Belleville will require an initial investment of approximately $3.7 million in the aggregate. The Company's share of such investment would be approximately $1.8 million, which it intends to fund from cash flow from operations or borrowings under the revolving portion of the Credit Facility, or other undetermined financing for the projects. As of September 30, 1997, the Company has incurred approximately $50,000 in connection with this project, which is reflected as corporate expense in the accompanying consolidated statements of operations. There can be no assurance that all conditions remaining to developing and operating the Belleville and Kingston charity gaming clubs will be met or that both or either of the Belleville and Kingston charity gaming clubs will be developed and become operational.

    The Company distributed a Request for Consent to the holders of the Notes. The Request for Consent sought to waive and amend certain provisions of the Indenture governing the Notes necessary to permit the Company to participate in the development and operations of the charity gaming clubs in Ontario and to allow the Company to borrow money or obtain other financing from Ladbroke and its affiliates to the same extent as the Company is permitted under the Indenture to borrow money or obtain other financing from financial institutions and other senior lenders. The Company has received executed Consents representing approximately 95% of the outstanding Notes, and, accordingly, the items for which consent was requested were approved. All holders who returned an executed consent have or will receive a consent fee of 0.25% of the outstanding principal balance of the Notes held by such holder.

    CONSULTING AGREEMENT

    The Company has entered into a consulting agreement with another company in the business of providing gaming consulting/management services to Native American Indian tribes. The companies will use their joint resources to pursue obtaining contractual arrangements with various Native American tribes to provide consulting services for new and existing Native American gaming projects. For the nine months ended September 30, 1997 and the year ended December 31, 1996, the Company had paid and expensed $112,000 and $120,000, respectively.

    MEMORANDUM OF UNDERSTANDING

    In October 1996, the Company signed a memorandum of understanding with Gold Coin, Inc., a subsidiary of Lady Luck Gaming Corporation, to explore the possibility of physically combining Bullwhackers Central City with the Lady Luck casino, which is next to Bullwhackers Central City. The parties spent considerable time negotiating unresolved issues regarding the form of the definitive agreements. During the course of negotiations, the Central City gaming market continued to deteriorate and operating results of many of the casinos in Central City, including Bullwhackers Central City and the Lady Luck casino declined, particularly after the opening of Harvey's casinos parking garage in June 1997. In addition, a proposed road, which would have allowed casino customers to drive directly to Central City from Interstate 70 without going through Black Hawk, may no longer be viable after a Colorado court ruled against Central City in a lawsuit challenging the road. In light of these and other factors negatively affecting the prospects for the Central City gaming market, the Company determined not to pursue the Lady Luck transaction in its originally proposed form. Although the parties continue to discuss alternatives in an attempt to restructure the transaction to benefit both parties in light of Central City's current market position, no assurances can be given that any transaction between the parties will occur.

THE COLORADO GAMING MARKET

    GENERAL

    Black Hawk and Central City are historic mining towns made famous during the gold rush of 1859. Prior to the advent of casino gaming in October 1991, Black Hawk, and, to a greater extent, Central City, were popular tourist towns, especially in the summer. Casino gaming is currently the main draw to the towns and gaming establishments have displaced many of the former tourist-related businesses.

    Customers for casinos in Black Hawk and Central City are primarily "day trippers" from the Denver metropolitan area. Approximately 2.1 million people live in the Denver metropolitan area, approximately 2.4 million people live within a 50-mile radius, and approximately 2.8 million people live within a 100-mile radius, of Black Hawk and Central City. Black Hawk and Central City are located approximately 35 miles west of Denver and approximately ten miles from Interstate 70, the main east-west artery connecting Denver with many of Colorado's premier ski resorts.

    MARKETING STRATEGY

    The Company targets primarily customers in the Denver metropolitan area.
The Company seeks to attract customers to the Colorado Casinos by: (i) offering first-class facilities with comfortable and efficient layouts; (ii) providing ample parking which is more convenient than that provided by many of its competitors; (iii) promoting customer awareness through marketing of the Bullwhackers name and theme; (iv) providing excellent customer service with a motivated staff; (v) utilizing strategic busing programs; (vi) offering customer promotions; (vii) providing desirable food products and refreshments; and (viii) providing incentives to higher-value repeat customers.

    In particular, the Company has used extensive marketing programs to build customer awareness, including television, radio, print, and direct mail. The Company believes that Bullwhackers enjoys among the highest name recognition of all casinos located in Colorado, a fact which the Company attributes in part to the success of its marketing campaigns. The Company has also developed promotional offerings centered around the Bullwhackers theme of offering a fun, exciting gaming atmosphere, including providing gift items and a cash-back reward system based upon level of play through membership in the "Bullwhackers Five Star Players Club." The Company also has instituted a popular busing program known as the "Bullride." The Bullride operates at least four times per day from Golden, a western Denver suburb, to and from Black Hawk and Central City, and between the two towns, and carries an average of 2,500 patrons per week.

    The Company has upgraded most of its slot machines by installing bill validators or purchasing new slot machines with bill validators thereby increasing customer play. Bill validators allow patrons to use paper currency rather than tokens or coins in slot machines. This capital expenditure program has increased the competitiveness of the Colorado Casinos within their markets by increasing the convenience and therefore the usage of the slot machines.

COMPETITION

    Competition in the Black Hawk and Central City gaming market, which forms the primary gaming market in Colorado, is intense. Bullwhackers Central City is located approximately one and one-half miles from Bullwhackers Black Hawk and the Silver Hawk Casino is located across the Company's parking lot from Bullwhackers Black Hawk. Due to their proximity, the Colorado Casinos compete for some of the same target markets of customers in the Denver metropolitan area. However, the Company believes that its primary competition for the Colorado Casinos are other casinos operating in Black Hawk and Central City, of which there are approximately 31 as of September 30, 1997, and, secondarily, casinos operating in Cripple Creek, of which there are approximately 24 as of September 30, 1997. More experienced, nationally recognized casino operators from other areas of the country have entered, or have recently announced plans to enter, the Colorado gaming market, including Harvey's, Riviera Holdings, Inc., Harrah's, Lady Luck, Bullseye Gaming, Anchor Gaming, Fitzgerald's, and Casino America, Inc., many of which have substantially greater financial and marketing resources than the Company. Because Colorado does not limit the total number of gaming licenses available for issuance in Colorado and there are no minimum facility size requirements, the Company expects the number of gaming facilities and gaming devices to continue to increase.

    The Company believes that the primary competitive factors in the Black Hawk-Central City market are location, availability and convenience of parking, number of slot machines and gaming tables, types and pricing of amenities, name recognition, and overall atmosphere. The Company believes it generally competes favorably on these factors, although Bullwhackers Central City offers less convenient parking than some of its competitors and Silver Hawk Casino is smaller and currently has less name recognition than some of its direct competitors.

    According to the Colorado Division of Gaming, there were 54 gaming facilities operating in Colorado as of August 31, 1997, with a total of 13,205 slot machines and 230 table games. Of these, 19 facilities, 5,268 slot machines and 105 table games were located in Black Hawk; 12 facilities, 3,390 slot machines and 63 table games were located in Central City; and 23 facilities, 4,547 slot machines and 62 table games were located in Cripple Creek. For the year ended 1996, the average daily adjusted gross proceeds (determined by deducting the amount paid out to patrons from gross proceeds, and sometimes referred to as the casino's "win") per slot machine was $113.25 in Black Hawk, $68.99 in Central City and $63.43 in Cripple Creek. The cumulative win for slot machines in Black Hawk as a market was $181 million in 1995, $204 million in 1996, and $109 million for the nine months ended September 30, 1997, compared with the cumulative win for slot machines in Central City as a market of $86 million in 1995, $83 million in 1996, and $41 million for the nine months ended September 30, 1997. Central City facilities have not been able to compete effectively with facilities in Black Hawk, as demonstrated by the decline in the gross gaming win in Central City for 1995 to 1996. Generally, Black Hawk casinos offer substantially more on-site parking and more convenient location and access, which is a significant competitive advantage in the Colorado market.

    The Company believes that since October 1991, approximately 12 casinos in Black Hawk and 23 casinos in Central City have ceased operations. In addition, several operators, including the Company, have reduced staffing and others have closed temporarily or reduced their square footage and/or hours of operations. The Company believes that the casinos that failed did so for a variety of reasons, including inferior design, inconvenient parking, inadequate size, inexperienced management, and undercapitalization.

    Various published reports detailing additional gaming projects have been announced for the town of Black Hawk. The majority of these projects are along the southern end of Black Hawk at the first major intersection off State Highway 119, providing these projects with the initial opportunity to capture visitors to Black Hawk from the Denver metropolitan area. In contrast, Bullwhackers Black Hawk and Silver Hawk Casino are located at the northern end of Black Hawk at the second major intersection off State Highway 119. In addition, the Colorado Department of Transportation has begun construction on a third major intersection off State Highway 119 between the two current intersections. This additional intersection will, when completed, provide the casinos south of Bullwhackers Black Hawk and Silver Hawk Casino with another opportunity to capture visitors to Black Hawk from the Denver metropolitan area, thereby potentially reducing traffic flow and customer visits to Bullwhackers Black Hawk and the Silver Hawk Casino.

    Currently, there are two major projects under construction in Black Hawk. The first is a joint venture between Black Hawk Gaming & Development Co., the 50% owner and operator of the Gilpin Hotel Casino, and Jacobs Entertainment, for a new 35,000 square foot casino, with 52 hotel rooms, 250 parking spaces and approximately 750 to 1,000 slot machines. It is currently anticipated that this project will be open during the summer or fall of 1998. The second significant project on which construction has commenced is the Isle of Capri Black Hawk, which is owned by subsidiaries of Casino America, Inc. and Nevada Gold & Casinos, Inc. The Isle of Capri project is expected to include a 55,000 square foot casino with 1,100 slot machines, 24 table games and 1,000 on-site parking spaces. It is expected to open in the late 1998 or early 1999. The new gaming capacity being developed may dilute existing operators' win per unit and revenue, including the Company's. Accordingly, such increase in capacity may have a material adverse effect on the Company's results of operations.

    In addition, a number of other casino projects have been announced and are in various planning stages, including a venture by Riviera Holdings, Inc. to construct what would be the largest facility in Black Hawk. Additionally, Bullseye Gaming has announced plans to commence construction in 1997 of the Black Hawk Brewery, which will offer 500 slot machines and 10 table games when open. Also, various other projects have been announced, proposed, discussed or rumored for the Black Hawk market, including large projects known as "Country World" and the "St. Moritz." While it is difficult to assess the likelihood and the timing of these proposed projects being completed, it is reasonably likely that at least some of the proposed competitive projects may be completed and open to the public by late 1999. In addition, as the town of Black Hawk has expanded, both in terms of gaming device capacity and market share, the Central City market has contracted. Therefore, should several of the announced competitive projects open, the increased competition may adversely affect the Company's operations in both Black Hawk and, to a greater extent, in Central City, and, accordingly, may have a material adverse effect on the Company's consolidated results of operations and financial position.

    Several lobbying groups placed initiatives for additional Colorado limited stakes gaming venues, including Denver, on the November 1992, 1994, and 1996 statewide ballots. Although each of these initiatives was defeated by a wide margin, similar initiatives, legislation or regulation could be introduced in the future. The enactment of any initiatives, legislation, or regulations legalizing gaming elsewhere in Colorado could, and if gaming closer to Denver was legalized would, have a material adverse effect on the Company's consolidated results of operations and financial position.

    In 1997, the Colorado state legislature passed, but the Governor vetoed, a bill that would have permitted video lottery terminals in dog and horse race tracks under certain terms and conditions. Video lottery terminals are games of chance, similar to slot machines, in which the player pushes a button that causes a random set of numbers or characters to be displayed on a video screen. Depending on the display, the player may be awarded a ticket, which can be exchanged for cash or playing credit. There can be no assurance that similar legislation permitting video lottery terminals in dog and horse race tracks or other venues will not be considered in the future.

    In addition to competing with other gaming facilities in Colorado, the Company competes to a lesser degree, both for customers and for potential future gaming sites, with gaming facilities nationwide, including casinos in Nevada and Atlantic City, many of which have substantially greater financial resources and experience in the gaming business. The Company also competes with other forms of gaming on both a local and national level, including state-sponsored lotteries, charitable gaming and pari-mutuel wagering, among others, and competes for entertainment dollars generally with other forms of entertainment. The recent expansion of legalized casino gaming to new jurisdictions throughout the United States may also affect competitive conditions. Although the Company's focus is the Colorado gaming market, it is considering gaming ventures in other locations that the Company believes present favorable opportunities, and may pursue such opportunities if its resources allow it to do so. See "--Growth Strategy." However, its ability to capitalize on such opportunities is expected to be limited due to competition for such opportunities from more experienced and financially stronger entities.

    A decline in the Denver economy, a decline in the Black Hawk-Central City gaming market, or increased competition for Denver metropolitan area residents from other gaming jurisdictions both inside and outside Colorado, could have a material adverse effect on the Company's consolidated results of operations, financial position and cash flows.

FEDERAL AND STATE GAMING REGULATIONS

    COLORADO GAMING REGULATIONS

    The Colorado Division of Gaming (the "Division") within the Colorado Department of Revenue licenses, implements, regulates, and supervises the conduct of limited stakes gaming. The Division is supervised by the five-member Colorado Limited Gaming Control Commission (the "Gaming Commission"). The Director of the Division has been granted broad power to ensure compliance with Colorado law and regulations adopted thereunder (collectively, the "Colorado Regulations"). The Director of the Division (i) may inspect, without notice, premises where gaming is being conducted; (ii) may seize, impound, or remove any gaming device; (iii) may examine and copy all of a licensee's records; (iv) may investigate the background and conduct of licensees and their employees; (v) may bring disciplinary actions against licensees and their employees; and (vi) conduct detailed background checks of persons who loan money to or invest money in a licensee.

    It is illegal to operate a gaming facility without a license issued by the Gaming Commission. The Gaming Commission is empowered to issue the following five types of gaming and gaming-related licenses: (i) slot machine manufacturer or distributor; (ii) operator; (iii) retail gaming; (iv) support; and (v) key employee. The first three licenses are issued for a one-year period and require annual renewal. However, support licenses and key employee licenses are issued for two year periods and are renewable. The licenses are revocable and non-transferable. Detailed and extensive playing procedures, standards, requirements, and rules of play are established for poker, blackjack, and slot machines. Licensees must, in addition, adopt comprehensive internal control procedures governing their gaming operations. Such procedures must be approved in advance by the Colorado authorities and include the areas of accounting, surveillance, security, cashier operations, key control, and fill and drop procedures, among others. The failure or inability of the Company, the Colorado Casinos, or associated persons to maintain necessary gaming licenses will have a material adverse effect on the operations of the Company.

    The Gaming Commission closely regulates the suitability of persons owning or seeking to renew an interest in a gaming license, and the suitability of a licensee can be adversely affected by persons associated with the licensee. Additionally, any person or entity having any direct interest in the Company or any casino directly or indirectly owned by the Company may be subject to administrative action, including personal history and background investigations. The actions of persons associated with the Company and its management employees, over whom the Company may have no control, could jeopardize any licenses held by the Company in Colorado.

    Bullwhackers Black Hawk, Bullwhackers Central City, and the Silver Hawk Casino were granted retailer/operator licenses concurrently with their respective openings. These licenses are subject to continued satisfaction of suitability requirements. The current licenses for the Bullwhackers Casinos expire on December 2, 1997 and the license for the Silver Hawk Casino expires on June 24, 1998. There can be no assurance that the Company will successfully renew its licenses in a timely manner or at all.

    All persons employed by the Company who are involved, directly or indirectly, in gaming operations in Colorado also are required to obtain a "support" gaming license prior to commencing employment. In addition, "key" licenses are issued to "key employees," which include any executive, employee or agent of a licensee having the power to exercise a significant influence over decisions concerning any part of the operations of a licensee. At least one key license holder must be on the premises of each Colorado Casino at all times.
All licenses are revocable, non-transferable and valid only for the particular location initially authorized, except that support and key employee licenses move with the approved individual and are not location specific.
Messrs. Szapor, Mayer, Rabin, Stephens, and the Company's four independent directors, among others, all hold key licenses in Colorado.

    As a general rule, under the Colorado Regulations, it is a criminal violation for any person to have a legal, beneficial, voting or equitable interest, or right to receive profits, in more than three retail/operator gaming licenses in

Colorado. The Company currently has three such licenses, one each for Bullwhackers Black Hawk, Bullwhackers Central City and the Silver Hawk Casino. Accordingly, any expansion opportunities that the Company may have in Colorado are limited absent the disposition of one of the Colorado Casinos. In addition, this limitation may affect the ability of certain persons to own the Company's stock. Under the Colorado Regulations, the definition of an "interest" in a licensee excludes ownership of less than 5% of a publicly traded company. Pursuant to the Colorado Regulations, a licensee that elects to register its common stock under Section 12(g) of the Exchange Act is considered to be publicly traded. The Company registered its common stock effective on the Effective Date and, accordingly, is considered a publicly traded company within the meaning of the Colorado Regulations. Any owner of any interest in a Colorado licensee, where such licensee is not publicly traded or of a 5% or more interest in a publicly traded licensee is precluded from owning more than 5% of the Company's stock.

    Under the Colorado Regulations, any person or entity having any direct or indirect interest in a gaming licensee or an applicant for a gaming license, including but not limited to the Company and stockholders of the Company, may be required to supply the Gaming Commission with substantial information, including but not limited to, personal background and financial information, source of funding information, a sworn statement that such person or entity is not holding his interest for any other party, and fingerprints. Such information, investigation and licensing as an "associated person" is automatically required of all persons who directly or indirectly own 10% or more of a direct or indirect legal, beneficial or voting interest in the Colorado Casinos, through their ownership of the Company, as a publicly traded licensee. Such persons (other than certain institutional investors discussed below) must report their interest and apply to the Gaming Commission for a finding of suitability within 45 days after acquiring such interest. Persons directly or indirectly having an interest between 5% and 9.99% in a publicly held licensee must report their interest to the Gaming Commission within ten days after acquiring their interest and may be required to provide additional information and may be required to be found suitable by the Gaming Commission. Institutional investors may be permitted to own up to 14.99% of the Colorado Casinos, through their ownership of the Company, before a finding of suitability will be required; provided, however, that such institutional investors must provide a certification within 45 days of acquiring such ownership of various matters relative to their ownership was acquired for investment purposes only. The Gaming Commission maintains the right to request information from any person, directly or indirectly interested, regardless of their level of ownership, in or employed by a licensee. An application for license or a finding of suitability may be denied for any reason deemed reasonable by the Gaming Commission or the Director of the Division. All licensing and investigation fees must be paid by the person in question. The associated person investigation fee currently is $48 per hour.

    If the Gaming Commission determines that a person or entity is not suitable to own a direct or indirect voting interest in the Company, the Company may be sanctioned unless the person or entity disposes of its voting interest. Sanctions may include the loss by any of the Colorado Casinos of their licenses. In addition, the Colorado Regulations prohibit a licensee or any affiliate of a licensee from paying dividends, interest or other remuneration to any person found to be unsuitable, or recognizing the exercise of any voting rights by any person found to be unsuitable. The Colorado Regulations require an operating casino licensee to include in its corporate charter provisions which permit the repurchase of the voting interests of any person found to be unsuitable. The Company's Certificate of Incorporation includes the required provisions.

    A person or entity may not sell, lease, purchase, convey, acquire or pledge an interest in an entity licensed to conduct limited stakes gaming in Colorado without the prior approval of the Gaming Commission, except for a less than 5% interest in a publicly traded corporation. Because the Merger will result in such an acquisition by Ladbroke, the Merger requires approval of the Gaming Commission. Accordingly, the Merger Agreement provides that consummation of the Merger is subject to, among other things, the Gaming Commission's prior approval. The Division or the Gaming Commission will require Ladbroke and the Company and various key employees, officers and directors of Ladbroke, the Company and certain parent, subsidiary and affiliated companies of Ladbroke and the Company, to provide extensive information in its review of the Merger and grant or deny such approval based on whether it determines Ladbroke to be a "suitable" purchaser. Any failure or refusal of such entities or persons to provide the requested information may detrimentally impact the ability of Ladbroke to obtain the necessary approval of the Gaming Commission. There can be no assurance that the Gaming Commission will approve the Merger.

    The Gaming Commission also has the right to request information from any person directly or indirectly interested in, or employed by, a licensee, and to investigate the moral character, honesty, integrity, prior activities, criminal record, reputation, habits and associations of (i) all persons licensed pursuant to the Colorado Limited Gaming Act, (ii) all officers, directors and stockholders of a licensed privately held corporation, (iii) all officers, directors and stockholders holding either a 5% or greater interest or a controlling interests in a licensed publicly traded corporation, (iv) all general partners and all limited partners of a licensed partnership, (v) all persons which have a relationship similar to that of an officer, director or stockholder of a corporation (such as members and managers of a limited liability company), (vi) all persons supplying financing or loaning money to any licensee connected with the establishment or operation of limited gaming, and
(vii) all persons having a contract, lease or ongoing financial or business arrangement with any licensee, where such contract, lease or arrangement relates to limited gaming operations, equipment, devices or premises.

    In addition, under the Colorado Regulations, every person who is a party to a "gaming contract" with an applicant for a license, or with a licensee, upon the request of the Gaming Commission or the Director, promptly must provide to the Gaming Commission or Director all information which may be requested concerning financial history, financial holdings, real and personal property ownership, interests in other companies, criminal history, personal history and associations, character, reputation in the community, and all other information which might be relevant to a determination whether a person would be suitable to be licensed by the Gaming Commission. Failure to provide all information requested constitutes sufficient grounds for the Director or the Gaming Commission to require a licensee or applicant to terminate its "gaming contract" (as defined below) with any person who failed to provide the information requested. In addition, the Director or the Gaming Commission may require changes in "gaming contracts" before an application is approved or participation in the contract is allowed. A "gaming contract" is defined as an agreement in which a person does business with or on the premises of a licensed entity.

    An application for license or suitability may be denied for any cause deemed reasonable by the Gaming Commission or the Director, as appropriate, including the failure to disclose any arrest on the application. If the Gaming Commission determines that a person or entity is unsuitable to own interests in the Company, then the Company, and/or any of the Colorado Casinos may be sanctioned, which may include the loss by the Company, and/or any of the Colorado Casinos of their respective approvals and licenses.

    The Gaming Commission does not require advance approval of a public offering of securities, but rather requires a filing of notice and additional documents with regard to such public offering prior to such public offering. Under the Colorado Regulations, the Gaming Commission may, at its discretion, require additional information and prior approval of such public offering.

    The Colorado Casinos may operate only between 8:00 a.m. and 2:00 a.m., and may permit only individuals 21 years or older to gamble in the casino. Slot machines, blackjack and poker are the only permitted games, with a maximum single bet of $5.00. The Colorado Casinos may not provide credit to gaming patrons. The Colorado Regulations restrict the percentage of space a casino may use for gaming to 50% of any floor and 35% of the overall square footage of the building in which the casino is located. Effective October 1 of each year, the Gaming Commission establishes the gross gaming revenue tax rate for the ensuing twelve months. Under the Colorado Constitution, the rate can be increased to as much as 40%. Colorado has both raised and lowered gaming tax rates since they were initially set in 1991. Currently, the maximum gaming tax rate is 20%. These regulations and taxes adversely affect the Colorado Casinos' ability to generate revenues and operating profits. See "-- Non-Gaming Regulation -- Taxation."

    The Company believes that it is presently in material compliance with all applicable gaming rules and regulations.

    NATIONAL GAMBLING IMPACT AND POLICY COMMISSION

    Federal legislation was recently enacted that established a National Gambling Impact and Policy Commission to study the economic impact of gambling on the United States, the individual states, and Native American tribes.

Additional federal regulation may occur due to the initiation hearings by the Commission. Any new Federal legislation could have a material adverse effect on the Company.

    NON-GAMING REGULATIONS

    LIQUOR REGULATION. The Liquor Agencies license, control, and regulate the sale of alcoholic beverages. The current liquor licenses for BWBH, Inc. and BWCC, Inc. expire in January and February 1998, respectively. The current Silver Hawk Casino, Inc. liquor license expires in June 1998.

    All liquor licenses are renewable, revocable, and non-transferable. The Liquor Agencies have full powers to limit, condition, suspend, or revoke any liquor license. Any such disciplinary action could, and any failure to renew or other revocation of any of its liquor licenses would, have a material adverse effect upon the operations of the Company. No assurances can be given that the Colorado Casinos will be able to retain or renew their respective liquor licenses.

    Under Colorado law, it is a criminal violation for any person or entity to own a direct or indirect interest in more than one type of alcoholic beverage license or more than three gaming tavern liquor licenses. Each Colorado Casino has a gaming tavern liquor license. Accordingly, the Company's expansion opportunities in Colorado are limited by such licensing restriction. Furthermore, no person that holds an interest in the Company may hold any direct or indirect legal, equitable or voting interest in any other Colorado alcoholic beverage licensee, and vice versa.

    TAXATION. Gaming operators in Colorado are subject to state and local taxes and fees in addition to ordinary federal and state income taxes. Black Hawk and Central City have imposed annual license fees, currently $750 and $1,265, respectively, for each gaming device installed in a casino. Colorado currently imposes an annual device fee of $75 for each gaming device installed in a casino. The Colorado Casinos operate as licensed gaming establishments pursuant to the Colorado Limited Gaming Act and, accordingly, are required to make monthly gaming tax payments to the State of Colorado. These rates are subject to annual revision with a maximum rate of 40%. The latest annual revision, which became effective October 1, 1997 and is still in effect, is calculated as a percentage of adjusted gross proceeds (casino net win). The current gaming tax rates and the gaming tax rates for the previous two gaming years are set forth in the following table:


                             Annual Tax Rate from          Annual Tax Rate
    Annual Gross Proceeds       10/94  to 9/96             Effective 10/96
    ---------------------       --------------             ---------------

    First $2 million                   2%                          2%
    Next $2 million                    8%                          4%
    Next $1 million                    15%                        14%
    Next $5 million                    18%                        18%
    Proceeds over $10 million          18%                        20%

EMPLOYEES

    The Company employs approximately 570 persons, including cashiers, dealers, food and beverage service, facilities maintenance, accounting, marketing, and human resources personnel. Several of the Company's employees hold key licenses in Colorado. See "--Colorado Gaming Regulations." No labor unions currently represent any employees of the Company. A standard package of employee benefits is provided to full-time employees. The Company believes that its employee relations are satisfactory.

SEASONALITY AND INCLEMENT WEATHER

    Because the Colorado Casinos are located in the Rocky Mountains, they are subject to sudden and severe winter storms. Access to Central City and Black Hawk, which are both located ten miles from Interstate 70, is made via a two-lane secondary road. In bad weather, and in the winter months generally, this access road is difficult to traverse, which reduces the number of patrons traveling to Black Hawk and Central City, and, accordingly, negatively affects the Company's operating results during these periods. As a result, the Colorado Casinos' business tends to be seasonal, with the highest level of activity occurring during the summer months.

    The site of Bullwhackers Black Hawk is located in a 100-year flood plain.
To date, the Company has not experienced any flooding resulting in damage to the casinos. The Company believes it carries adequate flood insurance on Bullwhackers Black Hawk facility. There can be no assurance that Bullwhackers Black Hawk will not suffer flood damage in the future or that any damage will be adequately covered by insurance.

PROPERTIES

    The Company owns, through wholly owned subsidiaries, the Colorado Casinos and the parking lot including, with the exception of Bullwhackers Black Hawk, the land underlying the buildings. The Company leases the land underlying Bullwhackers Black Hawk pursuant to a 23-year land lease expiring in 2014. The terms of the land lease require base minimum payments for the calendar year 1996 through 1999 of $150,000 per quarter. The base minimum quarterly payments increase thereafter for each five-year period for the balance of the lease term, up to a maximum of $195,000 per quarter. Additional rent in the amount of 1.9% of Bullwhackers Black Hawk's adjusted gross revenue is payable monthly in arrears throughout the term of the lease. The lease contains a buy-out provision which allows the Company to buy the land subject to the lease on or after November 1, 2001 at a price equal to nine times the annual base minimum rent payments in effect when the buy-out is exercised, which will be approximately $5.9 million. In March 1997, the Company relocated its corporate offices from Denver to Lakewood, Colorado, pursuant to a new $10,000 per month lease, which expires April 2002.

LEGAL PROCEEDINGS

    GENERAL

    The Company is or may become a defendant in pending or threatened legal proceedings in the ordinary course of business. The Company's management believes that the ultimate resolution of all such currently pending legal proceedings will not have a material adverse impact on the Company's financial position or results of operations.

    ENVIRONMENTAL MATTERS

    The Black Hawk and Central City gaming districts, including the Colorado Casino sites, are located generally within the Central City/Clear Creek Superfund site (the "Site") as designated by the Environmental Protection Agency (the "EPA"), pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). The Site includes numerous specifically identified areas of mine tailings and other waste piles from former gold mine operations that are the subject of ongoing investigation and clean-up by the EPA and the Colorado Department of Public Health and Environment (the "CDPHE"). CERCLA requires remediation of sites from which there has been a release or threatened release of hazardous substances and authorizes the EPA to take any necessary response actions at Superfund sites, including authorizing potentially responsible parties ("PRPs") to clean up or contribute to the clean-up of a Superfund site. PRPs are broadly defined under CERCLA, and include past and present owners and operators of a site. CERCLA imposes strict liability on PRPs, and courts have commonly held PRPs to be jointly and severally liable for all response costs.

    Although the Colorado Casinos are not within any of the specific areas of the Site currently identified by the EPA for investigation or remediation, the site on which the parking lot was constructed was identified as requiring remediation in connection with the construction of the parking lot. That remediation was completed in June 1994. When the Company expanded the parking lot in June 1996, additional environmental remediation of hazardous soil was required. Such additional remediation was completed, at the direction and approval of the EPA and CDPHE, prior to December 31, 1996.

    The Company, through independent environmental consultants, conducted both Phase I and Phase II environmental examinations of the real property underlying the Bullwhackers casinos and obtained subsequent follow-up reports. Based on these examinations, the Company is not aware of any environmental problems affecting the Bullwhackers casinos which are likely to result in material costs to the Company. Although the Company has not conducted environmental evaluations of the real property underlying the Silver Hawk Casino facility, it does not believe that there are any environmental problems affecting the Silver Hawk Casino site which are likely to result in material costs to the Company. No assurance can be given, however, that the Company will not subsequently discover significant environmental problems at any of its Colorado properties. Furthermore, the EPA or other governmental authorities could broaden their investigations and identify additional areas within the Site, including the Colorado Casino sites, for remediation. If any of the Colorado Casinos were included in additional areas of concern within the Site, the Company could be identified as a PRP and any liability related thereto could have a material adverse effect on the Company. Furthermore, environmental conditions at any of the Company's Colorado properties could have, or could in the future have, a detrimental impact on adjacent or nearby properties or persons. No assurance can be given that no such impact on a third party will arise in the future, nor that such an impact, if it arises, will not have a material adverse impact on the Company.

               INFORMATION CONCERNING LADBROKE AND THE ACQUISITION SUB

    The following information has been provided by Ladbroke.

    LRC is a direct, and Ladbroke is an indirect, wholly owned subsidiary of Ladbroke Group plc ("Ladbroke Group"), a U.K. public company whose shares are traded on the London Stock Exchange. Ladbroke Group is a leading hospitality and leisure company which had over $6.5 billion in sales for its fiscal year ended December 31, 1996. Ladbroke Group has two core businesses, ownership and management of 161 Hilton International hotels in 47 countries and betting and gaming operations, including casinos and betting shops in the U.K. and U.S. operations which include three horse race tracks in California, Michigan, and Pennsylvania. The principal executive offices of Ladbroke are located at Plaza Two, Suite 500, 3260 Blume Drive, Richmond, California 94806, telephone (510) 243-1600.

                               INDEPENDENT ACCOUNTANTS

    Arthur Andersen LLP, the Company's independent accountants for the year ending December 31, 1997, is expected to have a representative at the Special Meeting to answer any relevant questions from Stockholders.

                                AVAILABLE INFORMATION

    The Company is subject to the reporting and other requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements, and other information filed by the Company may be inspected, without charge, and copies may be obtained at prescribed rates, at the Commission's public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048 and can also be reviewed through the Commission's Electronic Data Gathering, Analysis and Retrieval System which is publicly available through the Commission's Web site (http://www.sec.gov).

                          CONSOLIDATED FINANCIAL STATEMENTS




                                                                          Page
                                                                          ----

Report of Independent Public Accountants. . . . . . . . . . . . . . . . .  F-2

Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . . . .  F-3

Consolidated Statements of Operations . . . . . . . . . . . . . . . . . .  F-4

Consolidated Statements of Stockholders' Equity . . . . . . . . . . . . .  F-5

Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . . . .  F-6

Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . .  F-8


    All other schedules are omitted because the required information is not present in amounts sufficient to require submission of the schedule or because the information required is included in the Consolidated Financial Statements and Notes thereto.

                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


  To Colorado Gaming & Entertainment Co.:

We have audited the accompanying consolidated balance sheets of Colorado Gaming & Entertainment Co. (formerly Hemmeter Enterprises, Inc.) and subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period from June 7, 1996 through December 31, 1996, the period from January 1, 1996 through June 6, 1996 and the two years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Colorado Gaming & Entertainment Co. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the period from June 7, 1996 through December 31, 1996, the period from January 1, 1996 through June 6, 1996 and the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.




Denver, Colorado
     March 21, 1997.                                         Arthur Andersen LLP

                         COLORADO GAMING & ENTERTAINMENT CO.
                             CONSOLIDATED BALANCE SHEETS
                          (in thousands, except share data)


                                                                          Predecessor Company        Reorganized Company (a)
                                                                           December 31, 1995   December 31, 1996     September 30,
                                                                         ------------------   -----------------     --------------
                                                                                                                        1997
                                                                                                                        ----
                                                                                                                      (unaudited)
                                            ASSETS
                                            ------
CURRENT ASSETS:
    Cash and cash equivalents                                              $      3,623          $    5,758          $    5,503
    Accounts receivable, net                                                        226                 217                 249
    Inventories                                                                      85                 106                 118
    Prepaid expenses                                                                638                 406                 666
                                                                           ------------          ----------          ----------
         Total current assets                                                     4,572               6,487               6,536
                                                                           ------------          ----------          ----------

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net                              32,127              41,322              41,875

EXCESS REORGANIZATION VALUE, net (Note 2)                                          --                18,256              16,971

OTHER ASSETS, net of accumulated amortization of $239, $370 and $451
respectively                                                                        981                 983                 649
                                                                           ------------          ----------          ----------
                                                                           $     37,680          $   67,048          $   66,031
                                                                           ------------          ----------          ----------
                                                                           ------------          ----------          ----------
    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
    Accounts payable                                                       $        404          $      804          $      558
    Accrued expenses (Note 2)                                                     3,953               4,025               5,572
    Current portion of credit facility                                             --                 1,308                 435
    Current portion of other notes payable and capital leases                      --                   651                 647
                                                                           ------------          ----------          ----------
         Total current liabilities                                                4,357               6,788               7,212
                                                                           ------------          ----------          ----------

NOTES PAYABLE, net of current portion:
    Senior secured notes payable                                                   --                52,883              52,883
    Credit facility                                                                --                 1,136                --
    Other notes payable and capital leases                                         --                 1,372                 893
                                                                           ------------          ----------          ----------
                                                                                   --                55,391              53,776
                                                                           ------------          ----------          ----------
LIABILITIES SUBJECT TO COMPROMISE                                               186,460                --                  --
                                                                           ------------          ----------          ----------

         Total liabilities                                                      190,817              62,179              60,988
                                                                           ------------          ----------          ----------

COMMITMENTS AND CONTINGENCIES (NOTE 10)

STOCKHOLDERS' EQUITY (DEFICIT):

Preferred stock, $.01 par value, 2,000,000 shares authorized, none
  issued at December 31, 1995, canceled on June 6,1996                             --                  --                  --

Common stock, $.01 par value, 50,000,000 shares authorized, 11,786,235 shares issued and outstanding at  December 31, 1995, canceled on
  June 6, 1996                                                                      118                --                  --

Warrants issued, canceled on June 6, 1996                                         7,000                --                  --

Common stock, $.01 par value, 20,000,000 shares authorized, 5,138,888 and 5,236,091 shares issued and outstanding at December 31, 1996 and
  September 30, 1997                                                               --                    51                  52

Additional paid-in capital                                                        2,162               4,626               4,706

Retained earnings (deficit)                                                   (162,417)                 192                 285
                                                                           ------------          ----------          ----------
         Total stockholders' equity (deficit)                                 (153,137)               4,869               5,043
                                                                           ------------          ----------          ----------
                                                                           $     37,680          $   67,048          $   66,031
                                                                           ------------          ----------          ----------
                                                                           ------------          ----------          ----------


(a) Due to the Reorganization and implementation of fresh-start reporting, financial statements for the Reorganized Company (period starting June 7, 1996) are not comparable to those of the Predecessor Company. See Notes to the Financial Statements for additional information.

The accompanying notes are an integral part of these consolidated balance sheets.

                         COLORADO GAMING & ENTERTAINMENT CO.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                       (in thousands, except per share amounts)


                                                                            January 1,      June 7,       June 7,      Nine Months
                                                                          1996 through   1996 through  1996 through       ended
                                               Years Ended December 31        June 6,    December 31,  September 30,   September 30,
                                                 1994            1995          1996        1996(a)         1996(a)        1997
                                                 ----            ----          ----        --------       --------        ----
                                                                                                        (Unaudited)    (Unaudited)

REVENUES:
Casino                                       $  42,724    $    44,854    $    19,126      $  29,398        $17,073        $38,833
  Food and beverage                              3,571          3,737          1,288          1,998          1,215          2,520
  Other                                            389            286             32            117             47            195
                                             ---------    -----------    -----------      ---------        -------        -------
  Gross revenues                                46,684         48,877         20,446         31,513         18,335         41,548
    Less: promotional allowances                (1,210)        (1,449)          (464)          (833)          (465)        (1,094)
                                             ---------    -----------    -----------      ---------        -------        -------
  Net revenues                                  45,474         47,428         19,982         30,680         17,870         40,454
                                             ---------    -----------    -----------      ---------        -------        -------

OPERATING EXPENSES:
  Casino                                        14,247         13,087          5,788          7,884          4,269         10,586
  Gaming taxes and device fees                   8,178          8,277          3,614          4,564          3,308          7,953
  Food and beverage                              3,140          3,173          1,299          2,111          1,128          2,550
  General and administrative:
    Casino                                       3,281          3,223          1,249          1,557            917          2,186
    Corporate                                   12,037          6,872            902          1,926          1,102          2,102
  Marketing                                      3,776          5,806          2,349          4,001          2,338          5,311
  Depreciation and amortization                  4,307          4,771          1,882          4,044          2,209          4,035
  Pre-opening                                    2,594            --              47            315            315            --
  Reorganization items (Note 1)                    --          17,910          2,290            308            106             10
  Impairment of  assets                          6,875         10,945            --             --              71             88
                                             ---------    -----------    -----------      ---------        -------        -------
  Total operating expenses                      58,435         74,064         19,420         26,710         15,763         34,821
                                             ---------    -----------    -----------      ---------        -------        -------

INCOME (LOSS) FROM OPERATIONS                  (12,961)       (26,636)           562          3,970          2,107          5,633

  Interest expense (Note 5)                    (18,822)       (18,664)          (579)        (3,867)        (2,146)        (5,090)
  Interest income                                1,976            361             66             89             59             68
  Equity loss of unconsolidated
  subsidiary                                    (2,324)       (70,277)          --             --             --             --
                                             ---------    -----------    -----------      ---------        -------        -------

INCOME (LOSS) BEFORE INCOME TAX PROVISION      (32,131)      (115,216)            49            192             20            611
  Provision for income taxes                       --             --             --             --             --            (518)
                                             ---------    -----------    -----------      ---------        -------        -------

  Net income (loss) before extraordinary
  gain                                         (32,131)      (115,216)            49            192             20             93
  Extraordinary gain from reorganization
  items                                           --             --          164,358           --             --             --
                                             ---------    -----------    -----------      ---------        -------        -------
NET INCOME (LOSS)                            $ (32,131)   $  (115,216)   $   164,407      $     192        $    20        $    93
                                             ---------    -----------    -----------      ---------        -------        -------
                                             ---------    -----------    -----------      ---------        -------        -------

NET INCOME PER SHARE(b)                          N/A            N/A            N/A        $    0.04        $  0.00        $  0.02
                                             ---------          -----          -----      ---------        -------        -------
                                             ---------          -----          -----      ---------        -------        -------

WEIGHTED AVERAGE COMMON AND
EQUIVALENT SHARES OUTSTANDING                    N/A            N/A            N/A        5,138,888      5,138,888      5,179,569
                                             ---------    -----------    -----------      ---------      ---------      ---------
                                             ---------    -----------    -----------      ---------      ---------      ---------


(a) Due to the Reorganization and implementation of fresh-start reporting, financial statements for the Reorganized Company (period starting June 7, 1996) are not comparable to those of the Predecessor Company. See Notes to the Financial Statements for additional information.

(b) The weighted average number of common shares outstanding and net income per common share for the Predecessor Company have not been presented because, due to the Reorganization and implementation of fresh-start reporting, they are not comparable to subsequent periods.

The accompanying notes are an integral part of these consolidated statements.

                         COLORADO GAMING & ENTERTAINMENT CO.
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (in thousands, except number of shares)



                                                              Common Stock
                                                        -----------------------
                                                                                             Additional  Retained
                                                                                 Warrants     Paid-in    Earnings
                                                             Shares     Amount    Issued      Capital    (Deficit)      Totals
                                                        ------------------------------------------------------------------------

BALANCES, December 31, 1993. . . . . . . . . . . . . .    10,269,641  $    103   $  8,266   $  2,008     $(15,070)    $ (4,693)
Conversion of common stock to warrants . . . . . . . .      (421,854)       (4)      --            4         --           --
Net loss . . . . . . . . . . . . . . . . . . . . . . .          --        --         --         --        (32,131)     (32,131)
                                                         -----------  --------   --------   --------     --------     --------

BALANCES, December 31, 1994. . . . . . . . . . . . . .     9,847,787        99      8,266      2,012      (47,201)     (36,824)

Vesting of common stock grants to
officers and directors . . . . . . . . . . . . . . . .        88,667         1       --          168         --            169
Warrants of deconsolidated subsidiary
excluded in 1995 period. . . . . . . . . . . . . . . .          --        --       (1,266)      --           --         (1,266)
Conversion of warrants to common stock . . . . . . . .     1,849,781        18       --          (18)        --           --
Net loss . . . . . . . . . . . . . . . . . . . . . . .          --        --         --         --       (115,216)    (115,216)
                                                         -----------  --------   --------   --------     --------     --------

BALANCES, December 31, 1995. . . . . . . . . . . . . .    11,786,235       118      7,000      2,162     (162,417)    (153,137)
Cancellation of Predecessor Company common stock
and warrants and elimination of deficit. . . . . . . .   (11,786,235)     (118)    (7,000)     1,951      162,417      157,250
                                                         -----------  --------   --------   --------     --------     --------

BALANCES, June 6, 1996 . . . . . . . . . . . . . . . .          --        --         --        4,113         --          4,113

Issuance of new common stock . . . . . . . . . . . . .     5,000,000        50       --         --           --             50
Restricted stock grants to officers and directors. . .       138,888         1       --          513         --            514
Net income June 7 through December 31, 1996. . . . . .          --        --         --         --            192          192
                                                         -----------  --------   --------   --------     --------     --------

BALANCES, December 31, 1996. . . . . . . . . . . . . .     5,138,888        51       --        4,626          192        4,869
 . . . . . . . . . . . . . . . . . . . . . . . . . . .
Stock grants to officers and directors . . . . . . . .        97,203         1       --           80         --             81
Net loss . . . . . . . . . . . . . . . . . . . . . . .          --        --         --         --             93           93
                                                         -----------  --------   --------   --------     --------     --------

BALANCES, June 30, 1997 (unaudited). . . . . . . . . .     5,236,091  $     52   $   --     $  4,706     $    285     $  5,043
                                                         -----------  --------   --------   --------     --------     --------
                                                         -----------  --------   --------   --------     --------     --------



The accompanying notes are an integral part of these consolidated statements.



                                                 COLORADO GAMING & ENTERTAINMENT CO.
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                            (in thousands)


                                                                             January 1,
                                                                                1996         June 7,       June 7,      Nine Months
                                                                              through     1996 through   1996 through      Ended
                                                   Years Ended December 31,   June 6,     December 31,  September 30,  September 30,
                                                      1994         1995         1996         1996(a)       1996(a)          1997
                                                      ----         ----         ----         -------       -------          ----
                                                                                                         (Unaudited)    (Unaudited)
   CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                               $ (32,131)   $(115,216)   $ 164,407       $    192         $  20          $  93

 Adjustments to reconcile net income (loss) to net
 cash
     provided by operating activities:
 Depreciation and amortization                       4,307        4,771        1,882          4,044         2,209          4,035

 Deferred income tax expense                           --           --           --             --            --             518
 Loss on retirements of property and equipment         --           127          244            150           120             81
 Equity in loss of unconsolidated subsidiaries       2,324       70,277          --             --            --             --
 Noncash compensation                                  --           169          --             514            71             88
 Predevelopment costs                                3,929          --           --             --            --             --

 Impairment of assets                                6,875       11,347          --             --            --             --
 Noncash interest expense                           17,909       17,895          495          3,443           --             --
 Extraordinary gain from reorganization                --           --      (164,358)           --            --             --
 Change in working capital and other                  (499)       1,315          822         (3,111)       (1,201)         1,216
 Noncash reorganization items                          --        15,317        1,825            --            --             --
                                                    ------       ------      -------          -----         -----          -----
 Net cash provided by operating activities           2,714        6,002        5,317          5,232         1,219          6,031
                                                    ------       ------      -------          -----         -----          -----
   CASH FLOWS FROM INVESTING ACTIVITIES:
 Expenditures for property, equipment and
 leasehold improvements                            (31,560)      (1,508)      (3,885)        (3,224)       (2,633)        (3,950)
 Investment in development projects                 (3,358)         --           --             --            --             --
 Net restricted funds (placed in) disbursed from
 escrow                                             52,552        4,209         (507)           244           248            156
 Investment in unconsolidated subsidiaries         (20,334)      (9,270)         --             --            --             --
 Advances to PRIGSA                                 (5,875)        (289)         --             --            --             --
 (Increase) decrease in other assets                (5,174)          59          --             --            --             --
 Advances to affiliates, net                        (4,402)      (1,257)         --             --            --             --
                                                    ------       ------      -------          -----         -----          -----
 Net cash used in investing activities             (18,151)      (8,056)      (4,392)        (2,980)       (2,385)        (3,794)
                                                    ------       ------      -------          -----         -----          -----
   CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from notes payable to affiliate              --         2,000          --             --            --             --
 Proceeds from debt financing                       13,048          --         5,824          2,392         2,559          1,000
 Payment of debt placement costs, net of accrued
 liabilities                                           (38)        (315)         --            (445)          --             --
 Repayments of debt financing                       (2,540)      (1,651)      (3,304)        (5,509)       (3,646)        (3,492)
                                                    ------       ------      -------          -----         -----          -----
 Net cash provided by (used in) financing
 activities                                         10,470           34        2,520         (3,562)       (1,807)        (2,492)
                                                    ------       ------      -------          -----         -----          -----
   NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                        (4,967)      (2,020)       3,445         (1,310)       (2,253)          (255)
   CASH AND CASH EQUIVALENTS, at beginning of
 period (less $2,334 of cash in subsidiary
 deconsolidated in 1995 period)                     12,944        5,643        3,623          7,068         7,068          5,758
                                                    ------       ------      -------          -----         -----          -----
   CASH AND CASH EQUIVALENTS, at end of period     $ 7,977     $  3,623      $ 7,068        $ 5,758       $ 4,815        $ 5,503
                                                   -------     --------      -------        -------       -------        -------
                                                   -------     --------      -------        -------       -------        -------

 (a) Due to the Reorganization and implementation of fresh-start reporting, financial statements for the new Reorganized Company (period starting June 7, 1996) are not comparable to those of the Predecessor Company. See Notes to the Financial Statements for additional information.

 The accompanying notes are an integral part of these consolidated statements.


                                      F-6


                                                 COLORADO GAMING & ENTERTAINMENT CO.
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                            (in thousands)




                                                                             January 1,
                                                                                1996         June 7,       June 7,      Nine Months
                                                                              through     1996 through   1996 through      Ended
                                                   Years Ended December 31,   June 6,     December 31,  September 30,  September 30,
                                                      1994         1995         1996         1996(a)       1996(a)          1997
                                                      ----         ----         ----         -------       -------          ----
                                                                                                         (Unaudited)    (Unaudited)
 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest, net of amounts
 capitalized                                       $   965    $     579   $       19        $ 1,020       $   233        $ 3,461
                                                   -------     --------      -------        -------       -------        -------
                                                   -------     --------      -------        -------       -------        -------
 SUPPLEMENTAL SCHEDULE OF NONCASH
         INVESTING AND FINANCING ACTIVITIES:
 Issuance of senior secured notes payable and
 other notes payable pursuant to the
 Reorganization (Note 1)                            $  --      $    --        $  --        $ 50,000       $   --         $   --
                                                   -------     --------      -------        -------       -------        -------
                                                   -------     --------      -------        -------       -------        -------
 Issuance of notes payable and capital lease
 obligations for purchases of property and
 equipment                                        $    726     $    227       $  --        $    --       $    --         $   --
                                                   -------     --------      -------        -------       -------        -------
                                                   -------     --------      -------        -------       -------        -------
 Issuance of notes payable for accrued interest
 obligations                                       $17,001     $  9,416       $  --       $   2,883      $    --         $   --
                                                   -------     --------      -------        -------       -------        -------
                                                   -------     --------      -------        -------       -------        -------




     (a) Due to the Reorganization and implementation of fresh-start reporting, financial statements for the new Reorganized Company (period starting June 7, 1996) are not comparable to those of the Predecessor Company. See Notes to the Financial Statements for additional information.

 The accompanying notes are an integral part of these consolidated statements.

                         COLORADO GAMING & ENTERTAINMENT CO.
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 and SEPTEMBER 30, 1997

            (Information as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 is unaudited)


(1) ORGANIZATION

    ORGANIZATION


    Colorado Gaming & Entertainment Co. ("CG&E") and its subsidiaries (collectively referred to hereinafter as the "Company"), formerly known as Hemmeter Enterprises, Inc. (referred to as the "Predecessor Company" or "HEI" for the period prior to June 7, 1996), was incorporated in August 1993 to develop, own and operate gaming and related entertainment facilities. Three wholly owned subsidiaries, BWBH, Inc., BWCC, Inc., and Silver Hawk Casino, Inc., own and operate limited stakes gaming facilities in Colorado (collectively, the "Colorado Casinos"). Millsite 27, Inc., also a wholly owned subsidiary, owns a parking lot, opened in 1994 for the use by BWBH, Inc. and Silver Hawk Casino, Inc. A wholly owned subsidiary of the Predecessor Company, Grand Palais Riverboat, Inc. ("GPRI"), developed and operated a riverboat gaming project in New Orleans, Louisiana (the "Riverboat Project"). GPRI's riverboat gaming operations commenced on March 29, 1995 and ceased on June 6, 1995.

    GPRI BANKRUPTCY

    The Riverboat Project incurred construction cost overruns and had substantial operating losses as a result of the failure of the New Orleans gaming market to develop as anticipated and the resulting failure of the Riverboat Project to achieve projected revenues. As a result, GPRI terminated riverboat gaming operations on June 6, 1995. On July 26, 1995, certain creditors filed an involuntary petition under chapter 7 of the Federal Bankruptcy Code against GPRI. On July 27, 1995, GPRI converted its petition to a voluntary petition under chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Louisiana (the "Court").

    Following termination of GPRI operations, the Predecessor Company's management began assessing the possibility that all or part of the Riverboat Project could be sold to another gaming operator. After evaluation and negotiation of potential transactions, the Predecessor Company, certain creditors and GPRI entered into a letter of intent with Casino America, Inc. ("Casino America Agreement"). On May 3, 1996, as part of the Company's overall restructuring, the Predecessor Company's stock interest in GPRI was sold to Casino America, Inc. pursuant to the Predecessor Company's reorganization. Consideration, consisting of cash, stock, and notes totaling approximately $59 million, was allocated among the GPRI creditors, which included the Predecessor Company's senior secured bond holders. Accordingly, the Predecessor Company received no consideration from the sale of GPRI. Concurrently with this stock sale as provided by GPRI's reorganization, all claims against the Company related to GPRI were released. This transaction has no financial statement impact on the Company in the 1996 period, as the investment in GPRI was reduced to zero in the 1995 period by charging the $70.3 million of equity in loss of unconsolidated subsidiary against the investment account.

    HEI BANKRUPTCY

    In June 1995, the Predecessor Company received "Notices of Default" from the trustee of its Senior Secured Pay-In-Kind Notes (the "Old Notes") (See Note
5), alleging that the Predecessor Company was in default under various provisions of the Old Notes Indenture. The alleged defaults included, among other matters, violations related to the issuance of certain additional indebtedness, the termination of riverboat gaming operations, numerous liens filed against the Riverboat Project, and the failure to file audited financial statements on a timely basis. On November 7, 1995, the Predecessor Company and three of its wholly owned subsidiaries (BWBH, Inc., BWCC, Inc. and Millsite 27, Inc.) (collectively, the "Debtor") filed voluntary petitions for reorganization under chapter 11 of the Federal Bankruptcy Code in the District of Delaware as contemplated by the negotiations with the bondholders (the bankruptcy proceedings are referred to as the "Reorganization"). The chapter 11 case subsequently was transferred to the Court.

    On June 7, 1996 (the "Effective Date"), the Company and its three subsidiaries emerged from bankruptcy and the following events occurred pursuant to the Reorganization:

1. The existing common stock and warrants of the Predecessor Company were canceled and 5 million newly authorized shares of common stock were issued to the Company's senior secured creditors.

2. $176 million of outstanding senior secured debt was canceled and $50 million in principal amount of 12% Senior Secured Pay-In-Kind Notes, due 2003 (the "Notes") (Note 5), was issued.

3. Pursuant to the settlement of certain lawsuits against the Company and certain of its executive officers, the Company issued two promissory notes to Capital Associates, Inc. ("CAI"), a secured creditor in both the Predecessor Company's and GPRI's bankruptcy cases, in total principal amounts of $2.3 million.

4. The amounts outstanding under the DIP Facility (Note 5) was paid in full and the DIP Facility was terminated. The Company replaced the DIP Facility with a new $12.5 million credit facility on the Effective Date.

5.  Certain unsecured indebtedness totaling $1.2 million was canceled.

6.  The Company changed its name to Colorado Gaming & Entertainment Co.

    LIABILITIES SUBJECT TO COMPROMISE

    Prior to the Effective Date, the Predecessor Company reported certain secured and unsecured claims which were in existence prior to the bankruptcy filing under the heading "liabilities subject to compromise." Additional claims arose subsequent to the petition date resulting from the rejection of executory contracts and/or leases and from the allowance by the Court of contingent and/or disputed claims. Creditors and other parties in interest filed claims with the Court which were substantially in excess of the amounts recorded in the Predecessor Company's records. These differences were primarily related to errors, duplicative claims and overstatement of claims.

Liabilities subject to compromise consisted of the following as of December 31, 1995 (in thousands):


 Senior Secured Pay-In-Kind Notes.................                  $174,274
 Notes payable to affiliate.......................                     2,122
 Equipment financing..............................                     4,169
 HEI guarantee of subsidiary debt.................                     4,600
 HEI trade payables...............................                     1,295
                                                                    --------
     Total........................................                  $186,460
                                                                    --------
                                                                    --------

    FRESH START REPORTING

    In accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), the Company was required to adopt "fresh-start" accounting on the Effective Date. The impact of the adoption of fresh-start reporting is reflected in the December 31, 1996 consolidated balance sheet. In adopting fresh-start reporting, the Company, with the assistance of its financial advisors and third-party appraisals, estimated its reorganization value, which represents the fair value of the entities under Reorganization, before considering liabilities. The estimated value for these entities totaled approximately $65 million. Accordingly, this valuation resulted in a $26.6 million write up of the Company's assets. The reorganization value of the Company was determined by consideration of several factors, including the discounted
residual value of the Company's cash flows and comparable sales.   The excess
of the reorganization value over the fair market value of the net assets, totaling $18.8 million, is reported as excess reorganization value in the accompanying consolidated balance sheet and will be amortized over an 18.5-year period, which equals the remaining term of BWBH's land lease.

    The adjustments to reflect the consummation of the Reorganization
(including the gain on extinguishment of debt and other prepetition liabilities) and the adjustment to record assets and liabilities at their fair values have been reflected in the December 31, 1996 consolidated financial statements. Specifically, the extraordinary gain from the write-down of the Company's debt totaled approximately $129 million and retained earnings immediately prior to adopting "fresh start" reporting totaled $123 million, which was also written-off as an extraordinary item. Accordingly, a vertical black line is shown in the consolidated financial statements to separate post-Reorganization operations from those prior to June 7, 1996. As a result of adopting fresh-start reporting, the Reorganized Company's consolidated financial statements are not comparable with those prepared before the Effective Date, including the historical consolidated financial statements included herein.

    SILVER HAWK ACQUISITION

    On March 27, 1996, Silver Hawk Casino, Inc. ("Silver Hawk Casino") was incorporated in Delaware, as a wholly owned subsidiary of the Predecessor Company, for purposes of acquiring and operating a limited stakes casino in Black Hawk, Colorado. In April 1996, the Company purchased the Silver Hawk Casino, which was not operating at the time, for $2.7 million, of which $900,000 was borrowed under the DIP Facility. The remaining $1.8 million was financed by a note payable to the seller, which accrued interest at 9.5% per annum, and provided for monthly principal and interest payments on a 20 year amortization schedule. The Company retired the seller's note from available cash on June 18, 1996. Additionally, the Company invested an additional $2 million to equip and prepare the Silver Hawk Casino for opening. The Company commenced gaming operations at the Silver Hawk Casino on June 26, 1996.

(2)  SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

    The accompanying consolidated financial statements of the Reorganized Company (period beginning June 7, 1996) and the Predecessor Company (periods prior to June 7, 1996) include the accounts of CG&E and its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated.

    As of December 31, 1994, the accounts of GPRI are consolidated with those of the Predecessor Company. Because of the GPRI bankruptcy proceedings and Casino America Agreement in 1995, it was determined that the Predecessor Company did not "control" GPRI and, therefore, GPRI no longer met the consolidation criteria pursuant to

Statement of Financial Accounting Standards No. 94, "Consolidation of All Majority-Owned Subsidiaries." Accordingly, effective January 1, 1995, the Predecessor Company's investment in GPRI is accounted for under the equity method. Under the equity method, original investments are recorded at cost and adjusted by the Company's share of undistributed losses of the investee. Such investment had been reduced to zero as of December 31, 1995, due to the losses of GPRI.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INTERIM REPORTING

    The accompanying unaudited consolidated financial statements and related notes of the Company have been prepared in accordance with generally accepted accounting principles for interim financial reporting. In the opinion of management, all adjustments considered necessary for fair presentation of financial position, results of operations and cash flows have been included. Operating results for the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report in the Form 10-K for the year ended December 31, 1996.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents includes cash in banks, currency located in the casinos' vaults, coins located in the gaming device hoppers and other cash used in daily operations. Included in cash and cash equivalents at December 31, 1995, 1996 and September 30, 1997 is restricted cash totaling $595,000, $511,000 and $626,000 respectively, which represents the portion of cash on hand that is required to be maintained by the Colorado Casinos based on regulations promulgated by the Colorado Limited Gaming Control Commission (the "Colorado Gaming Commission").

    The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount of cash equivalents approximates fair value due to the short-term maturity of those investments.

    INVENTORIES

    Inventories consist of food and beverage, retail and casino supplies. Inventories are stated at the lower of cost (first-in, first-out basis) or market.

    PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    In connection with the adoption of fresh-start reporting, the Company was required to adjust property, equipment and leasehold improvements to fair value. Such adjustment resulted in an increase in net property, equipment and leasehold improvements of approximately $8 million with no material change in the remaining useful lives.

    Otherwise, property, equipment and leasehold improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Costs of major improvements are capitalized; costs of normal repairs and maintenance are charged to expense as incurred.

    EXCESS REORGANIZATION VALUE

    Excess reorganization value is amortized on a straight-line basis over 18.5 years. Accumulated amortization of excess reorganization value was $577,000 and $1.3 million at December 31, 1996 and September 30, 1997, respectively. The Company continually evaluates current events and circumstances in order to determine whether the recorded balance has been impaired.

    ACCRUED EXPENSES

    Accrued expenses consisted of the following (in thousands):

                                           December 31,      September  30,
                                       1995          1996           1997
                                       ----          ----           ----
                                                                (unaudited)

 Gaming taxes payable........        $  537       $   521          $  807
 Accrued payroll and related
 expenses....................         1,048           991             890
 Reorganization items........         1,202           --              --
 Accrued interest............           --            542           2,171
 Incentive compensation......           --            454             --
 Accrued gaming liabilities..           437           624             733
 Other accruals..............           729           893             971
                                     ------        ------          ------
                                    $ 3,953       $ 4,025         $ 5,572
                                    -------       -------         -------
                                    -------       -------         -------

    CASINO REVENUES AND PROMOTIONAL ALLOWANCES

    In accordance with industry practice, the Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. The retail value of food and beverage furnished to customers on a complimentary basis is included in gross revenues and then deducted as promotional allowances. The estimated cost of providing such promotional allowances is included in casino operating expenses in the accompanying consolidated statements of operations and totaled approximately $429,000, $605,000, $508,000, and $437,000 for the years ended December 31,
1994, 1995 and 1996 and for the nine months ended September 30, 1997, respectively.

    PRE-OPENING EXPENSES

    The Company expenses pre-opening costs as incurred. Pre-opening costs consist of expenditures incurred prior to the opening of the casinos to prepare the casinos for business and include labor costs, certain consulting, marketing and other direct costs. Because GPRI was consolidated in 1994, pre-opening costs of $2.6 million incurred in 1994 in connection with the Riverboat Project are reflected in the accompanying 1994 consolidated statement of operations. The $362,000 reflected in the 1996 periods relate to pre-opening] costs for the Silver Hawk Casino which opened on June 26, 1996.

    REORGANIZATION ITEMS

    Reorganization items consist of income, expenses and other costs directly related to the reorganization of the Company since the chapter 11 filing and subsequent reorganization efforts.

    Reorganization items included in the consolidated statements of operations consisted of the following (in thousands):


                                                                                                          For the nine
                                                                   January 1, 1996     June 7, 1996       months ended
                                               For the Year Ended      through            through         September 30,
                                               December 31, 1995     June 6, 1996    December 31, 1996        1997
                                               ------------------  ---------------   -----------------    ------------
                                                                                                           (unaudited)
 Charge-off of debt discount and placement
 costs.......................................          $10,717           $    --              $    --         $    --
 Loss charged for guarantee of subsidiary
 debt........................................            4,600                --                   --              --
 Professional fees...........................            2,593              2,290                  308             10
                                                        ------             ------                 ----            ---
                                                      $ 17,910           $  2,290             $    308        $    10
                                                      --------           --------             --------        -------
                                                      --------           --------             --------        -------


    INCOME TAXES

    The Company accounts for taxes pursuant to Statement of Financial
Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the measurement of deferred tax assets for deductible temporary differences and operating loss carryforwards and of deferred tax liabilities for taxable differences. Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law; the effects of future changes in tax laws or rates are not anticipated. Deferred tax assets primarily result from net operating loss carryforwards and impairment of assets recognized in different periods for financial reporting and tax purposes.

    NET INCOME PER COMMON SHARE

    Net income per common share and common equivalent share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. The weighted average number of common shares outstanding and net income per common share for the Predecessor Company have not been presented, due to the Reorganization and implementation of fresh start reporting, because they are not comparable to subsequent periods.

    RECLASSIFICATIONS

    Certain prior period amounts have been reclassified to conform to the current year presentation.

(3)  PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET

    Property, equipment and leasehold improvements consisted of the following (in thousands):


                                          December 31,            September 30,
                                         1995           1996          1997
                                         ----           ----          ----
                                                                   (unaudited)
 Land and improvements..........     $  14,330      $  12,288       $  13,997
 Building and improvements......         5,764          5,359           7,008

 Leasehold improvements.........         7,626         20,935          20,774
 Gaming equipment, furniture
 and fixtures...................        18,570         19,975          20,194
 Construction-in-progress.......            --            335              --
                                        ------         ------          ------
                                        46,290         58,892          61,973
 Less: accumulated
 depreciation...................       (14,163)       (17,570)        (20,098)
                                        ------         ------          ------
                                     $  32,127      $  41,322       $  41,875
                                     ---------      ---------       ---------
                                     ---------      ---------       ---------

Depreciation and amortization are computed using the straight-line method over the following useful lives:


                                                       Useful Lives
                                                      --------------
 Land improvements............................              15 years
 Building and improvements....................        5 - 31.5 years

 Leasehold improvements.......................          5 - 23 years
 Gaming equipment, furniture and fixtures.....        5 - 31.5 years


(4)  NEW VENUE PROJECTS

    For the years ended December 31, 1994, 1995 and 1996, the Company expensed $3.9 million, $402,000 and $120,000, respectively, for predevelopment costs related to various potential development opportunities in new gaming venues throughout North America. The costs incurred represented design, presentation, research, consulting, regulatory and other costs associated with pursuing development opportunities in new gaming venues. The Company expensed these costs as management determined that each of the potential new gaming venues were no longer viable development projects.

    In September 1994, the Predecessor Company entered into an agreement to invest $6.2 million for a 25% interest in Promociones e Inversiones de Guerrero S.A. de C.V. ("PRIGSA"), a Mexico based development and gaming company with operations in Acapulco. As of December 31, 1994, the Predecessor Company had contributed $5.8 million towards its investment. In 1995, the Predecessor Company contributed its remaining commitment of approximately $289,000. The Predecessor Company had an option to convert its contributions to shares of common stock in PRIGSA upon approval by the Mexican government. Results of PRIGSA operations upon opening in the fall of 1994 were substantially below expectations and, as a result, PRIGSA suffered significant operating losses. Because the majority of PRIGSA's other debt securities are in a senior position to PRIGSA's obligation to the Company, the Company has determined that it is unlikely that the Company's advances will be repaid or that the Company will otherwise realize its investment in PRIGSA. Accordingly, as of December 31, 1994, the Company charged-off the full value of its investment to impairment of assets in the accompanying consolidated statements of operations.

(5)  NOTES PAYABLE

    Notes payable consisted of the following (in thousands):


                                           December 31,          September 30,
                                        1995(1)           1996        1997
                                        -------           ----        ----
                                                                  (unaudited)
 Senior Secured Pay-In-Kind
 Notes.............................   $  174,274      $  52,883    $    52,883
 Credit facility...................           --          2,444            435
 Notes payable to gaming
   equipment vendors...............        2,623             --             --
 Notes payable to affiliate........        2,122             --             --
 Other.............................        4,600          2,023          1,540
                                         -------         ------         ------
                                         183,619         57,350         54,858
 Less:  current portion............           --          1,959          1,082
                                         -------         ------         ------
                                      $  183,619      $  55,391     $   53,776
                                      ----------      ---------     ----------
                                      ----------      ---------     ----------

(1) These amounts are included in "liabilities subject to compromise" in the accompanying December 31, 1995 consolidated balance sheet.

    DEBT AFTER THE REORGANIZATION

    CREDIT FACILITY. On June 7, 1996, the Company entered into a $12.5 million revolving credit facility (the "Credit Facility") with Foothill Capital Corporation. The Credit Facility is segregated into several different facilities, including a $5 million construction line, a $5 million equipment financing line and up to a $3.5 million working capital line. No more than $12.5 million of borrowings may be outstanding at any time. All draws on the construction line must be made before September 30, 1997. The Company did not utilize the available proceeds under this portion of the facility and, accordingly such portion expired on September 30, 1997. Borrowings under the Credit Facility accrue interest at prime plus 2.375% (10.625% as of December 31, 1996). In addition, the Company must pay an unused line fee of .5% annually and is subject to certain monthly service fees. The loans have varying terms ranging from three to five years from when the funds are borrowed, but the entire facility matures on June 7, 2001. As of December 31, 1996 and September 30, 1997, the Company had an outstanding balance of approximately $2.4 million and $435,000, respectively, under the Credit Facility. Borrowings are secured by a first priority lien and security interest in substantially all of the real and personal property owned or leased by the Company. The Credit Facility replaced a Debtor-in-Possession facility ("DIP"), also provided by Foothill Capital Corporation. The carrying amount of the Credit Facility is a reasonable estimate of fair value, as terms of the line reflect current rates.

    SENIOR SECURED PAY-IN-KIND NOTES. Pursuant to the Reorganization, the holders of the Old Notes, along with a senior secured affiliate lender, received, on a pro rata basis, the Notes having an aggregate principal amount of $50 million. Interest on the Notes accrues at a rate of 12% per annum, and is payable semi-annually. Through the first year, at the option of the Company, interest on the Notes will be payable either in cash or through the issuance of additional Notes. Thereafter, the Company will be required to pay interest on the Notes in cash. On December 1, 1996, the Company made interest payments on the Notes by issuing $2.9 million of additional Notes. On June 1, 1997, the Company paid $3.2 million of interest on the Notes in cash. The Notes are secured by substantially all the assets of the Company, including the common stock of the subsidiaries. In addition, the Notes Indenture includes certain restrictive covenants. As of December 31, 1996 and September 30, 1997, the fair values of the Notes was approximately $50.7 million and $57.1 million, respectively, which are based on quoted market prices. The Notes are redeemable prior to maturity, in whole or part, at the election of the Company on or after June 1, 2000, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning on the June 1st in the years indicated below:

          Year                Redemption Price
          ----                ----------------

         2000                        104%
         2001                        103%
         2002 and thereafter         102%

    OTHER NOTES

    Pursuant to the Reorganization, the Company issued two unsecured promissory notes to Capital Associates International, Inc. ("CAI") in the respective principal amounts of $1.6 million and $3 million, both accruing interest at the rate of 9% per annum. The $1.6 million note is due in 10 equal quarterly installments which commenced September 7, 1996. The second note in the amount of $3 million is payable in 20 quarterly installments of principal and interest (at 9% per annum). Both notes are unsecured. The $3 million note has been reduced by $2.3 million in funds received by CAI in respect of its claims filed in the GPRI Bankruptcy. Accordingly, the outstanding balance on the $3 million note is approximately $670,000 as of December 31, 1996 and September 30, 1997. The Company considers the estimated fair value of such notes to be the same as its carrying value since the obligations were entered into as of the Effective Date, and no significant interest rate fluctuations have occurred since that date.

    Aggregate annual maturities of long-term debt as of December 31, 1996, are as follows (in thousands):

              1997               $  1,959
              1998                  1,838
              1999                     --
              2000                    306
              2001                    364
              Thereafter           52,883
                                  -------
              Total               $57,350
                                  -------
                                  -------


    DEBT BEFORE THE REORGANIZATION

    DEBTOR-IN-POSSESSION FINANCING. On December 8, 1995, the Court approved certain financing and security agreements (the "DIP Facility") designed to provide the Debtor with adequate financing to operate its businesses during the bankruptcy period. The aggregate DIP Facility was $7.9 million in the form of revolving credit facilities to provide up to $2.5 million for working capital purposes, $4.4 million for equipment refinancing and $1 million to provide financing for the Debtor's possible acquisition of strategic assets. The term of the DIP Facility was one year subject to an accelerated maturity based on the Effective Date of the Reorganization. Upon the Effective Date, the amounts outstanding under the DIP Facility were paid in full and the DIP Facility was terminated.

    Interest on borrowings under the DIP Facility accrued interest at prime plus 2.75%. Loan fees and other expenses totaling $300,000 were paid to the DIP Lender and were written off as interest expense on the termination date of the facility.

    SENIOR SECURED PAY-IN-KIND NOTES. On December 21, 1993, the Predecessor Company completed a private offering of 140,000 units consisting of $140 million aggregate principal amount of the Old Notes with detachable warrants to acquire 1,750,000 shares, or 10%, of common stock of the Predecessor Company. The net proceeds from the offering, after deducting the commissions and other offering expenses were approximately $131 million. The net proceeds were used to repay construction financing for the Bullwhackers Casinos and provide funds for the Riverboat Project and for working capital purposes. The offering expenses of approximately $9 million were capitalized as other assets, and were being amortized over the seven-year term of the Old Notes using the effective interest rate method. As of December 31, 1995, all remaining unamortized discount and offering expenses related to the Old Notes were written-off as a reorganization item in accordance with SOP 90-7.

    Interest on the Old Notes accrued at 12% per annum and was payable semiannually on June 15 and December 15, commencing June 15, 1994. Through December 15, 1995, at the Predecessor Company's option, interest on the Old Notes was payable either in cash or through the issuance of additional Old Notes. Thereafter, the Predecessor Company was required to pay interest on the Old Notes in cash. On June 15 and December 15, 1994, the Predecessor Company made interest payments on the Old Notes by issuing a total of $17 million of additional Old Notes. On June 15, 1995, the Predecessor Company made interest payments on the Old Notes by issuing a total of $9.4 million of additional Old Notes. No interest payment or issuance of additional Old Notes was made on December 15, 1995, because of the Predecessor Company's bankruptcy filing.

    As discussed in Note 1, in June 1995, the Predecessor Company received "Notices of Defaults" from the trustee of the Old Notes, alleging that Predecessor Company was in default under various provisions of the Indenture.
As a result of the defaults under the Indenture, the holders of the Old Notes were entitled to all of the remedies contained in the Indenture, including but not limited to acceleration of repayment of the Old Notes and foreclosing on the security pledged by the Predecessor Company to the trustee.

    On November 7, 1995, the Predecessor Company filed for chapter 11 protection. Accordingly, interest totaling approximately $3 million was not accrued for the period November 7, 1995 to December 31, 1995. Additionally, for the period from January 1, 1996 through June 6, 1996, interest totaling approximately $9 million was not recorded due to the chapter 11 proceedings. As of December 31, 1995, the total amount of the Old Notes, plus accrued interest through November 7, 1995, is $174.3 million which amount is included in "liabilities subject to compromise" in the accompanying December 31, 1995 consolidated balance sheet. On June 6, 1996, the Old Notes were canceled and $50 million of Notes were issued to the Old Note holders.

    OTHER NOTES

    On May 15, 1995, the Predecessor Company entered into a $4 million working capital credit facility with an affiliate of the Predecessor Company. The Predecessor Company borrowed $2 million under this facility, which proceeds were then invested in GPRI. Borrowings accrued interest at 12% and were due on September 30, 1995. The Company granted a security interest to the affiliate in certain of the Company's assets including a subordinated interest in GPRI's riverboat. The Predecessor Company was unable to repay the $2 million and thus was in default under this facility. Interest totaling $35,000 was not accrued from the petition date, November 7, 1995, to December 31, 1995. The $2 million, plus accrued and unpaid interest through November 7, 1995 totaling $2.1 million, is included in "liabilities subject to compromise" in the accompanying consolidated balance sheet as of December 31, 1995. Pursuant to the Reorganization, the affiliate received Notes and shares of common stock of the Company as discussed above.

    The Predecessor Company financed the acquisition of a portion of the Bullwhackers Casinos' gaming equipment with notes payable to an equipment vendor totaling $7 million. Such notes were secured by the gaming equipment and the proceeds from the gaming equipment and were guaranteed by certain of the Predecessor Company's stockholders. Monthly principal and interest payments of $151,000 were required through April 1997. As of the petition date, November 7, 1995, the Predecessor Company stopped accruing interest, totaling $38,000, for the period from November 7, 1995 to December 31, 1995, and making any repayments
on these notes.   The Predecessor Company reached an agreement with the lender to repay the $2.6 million outstanding balance on the notes for approximately $2 million with proceeds from the DIP Facility realizing a 23% discount for retiring the notes.

(6)  EQUITY STRUCTURE

    EQUITY STRUCTURE AFTER THE REORGANIZATION

    Pursuant to the Reorganization, the Predecessor Company's preferred stock, common stock and warrants were canceled on the Effective Date. The Reorganization also provided for the amendment and restatement of the Company's certificate of incorporation and bylaws. The new charter authorized 20 million shares of $.01 par value common stock. Upon the Effective Date, 5 million shares of common stock of CG&E were issued on a pro rata basis to the Predecessor Company's senior secured creditors. In addition, the Company's President and Chief Executive Officer was issued 138,888 shares of common stock on the Effective Date. Also on the Effective Date, 416,667 shares were reserved to be issued to executive management pursuant to the Management Stock Incentive Plan (the "Stock Plan"). The Stock Plan provides for shares to be issued to certain management individuals annually, for the next three years based on the Company meeting certain performance criteria. Once granted, the shares are fully vested. For the performance period ended June 7, 1997 such performance criteria were achieved and an aggregate 97,203 shares were granted to the officers and directors. The Company recorded $270,000 and $81,000 of compensation expense in the 1996 period and for the nine months ended
September 30, 1997 related to the grants made on June 7, 1997.

    EQUITY STRUCTURE PRIOR TO THE REORGANIZATION

    PREFERRED AND COMMON STOCK. Preferred stock of the Predecessor Company consisted of 2 million authorized shares, of which none were issued. Common stock of the Predecessor Company consisted of 50 million authorized shares. All common stock was canceled under the Reorganization (Note 1). In addition, warrants to purchase a total of 7,130,359 shares of common stock were outstanding and were canceled pursuant to the Reorganization.

    The Predecessor Company had adopted an Omnibus Stock and Incentive Plan and a Non-Employee Director Stock Option Plan (the "Option Plans"). The Predecessor Company recognized compensation expense of $169,000 in 1995 related to the Option Plans. No additional compensation expense was recognized after November 7, 1995 and all outstanding options were canceled pursuant to the Reorganization.

(7)  INCOME TAXES

    The Company has no provision for income taxes in 1994 and 1995 due to the Company's significant loss position. In 1996, although the Company had a nominal level of pre-tax income; however, no income tax provision was recorded due to the Company's significant tax losses generated in previous years.

    For the nine months ended September 30, 1997, the Company recorded a $518,000 deferred income tax provision. While the Company posted pre-tax income of $611,000, the Company recognized depreciation charges totaling approximately $767,000, related to the amortization of excess reorganization value, which is not deductible for income tax purposes. Such taxable income triggered the utilization of certain deferred tax assets available to the Company, and accordingly, no income tax is currently payable. The recognition of such deferred tax assets was offset by a like reduction in the valuation allowance, which was recorded as a credit to excess reorganization value in the accompanying consolidated balance sheets.

    Effective January 1, 1997, as a result of the Company's chapter 11 proceedings, the Company recorded significant tax changes. Such changes are reflected in the December 31, 1996 tax assets amounts set forth below. Substantial net operating loss carryforwards ("NOL's") generated in previous years totaling approximately $46.5 million were eliminated, leaving the Company with remaining NOL's totaling approximately $6.2 million. Additionally, the parent Company's basis in subsidiary stock and certain other tax assets of the parent Company were reduced or eliminated. Such tax asset reductions were a result of cancellation of indebtedness income effected by the Reorganization. The net deferred tax asset as of December 31, 1995, 1996 and September 30, 1997 is comprised of the following (in thousands):


                                               December 31,      September 30,
                                            1995        1996          1997
                                          -------     -------     -----------

                                                                   (unaudited)
CURRENT:
Accrued vacation, gaming liabilities
and incentive compensation . . . . . .    $   184     $   458         $   291

NON-CURRENT:
Difference in asset basis. . . . . . .      3,053         458             686
Recognition of legal settlement. . . .       --           740             564
Impairment of assets . . . . . . . . .      5,832       3,860           1,208
Reorganization items . . . . . . . . .      4,287        --              --
Deferred interest for tax. . . . . . .        404        --              --
Book tax difference of Riverboat
  Project. . . . . . . . . . . . . . .      8,646        --              --
Net operating loss carryforwards . . .     41,148       2,343           4,592
                                          -------     -------         -------
Gross deferred tax asset . . . . . . .     63,554       7,859           7,341
Valuation allowance. . . . . . . . . .    (63,554)     (7,859)         (7,341)
                                          -------     -------         -------
                                          $  --       $  --           $  --
                                          -------     -------         -------
                                          -------     -------         -------

    The net deferred tax asset valuation allowance is equal to the full amount of the gross deferred tax asset because the realization of such asset is dependent upon future taxable income, which is uncertain. The Company currently has NOL's totaling approximately $6.2 million and $12.2 million as of December 31, 1996, and September 30, 1997, respectively, which expire beginning in 2008. Pursuant to the Reorganization, the old shares of common stock were canceled and newly authorized common stock was issued to the Company's senior secured creditors, effecting an ownership change as defined in section 382 of the Internal Revenue Code. The effect of this ownership change limits the utilization of NOL's generated prior to the Effective Date to approximately $520,000 annually. NOL's generated subsequent to the Effective Date are unlimited.

(8) LEASES

    CAPITAL LEASES

    On March 1, 1993, the Predecessor Company entered into a Master Lease Agreement with CAI for lease financing totaling $2.2 million to provide working capital. Certain of the Predecessor Company's equipment was pledged as security for the borrowings. The Predecessor Company, and certain of its stockholders, also guaranteed repayment of the borrowings. In 1995, the Master Lease Agreement was amended to provide $2.8 million in additional lease financing to be used for the Riverboat Project and to be repaid by GPRI.

    As a result of the termination of Riverboat Project operations, GPRI was unable to make its required payments under the lease. Accordingly, CAI initiated a lawsuit against the Predecessor Company (Note 12) to recover all amounts owing under the Master Lease, as amended ("Lawsuit #1"). CAI initiated a second lawsuit against the Predecessor Company and certain of its officers alleging that the finance company was misled into entering into the amendment to the Master Lease Agreement ("Lawsuit #2"). In September 1995, a judgment was entered against the Predecessor Company in Lawsuit #1 for $4.6 million. This amount is reflected as a liability subject to compromise in the accompanying December 31, 1995 consolidated balance sheet. In February 1996, the parties to the two lawsuits entered into a settlement agreement. Pursuant to the settlement agreement, both lawsuits were dismissed and the Predecessor Company issued two notes payable to CAI (see Note 5).

    The Predecessor Company also had capital lease obligations related to gaming devices and certain other equipment totaling $1.6 million as of December 31, 1995. The interest rate for the various leases range from 12% to 15%. As a result of the bankruptcy proceedings, all capital lease obligations were reclassified as "liabilities subject to compromise" in the accompanying December 31, 1995 consolidated balance sheet. In fiscal year 1996, an agreement was reached with such lessors to retire the remaining lease obligation for approximately $1.2 million.

    OPERATING LEASES

    The Company leases real property, on which the Bullwhackers Casino in Black Hawk, Colorado, was constructed. The lease is for a period through 2014 and requires an annual base rent as specified below, payable quarterly.

    The land lease also requires monthly payments of additional rent equal to 1.9% of gross revenues, as defined. Total base rent plus additional rent pursuant to the lease agreement for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997 was $1.1 million, $1.1 million, $1.1 million and $937,000, respectively. In addition to the specified rental payments, the Company is also responsible for any and all costs associated with the leased property, including but not limited to taxes and assessments, utilities, insurance, maintenance and repairs. The Company has an option to purchase the leased land, beginning November 1, 2001, for an amount equal to nine times the annual base minimum rent payment then in effect, or $5.9 million.

    Future annual base rental payments for the land lease as of December 31, 1996 are as follows:

                    Year ending December 31 (in thousands):
                   1997. . . . . . . . . . .         $  600
                   1998. . . . . . . . . . .            600
                   1999. . . . . . . . . . .            600
                   2000. . . . . . . . . . .            660
                   2001. . . . . . . . . . .            660
                   Thereafter. . . . . . . .          9,350
                                                  ---------

                   Total . . . . . . . . . .      $  12,470
                                                  ---------
                                                  ---------

    During Bankruptcy, the Company entered into an amended sublease for approximately 19,500 square feet of office space located in Denver, Colorado and provided for interim rent of approximately $7,500 per month which the Company occupied as its corporate offices through February 1997. In March 1997, the Company relocated its corporate offices to Lakewood, Colorado pursuant to a new $10,000 a month lease, which expires April 2002, and the amended sublease was terminated upon execution of this new lease.

(9) OTHER RELATED PARTY TRANSACTIONS

    DUE FROM AFFILIATES

    The Company had outstanding advances to the following affiliates at the dates indicated (in thousands):

                                           December 31,        September 30,
                                       1995           1996         1997
                                       ----           ----         ----
                                                                (unaudited)
Canadian Pavilion Limited
  Partnership. . . . . . . .         $ 1,573        $ 1,573        $ 1,573
Outlaws Casino, Ltd. . . . .           1,072          1,072          1,072
RCH Investments, NV. . . . .             259            259            259
Hemmeter Partners. . . . . .             335            335            335
Grand Palais Casino, Inc.. .             587            587            587
Former officers. . . . . . .             867            867            867
Other. . . . . . . . . . . .              78             78             78
                                     -------        -------        -------
                                     $ 4,771        $ 4,771        $ 4,771
                                     -------        -------        -------
                                     -------        -------        -------

    Canadian Pavilion Limited Partnership ("CPLP"), Outlaws Casino, Ltd. ("Outlaws"), RCH Investments, NV ("RCH") and Hemmeter Partners are majority owned by certain of the Predecessor Company's controlling shareholders and officers. Grand Palais Casino, Inc. ("GPCI") is a wholly owned subsidiary of Grand Palais Enterprises, Inc. ("GPEI"), of which certain stockholders were also stockholders of the Predecessor Company. In 1994, two former officers were advanced funds totaling $500,000, accruing interest at prime plus 2%, and due on demand. In 1995, an additional $373,000 was advanced to an officer on an interest free basis, of which $110,000 was repaid. All advances to affiliates were made on an unsecured basis. No repayments were made on any affiliate receivable in the 1996 period.

    Due to the continued deterioration in 1995 of the financial condition of the affiliates and certain officers to which the Predecessor Company had advanced funds, the Predecessor Company determined that it is unlikely that it will collect any of the advances to affiliates and, accordingly, has provided a reserve for the entire $4.8 million amounts owed the Company as of December 31, 1995. These amounts are reflected as impairment of assets in the accompanying consolidated statements of operations.

    OTHER

    The Predecessor Company paid $1.3 million, $624,000 and $70,000 to the law firm of Shefsky Froelich & Devine Ltd. for legal services rendered to the Predecessor Company in 1994, 1995 and 1996, respectively. Cezar M. Froelich, a former director of the Predecessor Company, owned 1.4% of the Predecessor Company's common stock on a fully diluted basis, and is a managing partner of that firm. Shefsky Froelich & Devine Ltd. provided legal services to the Company until February 9, 1996.

(10) COMMITMENTS AND CONTINGENCIES

    GAMING LICENSES

    The Colorado Casinos are required to comply with laws and regulations promulgated by the Colorado Gaming Commission in order to maintain continued operations. The Bullwhackers Casinos operate under separate current annual gaming licenses which expire in December 1997, whereas the Silver Hawk Casino license expires in June 1998. Management anticipates that such gaming licenses will be renewed.

    GAMING TAXES AND FEES

    The Colorado Casinos operate as licensed gaming establishments pursuant to the Colorado Limited Gaming Act and, accordingly, are required to make monthly gaming tax payments to the State of Colorado which are subject to annual revisions with a maximum rate of 40%. The latest annual revision, which became effective October 1, 1996, is calculated as a percentage of adjusted gross proceeds (casino net win). The gaming tax rates for the previous three gaming years are set forth in the following table:

                                Annual Tax Rate from       Annual Tax Rate
        Annual Gross Proceeds      10/94 to 9/96           Effective 10/96
        ---------------------      -------------           ---------------

    First $2 million                      2%                       2%
    Next $2 million                       8%                       4%
    Next $1 million                      15%                      14%
    Next $5 million                      18%                      18%
    Proceeds over $10 million            18%                      20%

    Additionally, the city and state levy device fees ranging from $75 to $1,265 per device per annum. For the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997, the Company recorded $8.2 million, $8.3 million, $8.2 million, $6.9 million and $7.9 million, respectively, in total gaming taxes and device fees.

    EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with certain senior executives of the Company. These employment agreements are each for an initial term of three years, and renew thereafter for successive one year terms unless terminated by each of the respective parties.

    CONSULTING AGREEMENTS

    Pursuant to the Reorganization, the Company entered into a consulting agreement with a former executive. These consulting services provided to the Company included advice and services related to gaming regulatory issues and help in identifying potential new business opportunities. The agreement required the Company to pay $29,167 per month from the Effective Date through August 1997, when the agreement terminated.

    OTHER COMMITMENTS

    In July 1996, the Company entered into an agreement with Kids Quest pursuant to which Kids Quest would operate a day care facility adjacent to Bullwhackers Black Hawk. The facility opened on June 26, 1997. Kids Quest is solely responsible for the day-to-day operations of the day care facility. The Company receives percentage rent from Kids Quest for the use of the facility. Rent consists of 10% of the first $500,000 in revenue from the Kids Quest operation and 15% of revenues beyond such amount. The Company completed construction of the day care facility at an estimated cost of approximately $1.4 million. As of September 30, 1997, the Company had paid all of the total cost of the project.

    Prior to December 31, 1996, the Company evaluated whether it could cost-effectively excavate the remaining portion of the parking lot to its property line to expand the capacity of the parking lot. The Company concluded that the additional excavation would cost approximately $1.6 million and would add approximately 120 additional parking spaces. Therefore, the Company elected to undertake the parking expansion project. As part of this project, the Company also elected to construct a new valet facility to increase customer convenience at the parking lot and enhance accessibility to Kids Quest. The valet facility cost was approximately $250,000. On May 23, 1997, the Company completed the process of expanding its parking lot and construction of the valet facility.

    The Company has also entered into an agreement with another company in the business of providing gaming consulting / management services to Native American Indian tribes. The companies will use their joint resources to pursue obtaining contractual arrangements with various Native American tribes to provide consulting services for new and existing Native American gaming projects. For the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company had contributed $120,000 and $112,000, respectively, which has been expensed in the accompanying consolidated statement of operations.

    LEGAL PROCEEDINGS

    Pursuant to the Reorganization, certain claims by the Predecessor Company against third parties were assigned to the Litigation Trust. All legal proceedings pending against the Predecessor Company prior to the Effective Date were settled pursuant to the Reorganization. As a result, the only litigation pending against the Company on the Effective Date was related to postpetition taxes. The determination by the Litigation Trust whether or not to pursue any causes of action assigned to it will have no material impact on the Company or the Colorado subsidiaries.

    The Company is or may become a defendant in a number of pending or threatened legal proceedings in the ordinary course of business. The Company's management believes that the ultimate resolution of currently pending legal proceedings will not have a material adverse impact on the Company's financial position or results of operations.

(11) SUBSEQUENT EVENT

    On August 22, 1997, the Company entered into an Agreement and Plan of
Merger (the "Merger Agreement") pursuant to which it would be acquired by a U.S. subsidiary of Ladbroke Group plc. Under the proposed terms of the transaction, holders of the Company's common stock will be entitled to receive $6.25 in cash for each share held. On October 21, 1997, Ladbroke's due diligence period under the Merger Agreement expired. On that date, Ladbroke and the Company entered into an Amendment to the Merger Agreement adding certain covenants and conditions to the transaction. The proposed transaction remains subject to a number of conditions, including Stockholder approval and receipt of various regulatory approvals, none of which can be assured. Closing is anticipated to occur late in the first quarter or in the second quarter of 1998.

(12) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The following is a summary of unaudited quarterly information excluding any reorganization or other impairment changes related to the Reorganization and disposition of assets:


         1997                        1st Quarter       2nd Quarter       3rd Quarter
         ----                        -----------       -----------       -----------
Net Revenues                          $  12,973         $  13,392         $  14,090
Casino Operating Profits                  3,820             3,972             4,078
Operating Income                          1,368             1,849             2,424
Net Income                                 (346)               74               366

         1996                        1st Quarter       2nd Quarter       3rd Quarter       4th Quarter
         ----                        -----------       -----------       -----------       -----------
Net Revenues                          $  11,023         $  12,204         $  14,625         $  12,810
Casino Operating Profit                   3,234             3,758             4,845             4,802
Operating Income                            556               431             1,997             1,548
Net Income                                 (672)          163,868               232             1,171

         1995                        1st Quarter       2nd Quarter       3rd Quarter       4th Quarter
         ----                        -----------       -----------       -----------       -----------
Net Revenues                          $  11,817         $  11,850         $  12,440         $  11,321
Casino Operating Profit                   3,433             3,042             3,612             3,903
Operating Income                         (1,776)           (3,877)              469           (21,452)
Net Income                              (10,399)          (17,201)           (8,685)          (78,931)

                                       ANNEX I

      AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 22, 1997, AMONG LADBROKE
         RACING CORPORATION,  CG&E ACQUISITION CORP., AND COLORADO GAMING &
                                  ENTERTAINMENT CO.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                             AGREEMENT AND PLAN OF MERGER

                                        Among

                             LADBROKE RACING CORPORATION,

                               CG&E  ACQUISITION CORP.

                                         and

                         COLORADO GAMING & ENTERTAINMENT CO.


                             Dated as of August 22, 1997

                                  TABLE OF CONTENTS


Section                                                                     Page
-------                                                                     ----
                                      ARTICLE I

THE MERGER
    1.1  The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-1
    1.2  Effective Time; Closing . . . . . . . . . . . . . . . . . . . . . .I-1
    1.3  Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . .I-1
    1.4  Certificate of Incorporation and By-Laws. . . . . . . . . . . . . .I-1
    1.5  Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-1
    1.6  Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-1

                                      ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES. . . . . . . . . .I-2
    2.1  Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . .I-2
    2.2  Exchange of Certificates. . . . . . . . . . . . . . . . . . . . . .I-2

                                     ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . . . . . . . . . . . .I-3
    3.1  Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . .I-3
    3.2  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . .I-3
    3.3  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . .I-3
    3.4  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-4
    3.5  Noncontravention; Filings and Consents. . . . . . . . . . . . . . .I-4
    3.6  SEC Documents; Financial Statements . . . . . . . . . . . . . . . .I-4
    3.7  Absence of Certain Changes or Events. . . . . . . . . . . . . . . .I-5
    3.8  No Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . .I-5
    3.9  Information Supplied. . . . . . . . . . . . . . . . . . . . . . . .I-5
    3.10  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-5
    3.11  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .I-5
    3.12  Employee Benefits; ERISA . . . . . . . . . . . . . . . . . . . . .I-5
    3.13  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-7
    3.14  Compliance with Applicable Laws. . . . . . . . . . . . . . . . . .I-7
    3.15  Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .I-7
    3.16  Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . .I-7
    3.17  Intellectual Property. . . . . . . . . . . . . . . . . . . . . . .I-8
    3.18  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-8
    3.19  State Takeover Statutes. . . . . . . . . . . . . . . . . . . . . .I-8
    3.20  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-8

                                      ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER . . . . . . . . . . .I-8
    4.1  Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . .I-8
    4.2  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-8
    4.3  Noncontravention; Filings and Consents. . . . . . . . . . . . . . .I-8
    4.4  Information Supplied. . . . . . . . . . . . . . . . . . . . . . . .I-9
    4.5  Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-9
    4.6  Interim Operations of Purchaser . . . . . . . . . . . . . . . . . .I-9
    4.7  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-9
    4.8  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-9


                                      ARTICLE V

COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . .I-9
    5.1  Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . .I-9
    5.2  Other Actions . . . . . . . . . . . . . . . . . . . . . . . . . . I-11
    5.3  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . I-11
    5.4  Opinion of Financial Advisor. . . . . . . . . . . . . . . . . . . I-12

                                      ARTICLE VI

ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . I-12
    6.1  Shareholders Meeting; Preparation of the Proxy Statement. . . . . I-12
    6.2  Access to Information; Confidentiality. . . . . . . . . . . . . . I-12
    6.3  Reasonable Efforts. . . . . . . . . . . . . . . . . . . . . . . . I-13
    6.4  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . I-13
    6.5  Public Announcements. . . . . . . . . . . . . . . . . . . . . . . I-13
    6.6  Notification. . . . . . . . . . . . . . . . . . . . . . . . . . . I-13

    6.7  Certain Litigation. . . . . . . . . . . . . . . . . . . . . . . . I-13
    6.8  Other Actions . . . . . . . . . . . . . . . . . . . . . . . . . . I-13

                                     ARTICLE VII

CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . I-14
    7.1  Conditions to Obligation of Each Party to Effect the Merger . . . I-14
    7.2  Conditions to Obligations of the Company to Effect the Merger . . I-14
    7.3  Conditions to Obligations of Parent and Purchaser to Effect
         the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . I-14

                                     ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . . . . . . . . I-15
    8.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . I-15
    8.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . I-15
    8.3  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . I-15
    8.4  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . I-15

                                      ARTICLE IX

GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . I-15
    9.1  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . I-15
    9.2  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . I-16
    9.3  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . I-16
    9.4  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . I-16
    9.5  Entire Agreement; Third Party Beneficiaries . . . . . . . . . . . I-16
    9.6  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . I-17
    9.7  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . I-17
    9.8  Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . . . I-17
    9.9  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . I-17
    9.10  Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . I-17

Exhibit A - Form of Opinion of Counsel for Parent and Purchaser

Exhibit B - Form of Opinion of Counsel for the Company

                             AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER is entered into as of August 22, 1997, among Ladbroke Racing Corporation, a Delaware corporation ("PARENT"), CG&E Acquisition Corp., a Delaware corporation ("PURCHASER"), and Colorado Gaming & Entertainment Co., a Delaware corporation (the "COMPANY").

    WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of Parent, Purchaser and the Company have approved the merger of Purchaser with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), whereby each share of common stock, $.01 par value, of the Company ("COMPANY COMMON STOCK"), other than shares owned directly or indirectly by Parent or by the Company and other than Dissenting Shares (as defined in Section 2.1(d)), will be converted into the right to receive cash;

    WHEREAS, as an inducement to Parent to enter into this Agreement, Parent, and the Company have entered into a Stock Option Agreement (the "STOCK OPTION AGREEMENT") pursuant to which the Company has granted to Parent an option to purchase newly issued shares of Company Common Stock under certain circumstances;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                      ARTICLE I

                                      THE MERGER

    SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Purchaser shall be merged with and into the Company at the Effective Time (as defined in Section 1.2). Following the Effective Time, the separate corporate existence of Purchaser shall cease and the Company shall continue its corporate existence under the laws of the State of Delaware as the surviving corporation (the "SURVIVING CORPORATION").

    SECTION 1.2 EFFECTIVE TIME; CLOSING. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the parties will cause the Merger to be consummated by delivering to the Secretary of State of the State of Delaware a certificate of merger together with the requisite officer's certificates, each in such form or forms as may be required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL (such documents being referred to collectively as the "MERGER DOCUMENTS"), and shall make all other filings and recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time of filing of the appropriate Merger Documents with the Secretary of State of the State of Delaware, or at such later time, which shall be as soon as reasonably practicable, specified as the effective time in the Merger Documents (the "EFFECTIVE TIME"). Prior to such filing, a closing shall be held at the offices of O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California 90071, unless another date, time or place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

    SECTION 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

    SECTION 1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. (a) The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and as permitted by law and this Agreement.

         (b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation upon completion of the Merger and remain the Bylaws of the Surviving Corporation until thereafter amended as provided therein and as permitted by law and this Agreement.

    SECTION 1.5 DIRECTORS. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be deemed to have resigned. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 1.6 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, or as otherwise provided in the Bylaws of the Company.

                                      ARTICLE II

                      EFFECT OF THE MERGER ON THE CAPITAL STOCK
              OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    SECTION 2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Purchaser:

         (a) CAPITAL STOCK OF PURCHASER. Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation.

         (b) CANCELLATION OF PARENT OWNED STOCK. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Purchaser or any other subsidiary of Parent shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (c) CONVERSION OF COMPANY COMMON STOCK. Subject to Section 3.1(d), each share of Company Common Stock issued and outstanding (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive an amount in cash equal to $6.25 per share (the "MERGER CONSIDERATION"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

         (d) Notwithstanding anything in this Agreement to the contrary, in the event that dissenters' rights are available in connection with the Merger pursuant to Section 262 of the DGCL, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL ("DISSENTING SHARES") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead shall be converted into the right to receive such consideration as may be determined to be due to such shareholders pursuant to Section 262 of the DGCL, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holders shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of shares received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of the Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

    SECTION 2.2 EXCHANGE OF CERTIFICATES. (a) PAYING AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the "PAYING AGENT"), and prior to or at the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in the amount necessary for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock as part of the Merger pursuant to Section 2.1. The Paying Agent shall invest portions of the Merger Consideration as Parent directs (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be the property of, and shall be turned over to, Parent). The Merger Consideration shall not be used for any other purpose, except as provided in this Agreement.

         (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company

    Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

         (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and, from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

         (d) NO LIABILITY. At any time following the twelfth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration properly delivered in respect of such share to a public official as required pursuant to any abandoned property, escheat or other similar law.

                                     ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Purchaser as follows (with such exceptions thereto as are set forth in the disclosure schedule delivered by the Company to Parent (the "DISCLOSURE SCHEDULE") with reference to the particular Sections of this Agreement referred to in the Disclosure Schedule):

    SECTION 3.1 ORGANIZATION. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority and governmental approvals to own, lease or operate its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Company has delivered to Parent complete and correct copies of its Certificate of Incorporation and By-Laws and the certificates of incorporation and by-laws (or other comparable organizational documents) of its subsidiaries, in each case as amended to the date of this Agreement.

    SECTION 3.2 SUBSIDIARIES. Section 3.2 of the Disclosure Schedule lists each subsidiary of the Company. All the outstanding shares of capital stock or other ownership interest of each such subsidiary are owned by the Company (or by another wholly owned subsidiary of the Company) free and clear of all Liens (as defined in Section 9.2), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries or as set forth in Section 3.2 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity.

    SECTION 3.3 CAPITALIZATION. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock. As of August 21, 1997, 5,236,091 shares of Company Common Stock were issued and outstanding. As of August 21, 1997, 319,464 shares of Company Common Stock were reserved for issuance under the Company's Management Incentive and Non-Employee Director Stock Plans (the "STOCK PLANS"), of which 276,631 shares have been allocated (including 9,260 shares to be allocated to directors) and 42,833 shares remain unallocated. Section 3.3 of the Disclosure Schedule contains a complete list of all persons entitled to receive shares of Company Common Stock pursuant to the Stock Plans together with the number of shares allocated to each such person as of the date hereof. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting, registration or disposition of any shares of the capital stock of the Company (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the shareholders of the Company with respect to the Merger) or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Board of Directors of the Company. There are not any outstanding contractual obligations of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's subsidiaries.

    SECTION 3.4 AUTHORITY. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to, in the case of the Merger, the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "COMPANY SHAREHOLDER VOTE"). The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to, with respect to the Merger, the Company Shareholder Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Purchaser, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    SECTION 3.5 NONCONTRAVENTION; FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and, assuming the approval of the Merger by the Company Shareholder Vote, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any of its subsidiaries, (ii) assuming that all consents, approvals, orders and authorizations described in Section 3.5(b) have been obtained and all registrations, declarations, filings and notifications described in Section 3.5(b) have been made, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, or any other requirement or rule of law (a "LAW"), applicable to the Company or any subsidiary or by which any property or asset of the Company or any subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

         (b) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreement by the Company, the performance by the Company of its obligations hereunder and thereunder or the consummation by the Company of the transactions contemplated hereby and thereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the expiration or termination of the waiting period thereunder, (ii) the filing with the SEC of (x) a proxy statement relating to the required approval by the Company's shareholders of this Agreement (as amended or supplemented from time to time, the "PROXY STATEMENT") and (y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby, (iii) shareholder approval of the Merger, and the filing of the applicable Merger Documents with the Secretary of State of the State of Delaware, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) as may be required by any applicable state securities or "blue sky" laws, (v) the filing of reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, (vi) filings with the Colorado Division of Gaming, and prior approval before the Effective Time by the State of Colorado Limited Gaming Control Commission, and (vii) filings with, and prior approval before the Effective Time by, the alcoholic beverage control authorities of the State of Colorado.

    SECTION 3.6 SEC DOCUMENTS; FINANCIAL STATEMENTS. The Company and each of its subsidiaries has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since June 7, 1996 under the Exchange Act or the Securities Act of 1933, as amended (the "SECURITIES ACT") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "COMPANY SEC DOCUMENTS"). Each of the Company SEC Documents, at the time it was filed, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a subsequently filed Company Filed SEC Document (as defined in Section 3.7) (a copy of which has been made available to Parent prior to the date hereof), none of the Company SEC Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

    SECTION 3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for the transactions contemplated by this Agreement and except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "COMPANY FILED SEC DOCUMENTS"), since December 31, 1996, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course in a manner consistent with past practice, and there has not been (i) any Material Adverse Change (as defined in Section 9.2(d)), (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company's capital stock or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any director, officer, employee or consultant of the Company or any of its subsidiaries of any increase in compensation or benefits, (y) any granting by the Company or any of its subsidiaries to any such director, officer, employee or consultant of any increase in severance or termination pay, or (z) any entry by the Company or any of its subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any such employee or executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect (as defined in Section 9.2(d)), (vi) any change in accounting methods, principles or practices by the Company or (vii) any entry by the Company or any of its subsidiaries into any commitment or transaction material to the Company and its subsidiaries taken as a whole.

    SECTION 3.8 NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in the Company's Annual Report on Form 10-K for the year ended
December 31, 1996 filed with the SEC, as of December 31, 1996, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto). Since December 31, 1996 through and including the date hereof, except as and to the extent set forth in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, other than liabilities incurred in the ordinary course of business. The Company's outstanding liabilities, whether or not accrued, contingent or otherwise, as of August 22, 1997, do not exceed $61,947,506.

    SECTION 3.9 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion in the Proxy Statement, will, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting (as defined in Section 6.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser for inclusion therein.

    SECTION 3.10 LITIGATION. Except as disclosed in the Company Filed SEC Documents, there is no suit, claim, action, proceeding or investigation (whether judicial, administrative, regulatory, arbitral or otherwise) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries. Except as disclosed in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree.

    SECTION 3.11 LABOR MATTERS. (i) There are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any subsidiary and any of their respective employees, (ii) neither the Company nor any subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees, (iii) there are no unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any subsidiary and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, any threat thereof, by or with respect to any employees of the Company or any subsidiary. The Company and each subsidiary is in material compliance with all applicable Laws relating to the employment of labor, including, without limitation, those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate Governmental Entities and has withheld and paid to the appropriate Governmental Entities all amounts required to be withheld from employees of the Company and its subsidiaries and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

    SECTION 3.12 EMPLOYEE BENEFITS; ERISA. (a) Section 3.12(a) of the Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "PENSION PLANS"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as "WELFARE PLANS"), and each other material plan, material arrangement or material policy (written or oral) providing for bonuses, pensions, profit sharing, stock options, stock purchases, compensation, deferred compensation, incentive compensation, severance, change in control benefit, disability, retiree medical or life insurance, supplemental retirement, death benefits, hospitalization, medical or dental benefits, fringe benefits or other employee benefits, in each case maintained, or contributed to, by the Company or any of its subsidiaries or any other person or entity that, together with the Company is treated as a single employer (each, together with the Company, a "COMMONLY CONTROLLED ENTITY") under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "CODE"), for the benefit of any current or former employees, officers, consultants, agents or directors of the Company or any of its subsidiaries (all of the foregoing being herein called "BENEFIT PLANS"). The Company has delivered to Parent true and complete copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 (and related schedules and financial statements or opinions required in connection therewith) filed with the Internal Revenue Service (the "IRS") with respect to each Benefit Plan (if any such report was required), (iii) the most recent actuarial report and financial statement with respect to each Benefit Plan, as applicable, (iv) the most recent summary plan description (or similar document) for each Benefit Plan for which a summary plan description is required or was otherwise provided to plan participants or beneficiaries, (v) the most recent IRS determination letter, if any, for each Benefit Plan and (vi) each trust agreement and group annuity contract relating to any Benefit Plan.

         (b) All Pension Plans and related trusts that are intended to be tax-qualified plans have been the subject of determination letters from the IRS to the effect that such Pension Plans and related trusts are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code (including the Tax Reform Act of 1986), and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened; no event has occurred and no circumstances exist that would adversely affect or would reasonably be likely to adversely affect the tax qualification of such Pension Plan nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect or would reasonably be likely to adversely affect its qualification or materially increase its costs or require security under
    Section 302 of ERISA.

         (c) Each Benefit Plan has been administered in all material respects in accordance with its terms. The Benefit Plans are, and have been operated, in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws. All material contributions or payments required to be made to or in respect of the Benefit Plans has been timely made or provided for or properly accrued. There are no unfunded benefit obligations under the Benefit Plans which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the consolidated financial statements of the Company and its subsidiaries. No Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. All contributions, premiums or payments required to be made with respect to any Benefit Plan are fully deductible for income tax purposes and no such deduction previously claimed has been challenged by any Governmental Entity; PROVIDED, HOWEVER, that no benefits under any nonqualified pension or deferred compensation plan are deductible until actually paid. There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that could give rise to any material liability, and there are not any facts or circumstances that would reasonably be expected to give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

         (d) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or has withdrawn or expects to withdraw from any such multiemployer plan where such withdrawal has resulted or would result in any material "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid. None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 of ERISA or to any material liability under Section 502(i) or (1) of ERISA. Neither any of such Benefit Plans nor any of such trusts has been terminated, nor has there been, nor is there expected to be, any "reportable event" (as that term is defined in Section 4043 of ERISA) as to which notice would be required with the Pension Benefit Guaranty Corporation (the "PBGC") with respect thereto, during the last five years.

         (e) No Commonly Controlled Entity has or reasonably expects to incur liability under Title IV of ERISA (other than for the payment of premiums, none of which are overdue). Each Benefit Plan subject to Title IV of ERISA is fully funded in accordance with the actuarial assumptions used by the PBGC to determine the level of funding required in the event of the termination of such plan. No Commonly Controlled Entity has completely or partially terminated a plan subject to Title IV of ERISA within the last five years. None of the assets of the Company or any subsidiary is the subject of any lien arising under Section 302 of ERISA or Section 412(n) of the Code; neither the Company nor any subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

         (f) No employee of the Company or any of its subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement. No amount paid or payable by the Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of any transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

         (g) The Company and its subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the rules and regulations promulgated thereunder ("WARN") and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time. The Company will advise Parent and Purchaser in writing of any material terminations, layoffs and reductions in hours from the date hereof through the Effective Time and will provide Parent and Purchaser with any related information that they may reasonably request.

         (h) Since December 31, 1996 there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any Benefit Plan.

         (i) There exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer, director or consultant of the Company or any of its subsidiaries, and there is no oral or written understanding or arrangement to enter into any such agreement with any such individual.

         (j) The Commonly Controlled Entities have complied in all material respects with the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B. Except for coverage described in the preceding sentence or as disclosed in Section 3.12(j) of the Disclosure Schedule, neither the Company nor any of its subsidiaries has any liability for life, health, medical or other welfare plans to former employees or beneficiaries.

    SECTION 3.13 TAXES. The Company and each of its subsidiaries has filed all federal, state, local and foreign tax returns and reports required to be filed by it. All such returns and reports are complete and correct in all material respects. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes required to be paid by it, and the most recent financial statements contained in the Company Filed SEC Documents reflect reserves sufficient to cover all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, and no requests for waivers of the time to assess any such taxes are pending. The federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the IRS for all years through December 31, 1993. As used in this Agreement, "TAXES" shall include all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

    SECTION 3.14 COMPLIANCE WITH APPLICABLE LAWS. The Company and its subsidiaries and affiliates hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities, including but not limited to the Colorado Division of Gaming and the State of Colorado Limited Gaming Control Commission, necessary for the lawful conduct of their respective businesses (the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits. Except as disclosed in the Company Filed SEC Documents, to the knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any Law. Except as set forth in the Company Filed SEC Documents, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries or any Company Permits is pending or, to the knowledge of the Company, threatened.

    SECTION 3.15 ENVIRONMENTAL MATTERS. Neither the Company nor any of its subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any of its subsidiaries' properties or any other properties, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company's or any of its subsidiaries' properties, or
(iii) received any written notice (A) of any violation of or liability under any Law relating to any matter of pollution, protection of the environment or natural resources, environmental regulation or control or regarding Hazardous Substances (collectively, "ENVIRONMENTAL LAWS") on, under or emanating from any of the Company's or any of its subsidiaries' current or former properties or operations or any other properties, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its subsidiaries with the terms of any permit required under any Environmental Law in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' current or former properties or operations. For purposes of this Agreement, the term "HAZARDOUS SUBSTANCE" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products, chemicals and products used in or associated with the mining, extraction or refining of minerals and any substances defined or regulated as a pollutant or contaminant under any Environmental Law.

    SECTION 3.16 REAL PROPERTY. (a) Section 3.16(a) of the Disclosure Schedule sets forth a true and complete list of all the real property owned by the Company and its subsidiaries (the "OWNED REAL PROPERTY").

         (b) Section 3.16(b) of the Disclosure Schedule sets forth a true and complete list of the real property leased by the Company and the Subsidiaries (the "LEASED REAL PROPERTY" and, together with the Owned Real Property, the "REAL PROPERTY").

         (c) The Company and its subsidiaries have sufficient title to all their properties and assets, both real and personal, to conduct their respective businesses as currently conducted or as contemplated to be conducted.

         (d) Each parcel of Real Property (i) is owned or leased free and clear of all Liens, and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

         (e) All leases of real property leased for the use or benefit of the Company or any subsidiary to which the Company or any subsidiary is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any subsidiary.

    SECTION 3.17 INTELLECTUAL PROPERTY. The Company and its subsidiaries own, or are validly licensed or otherwise have the legal right to use, all patents, patent rights, trademarks, trade names, service marks, copyrights, know-how and other proprietary intellectual property rights and computer programs (collectively, "INTELLECTUAL PROPERTY RIGHTS") that are material to the conduct of the business of the Company and its subsidiaries. Section 3.17 of the Disclosure Schedule sets forth a description of all Intellectual Property Rights that are material to the conduct of the business of the Company and its subsidiaries. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right, and the Company is not aware of any basis for any such claims. To the knowledge of the Company, no person is infringing the rights of the Company or any of its subsidiaries with respect to any material Intellectual Property Right.

    SECTION 3.18 INSURANCE. The Company and its subsidiaries have obtained and maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company or its subsidiaries or any properties owned, occupied or controlled by the Company or its subsidiaries and other insurance, in each case, with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks as is customary in the business engaged in by the Company.

    SECTION 3.19 STATE TAKEOVER STATUTES. To the knowledge of the Company, no state takeover statute or similar statute applies or purports to apply to the Merger, this Agreement or the Stock Option Agreement or any of the transactions contemplated by this Agreement or the Stock Option Agreement.

    SECTION 3.20 BROKERS. No broker, investment banker, financial advisor or other person, other than CIBC Wood Gundy Securities Corp. and UniRock Management Corporation, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided Parent true and correct copies of the agreement between the Company and CIBC Wood Gundy Securities Corp. and UniRock Management Corporation.

                                      ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

    Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company as follows:

    SECTION 4.1 ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

    SECTION 4.2 AUTHORITY. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

    SECTION 4.3 NONCONTRAVENTION; FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement and the Stock Option Agreement by Parent and Purchaser as applicable do not, and the performance by Parent and Purchaser of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of Parent or Purchaser, (ii) assuming that all consents, approvals, orders and authorizations described in Section 4.3(b) have been obtained and all registrations, declarations, filings and notifications described in
Section 4.3(b) have been made, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights or Liens that would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement or the performance by Parent or Purchaser of any of their respective material obligations hereunder or thereunder.

         (b) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by Parent or Purchaser in connection with the execution and delivery of this Agreement or the Stock Option Agreement by Parent and Purchaser, the performance by Parent and Purchaser of their respective obligations hereunder and thereunder or the consummation by Parent or Purchaser of any of the transactions contemplated hereby and thereby, except for (i) the filing of a premerger notification and report form under the HSR Act, and the expiration or termination of the waiting period thereunder, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement or the Stock Option Agreement and the transactions contemplated hereby and thereby,
    (iii) shareholder approval of the Merger and the filing of the applicable Merger Documents with the Secretary of State of the State of Delaware, and the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) as may be required by any applicable state securities or "blue sky" laws, (v) the filing of reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, (vi) filings with the Colorado Division of Gaming and prior approval before the Effective Time by the State of Colorado Limited Gaming Control Commission, (vii) filings with, and prior approval before the Effective Time by, the alcoholic beverage control authorities of the State of Colorado, and (viii) such other consents, approvals, orders, authorizations, registrations, declaration, filings and notices the failure of which to be obtained or made would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement or the performance by Parent or Purchaser of any of their respective material obligations hereunder or thereunder.

    SECTION 4.4 INFORMATION SUPPLIED. None of the information to be supplied by Parent or Purchaser for inclusion in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    SECTION 4.5 FINANCING. Parent and Purchaser have funds available sufficient to consummate the Merger on the terms contemplated by this Agreement.

    SECTION 4.6 INTERIM OPERATIONS OF PURCHASER. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

    SECTION 4.7 LITIGATION. There is no suit, claim, action, proceeding or investigation (whether judicial, administrative, regulatory, arbitral or otherwise) pending or, to the knowledge of Parent, threatened against Parent or Purchaser that could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement or the performance by Parent and Purchaser of their respective obligations hereunder and thereunder. Neither Parent nor Purchaser is subject to any outstanding judgment, order, writ, injunction or decree that could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement or the performance by Parent and Purchaser of their respective obligations hereunder and thereunder.

    SECTION 4.8 BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

                                      ARTICLE V

                               COVENANTS OF THE COMPANY

    SECTION 5.1 CONDUCT OF BUSINESS. Until the Effective Time, the Company agrees (except as expressly permitted by this Agreement, the Stock Option Agreement or to the extent that Parent shall otherwise consent in writing) as follows:

         (a) ORDINARY COURSE. The Company shall and shall cause its subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

         (b) DIVIDENDS; CHANGES IN STOCK. The Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

         (c) ISSUANCE OF SECURITIES. The Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than the issuance of shares of Company Common Stock pursuant to the Stock Plans but only with respect to allocations outstanding on the date hereof.

         (d) GOVERNING DOCUMENTS. The Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its Certificate of Incorporation or By-Laws (or comparable organizational documents).

         (e) NO ACQUISITIONS. The Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory and supplies in the ordinary course of business consistent with past practice; PROVIDED, HOWEVER, that the Company shall be permitted to engage in any or all of the transactions identified in Section 5.1(e) of the Disclosure Schedule but only after having received the prior written consent of Parent to the final terms of any such transaction, which consent shall not be unreasonably withheld or delayed.

         (f) NO DISPOSITIONS. The Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets other than the sale or disposition of unnecessary, obsolete, or worn-out equipment in the ordinary course of business.

         (g) CAPITAL EXPENDITURES. The Company shall not, nor shall the Company permit any of its subsidiaries to, make or agree to make any capital expenditures or incur any obligations under capital or financing leases in the aggregate in excess of $2 million during the remainder of the Company's current fiscal year and $1 million per fiscal quarter thereafter.

         (h) INDEBTEDNESS. The Company shall not, and shall not permit any of its subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others except in the ordinary course and pursuant to credit agreements existing on the date hereof or any extensions, renegotiations, renewals or replacements therefor; PROVIDED, HOWEVER, that all such indebtedness shall be prepayable at the option of the Company without premium or penalty but may provide for termination fees of the type contained in the Company's credit agreements existing on the date hereof.

         (i) TAX MATTERS. The Company shall not make any tax election that would have a material effect on the tax liability of the Company or settle or compromise any income tax liability of the Company of any of its subsidiaries that would materially affect the aggregate tax liability of the Company or any of its subsidiaries. The Company shall, before filing or causing to be filed any material tax return of the Company or any of its subsidiaries, consult with Parent and its advisors as to the positions and elections that may be taken or made with respect to such return.

         (j) DISCHARGE OF LIABILITIES. Without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed, the Company shall not, and shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business, consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

         (k) MATERIAL CONTRACTS. Except in the ordinary course of business and consistent with past practices, the Company shall not, and shall not permit any of its subsidiaries to, enter into, modify, amend or terminate any lease or other agreement, instrument, permit, concession, franchise or license which is material to the Company and its subsidiaries or waive, release or assign any material rights or claims other than operating leases for equipment and other agreements having a term of, or being terminable by the Company without penalty within, one year or less; provided, however, that the Company shall be permitted to enter into material agreements in connection with any or all of the transactions identified in Section 5.1(e) of the Disclosure Schedule but only after having received the prior written consent of Parent to the final terms of any such material agreement, which consent shall not be unreasonably withheld or delayed.

         (l) EMPLOYEE BENEFITS. The Company shall not, and shall not permit any of its subsidiaries to, (i) grant any increase in the compensation of any of its directors, officers or employees, except for increases for employees, other than officers, in the ordinary course of business consistent with past practice, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Benefit Plans as in effect on the date hereof to any director, officer or employee, (iii) enter into any new employment, severance or termination agreement with any director, officer or employee or (iv) except as may be required to comply with applicable Law, become obligated under any Benefit Plan which was not in existence on the date hereof or amend any such plan in existence on the date hereof.

         (m) ACCOUNTING MATTERS. The Company shall not, and shall not permit any of its subsidiaries to, take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable).

    SECTION 5.2 OTHER ACTIONS. (a) The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, (iii) any of the conditions to the Merger set forth in Article VII, not being satisfied or (iv) a Material Adverse Effect.

         (b) The Company shall promptly advise Parent of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect.

    SECTION 5.3 NO SOLICITATION. (a) The Company shall, and shall cause its subsidiaries and their respective officers, directors, employees, consultants, investment bankers, accountants, attorneys and other advisors, representatives and agents ("COMPANY REPRESENTATIVES") to immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any "Acquisition Proposal" (as defined below). The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any Company Representative to, directly or indirectly, (i) solicit or initiate, or encourage the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; PROVIDED, HOWEVER, that if, prior to the approval of the Merger by the shareholders of the Company, the Board of Directors of the Company determines in good faith, based upon written advice of independent counsel who is not an employee of the Company, that not to do so would be inconsistent with its fiduciary duties to the Company's shareholders under applicable Law, the Company may, in response to an unsolicited Acquisition Proposal, and subject to compliance with Section 5.3(c), (x) furnish information with respect to the Company pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any subsidiary of the Company or any Company Representative, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.3(a) by the Company. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of its subsidiaries or of over 25% of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

         (b) Except as set forth in this Section 5.3, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the approval of the Merger by the shareholders of the Company, the Board of Directors of the Company determines in good faith, based upon advice of independent counsel who is not an employee of the Company, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable Law, the Board of Directors of the Company may (subject to this and the following sentences) (x) withdraw or modify (or propose to withdraw or modify) its approval or recommendation of the Merger and this Agreement or (y) approve or recommend (or propose to approve or recommend) a Superior Proposal (as defined below) or terminate (or propose to terminate) this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an agreement with respect to any Superior Proposal), but in any case, only at a time that is at least [fifteen] days after Parent's receipt of written notice (a "NOTICE OF SUPERIOR PROPOSAL") advising Parent that the Board of Directors of the Company has received a Superior Proposal. The Notice of Superior Proposal shall specify the amount and type of consideration to be paid and such other terms and conditions of the Superior Proposal as the Company determines in good faith to be material and identifying the person making such Superior Proposal. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger and for which financing, to the extent required, is then committed.

         (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.3, the Company shall promptly advise Parent orally and in writing of the Company's receipt of any Acquisition Proposal, specifying the amount and type of consideration proposed to be paid and all other material terms and conditions of such proposal, and any request for information that may reasonably be expected to lead to or is otherwise related to any such Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. The Company will keep Parent informed on a reasonable basis of the status and details (including amendments) of any such request or Acquisition Proposal.

         (d) During the fifteen day period after receipt by Parent of any notice given pursuant to Section 5.3(b) with respect to an Acquisition Proposal which constitutes a Superior Proposal, Parent may, but shall not be obligated to, propose in writing to the Company amendments to this Agreement and the Merger which would meet or exceed the terms and conditions of such Superior Proposal (a "Notice of Amendment"). Upon receipt of any such Notice of Amendment, the Company shall enter into such amendments to this Agreement and the Merger as shall be necessary to reflect the terms proposed by Parent and, if and to the extent required, shall amend or supplement the Proxy Statement to reflect any such amendments to this Agreement and the Merger. Immediately following the execution by the Company and Parent of the amendments to this Agreement and the Merger contemplated by this Section 5.3(d), the Company shall notify the person submitting the Superior Proposal that such proposal is rejected and shall proceed to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof as so amended. Following the rejection of any Superior Proposal pursuant to this
    Section 5.3(d), the Company and the Company Representatives shall be bound by the provisions of this Section 5.3 with respect to any subsequent Acquisition Proposal, including without limitation Parent's rights hereunder to propose subsequent amendments to this Agreement and the Merger in response to any subsequent Superior Proposal.

    SECTION 5.4 OPINION OF FINANCIAL ADVISOR. The Company shall receive, by no later than September 5, 1997, an opinion from CIBC Wood Gundy Securities Corp. to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, and a true and correct signed copy of such opinion, promptly upon receipt thereof, shall be delivered to Parent.

                                      ARTICLE VI

                                ADDITIONAL AGREEMENTS

    SECTION 6.1  SHAREHOLDERS MEETING; PREPARATION OF THE PROXY STATEMENT.
(a) The Company shall as soon as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "COMPANY SHAREHOLDERS MEETING") for the purpose of approving this Agreement. Subject to the provisions of Section 5.3(b), the Company shall, through its Board of Directors, recommend to its shareholders approval of this Agreement.

         (b) The Company shall as soon as practicable prepare and file a preliminary Proxy Statement with the SEC. The Company and Parent will cooperate in responding to any comments of the SEC or its staff and the Company shall cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of the Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare (and if relating to Parent, Parent will also promptly cooperate with the Company in preparing) and mail to its shareholders such an amendment or supplement. The Company will not file or mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

    SECTION 6.2 ACCESS TO INFORMATION; CONFIDENTIALITY. The Company shall afford to Parent, and to Parent's officers, directors, employees, consultants, investment bankers, accountants, counsel and other advisors, representatives and agents, reasonable access during normal business hours during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of the Company and its subsidiaries and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of federal or state securities laws and
(b) all other information concerning its or its subsidiaries' business, properties and personnel as Parent or any of its officers, directors, employees, consultants, investment bankers, accountants, counsel or other advisors, representatives or agents may reasonably request. All information disclosed and designated in writing as confidential by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the disclosing party, (iv) as may otherwise be required by law or (v) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated in accordance with its terms, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained herein, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.
No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

    SECTION 6.3 REASONABLE EFFORTS. Each of the Company, Parent and Purchaser agree to use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the Merger (which actions shall include furnishing all information required under the

HSR Act and in connection with approvals by the State of Colorado Limited Gaming Control Commission or filings with the Colorado Division of Gaming or any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Company, Parent and Purchaser shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to take all actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, approval, order or authorization of, or any exemption by or waiver from, the Colorado Division of Gaming, the State of Colorado Limited Gaming Control Commission, or any other Governmental Entity or other public or private third party required to be obtained or made by Parent, Purchaser, the Company or any of their respective subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the Stock Option Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets having more than a DE MINIMIS value.

    SECTION 6.4  FEES AND EXPENSES. (a) Except as provided below in this
Section 6.4, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

         (b) The Company shall pay, or cause to be paid, in immediately available funds to Parent, and in addition to any amounts paid or payable by the Company pursuant to the Stock Option, the sum of $3,000,000 (the "TERMINATION FEE") plus all Expenses (as defined below) upon termination of this Agreement (i) by Parent, pursuant to Section 8.1(d) by reason of the failure to satisfy the condition specified in Section 7.3(a) if at the time of such termination there is an outstanding Acquisition Proposal which has not been withdrawn by the person making such Acquisition Proposal, (ii) by the Company pursuant to Section 8.1(e) or (iii) by either party pursuant to
    Section 8.1(f) and within twenty-four months after such termination an Acquisition Proposal by a third party is consummated. "EXPENSES" shall mean documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or Purchaser in connection with the Merger, the preparation and negotiation of this Agreement and the Stock Option Agreement and the consummation of any of the transactions contemplated hereby or thereby, including without limitation all fees and expenses of law firms, commercial banks, investment banking firms, accountants, printing firms, information agents, proxy solicitors, experts and consultants to Parent; PROVIDED, HOWEVER, that in no event shall such fees and expenses exceed $500,000.

         (c) In the event that the Company shall fail to pay the Termination Fee or the Expenses when due, the amount of any such Termination Fee or the Expenses shall be increased to include the costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 6.4, together with interest on such unpaid Termination Fee or the Expenses, commencing on the date that such Termination Fee or the Expenses became due, at a rate equal to the rate of interest publicly announced by Mellon Bank N.A., from time to time, in the City of Pittsburgh as such bank's base rate plus 3.00%.

    SECTION 6.5 PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other, except to the extent required by applicable Law, in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

    SECTION 6.6 NOTIFICATION. The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    SECTION 6.7 CERTAIN LITIGATION. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any shareholder of the Company relating to the Merger, this Agreement or the Stock Option Agreement without the prior written consent of Parent. In addition, subject to its rights under Section 5.3, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Merger and shall cooperate with Parent and Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Merger.

    SECTION 6.8 OTHER ACTIONS. (a) Parent and Purchaser shall not, and shall not permit any of their subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of Parent and Purchaser set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VII, not being satisfied.

                                     ARTICLE VII

                                 CONDITIONS PRECEDENT

    SECTION 7.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) This Agreement shall have been approved by the affirmative vote or written consent of the shareholders of the Company in accordance with the Company's Certificate of Incorporation and By-Laws and the DGCL.

         (b) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger.

         (c) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

    SECTION 7.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

         (a) Parent and Purchaser shall have performed or complied with in all material respects their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Effective Time; the representations and warranties of parent and Purchaser contained in this Agreement qualified as to materiality shall be true in all respects, and those not so qualified shall be true in all material respects, in each case when made and on and as of the Effective Time with the same force and effect as if made on and as of such date, except that those representations and warranties made as of a specific date shall be true in all respects (or all material respects, as the case may be) on and as of such date; and the Company shall have received a certificate signed by an authorized officer of Parent to the foregoing effect.

         (b) The Company shall have received from counsel for Parent and Purchaser an opinion substantially in the form of Exhibit A.

    SECTION 7.3  CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER TO EFFECT
THE MERGER. The obligations of Parent and Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

         (a) The Company shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement and the Stock Option Agreement required to be performed or complied with at or prior to the Effective Time; the representations and warranties of the Company contained in this Agreement and the Stock Option Agreement qualified as to materiality shall be true in all respects, and those not so qualified shall be true in all material respects, in each case when made and on and as of the Effective Time with the same force and effect as if made on and as of such date, except that those representations and warranties made as of a specific date shall be true in all respects (or all material respects, as the case may be) on and as of such date; and Parent shall have received a certificate signed by an authorized officer of the Company to the foregoing effect.

         (b) No action or proceeding shall be pending against the Company or Parent before any Governmental Entity which is reasonably likely to have a Material Adverse Effect or to prohibit, restrain, enjoin or restrict the consummation of the Merger.

         (c) All consents, approvals, authorizations and permits of, actions by, filings with or notifications to, Governmental Entities and third parties required in connection with the Merger, including the issuance of all required licenses and approvals by the State of Colorado Limited Gaming Control Commission and the Colorado Division of Gaming shall have been obtained, taken or made.

         (d) The employment agreements in effect between the Company and Stephen J. Szapor, Jr., Alan L. Mayer, Richard Rabin, Robert J. Stephens and Jack Breslin on the date of this Agreement shall be in effect at the Effective Time.

         (e) Dissenting Shares shall not constitute more than 5% of the outstanding Company Common Stock.

         (f) Parent and Purchaser shall have received from counsel for the Company an opinion substantially in the form of Exhibit B.


                                     ARTICLE VIII

                          TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Shareholders of the Company:

         (a)  By mutual written consent of Parent and the Company;

         (b) By either Parent or the Company, if the Merger shall not have been consummated on or before September 30, 1998, which date may be extended by the mutual written consent of Parent and the Company;

         (c) By the Company, if any of the conditions specified in Section 7.1 or 7.2 have not been met or waived by the Company, but only at and after such time as such condition can no longer be satisfied;

         (d)  By Parent, if any of the conditions specified in Section 7.1 or
    7.3 have not been met or waived by Parent, but only at and after such time as such condition can no longer be satisfied;

         (e) By the Company in connection with entering into a definitive agreement in accordance with Section 5.3(b), provided that the Company has complied with all applicable provisions thereof; or

         (f) By either Parent or the Company, if the shareholders of the Company shall have failed to adopt this Agreement and approve the Merger by written consent or at the Shareholders Meeting.

         (g) By Parent, at any time within sixty days after the date hereof, if the results of Parent's review and examination of the materials contained in or disclosed by the Disclosure Schedule or the books and records, assets, liabilities, commitments, business and prospects of the Company shall not be satisfactory to Parent, in its sole judgement.

         (h) By either Parent or the Company, if, by September 5, 1997, the opinion of the financial advisor referred to in Section 5.4, has not been received or, if received, is not reasonably satisfactory in form and content.

    SECTION 8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 6.4; PROVIDED, HOWEVER, that nothing herein shall (i) relieve any party from liability for any breach hereof or (ii) affect the validity, enforceability or effectiveness of the Stock Option Agreement.

    SECTION 8.3 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 8.4 WAIVER. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                      ARTICLE IX

                                  GENERAL PROVISIONS

    SECTION 9.1 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by telecopy or by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

         (a)  if to Parent or Purchaser, to:

              Ladbroke Racing Corporation
              Foster Plaza 9
              750 Holiday Drive
              Pittsburgh, Pennsylvania  15220
              Attn:  John Long
              Telecopier:  (412) 937-4418

              with a copy to:

              O'Melveny & Myers LLP
              400 South Hope Street
              Los Angeles, California  90071
              Attn:  John D. Hardy, Jr., Esq.
              Telecopier:  (213) 669-6407

         (b)  if to the Company, to:

              Colorado Gaming & Entertainment Co.
              Union Terrace
              12596 West Bayaud Avenue
              Suite 450
              Lakewood, Colorado  80228
              Attn:  Stephen J. Szapor, Jr.
              Telecopier:  (303) 716-5601

              with a copy to:

              LeBoeuf, Lamb, Greene & MacRae LLP
              633 Seventeenth Street
              Suite 2000
              Denver, Colorado  80202
              Attn:  Thomas J. Moore, Esq.
              Telecopier:  (303) 297-0422

    SECTION 9.2  DEFINITIONS.  For purposes of this Agreement:

         (a) an "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

         (b) "control" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

         (c) "LIEN" means any encumbrance, hypothecation, lien, mortgage, pledge, security interest or other encumbrance; PROVIDED, HOWEVER, that the term "lien" does not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith or
    (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business;

         (d) "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company and its subsidiaries taken as a whole;

         (e) "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

         (f) a "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

    SECTION 9.3 INTERPRETATION. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    SECTION 9.4 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    SECTION 9.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and, except for the provisions of Article II and Article IX, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

    SECTION 9.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

    SECTION 9.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

    SECTION 9.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the States of Colorado, Delaware or California or in Colorado, Delaware or California state court (a "SPECIFIED COURT"), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Specified Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Specified Court and (iv) agrees to waive any defense based upon venue or FORUM NON CONVENIENS grounds.

    SECTION 9.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

    SECTION 9.10 ATTORNEYS' FEES. In the event of any action by any party arising under or out of, in connection with or in respect of, this Agreement or the transactions contemplated hereby, including any participation in bankruptcy proceedings to enforce against a party a right or claim in such proceedings, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such action. Attorneys' fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The parties intend that the preceding sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

    IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                        LADBROKE RACING CORPORATION



                        By:  /s/ John Long
                             --------------
                             Name: John Long
                             Title: President and Chief Operating Officer



                        CG&E ACQUISITION CORP.



                        By:  /s/ John Long
                             -------------
                             Name: John Long
                             Title: President



                        COLORADO GAMING & ENTERTAINMENT CO.



                        By:  /s/ Stephen J. Szapor, Jr.
                             --------------------------
                             Name:  Stephen J. Szapor, Jr.
                             Title:  President

                                       ANNEX II

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER DATED AS OF OCTOBER 21, 1997, AMONG LADBROKE RACING CORPORATION, CG&E ACQUISITION CORP., AND COLORADO GAMING & ENTERTAINMENT CO.

                   FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


         This First Amendment, dated as of October 21, 1997 (this "Amendment"), to that certain Agreement and Plan of Merger dated as of August 22, 1997 (the "Merger Agreement") is entered into by and among Ladbroke Racing Corporation, a Delaware corporation ("Parent"), CG&E Acquisition Corp., a Delaware corporation ("Purchaser"), and Colorado Gaming & Entertainment Co., a Delaware corporation (the "Company"). Capitalized terms used herein without definition shall have the meanings given to such terms in the Merger Agreement.

         WHEREAS, Section 8.3 of the Merger Agreement provides that it may be amended by the parties prior to the Effective Time pursuant to an instrument in writing signed by the parties thereto;

         WHEREAS, the parties have determined that it is in their best interest to make certain amendments to the Merger Agreement and to provide for the assignment by Parent of all of its rights and obligations under the Merger Agreement.

         In consideration of the promises, mutual covenants and agreements set forth herein, the parties agree as follows:

                                      AGREEMENT

         1.   AMENDMENTS.  The Merger Agreement is hereby amended as follows:

              1.1 Article III of the Merger Agreement is hereby amended to add a new Section 3.21 to read as follows:

              "SECTION 3.21 BANKRUPTCY PROCEEDINGS. Pursuant to an order issued by the United States Bankruptcy Court for the Eastern District of Louisiana, the First Amended Joint Plan of Reorganization of Hemmeter Enterprises Inc., BWBH, Inc., BWCC, Inc. and Millsite 27, Inc. (the "Plan") has become effective; the order confirming the Plan is in full force and effect and is not subject to any stay, motion for stay, appeal or other challenge; and there is no default under the Plan or any obligation created or continued by the Plan."

              1.2 Article V of the Merger Agreement is hereby amended to add a new Section 5.5 to read as follows:

              "SECTION 5.5 COOPERATION AND BEST EFFORTS. The Company shall cooperate with Parent and Purchaser in seeking, and shall use its best efforts to obtain, prior to the Effective Time (i) any consents required to be obtained as a result of the Merger under that certain Lease Agreement by and between 12596 Limited Partnership, as landlord, and the Company, as tenant, relating to the Company's offices at 12596 West Bayaud Avenue, Lakewood, Colorado; (ii) the acceptance by the United States Environmental Protection Agency on behalf of the United States of America of (A) title to the Gregory Incline discharge conveyance system as contemplated by that certain Special Warranty Deed dated December 23, 1993, between the Blake Family Limited Partnership ("Blake") and the United States of America, which is recorded in Book 556 at Page 321 in the Office of the County Recorder for the County of Gilpin, State of Colorado (the "Gilpin County Recorder), and (B) the Easement dated December 23, 1993 between Blake and the United States of America, which is recorded in Book 556 at Page 324 in the Office of the Gilpin County Recorder; and (iii) acceptance, without reservation of rights, by the insurance carriers whose policies cover any Company liability with respect to the litigation disclosed in Section 3.10(i) of the Disclosure Schedule."

              1.3 Article VII, Section 7.3 of the Merger Agreement is hereby amended to add new subsections (g) and (h) to read as follows:

              "(g) That certain Registration Rights Agreement, dated as of June 7, 1996, by and among the Company and the Initial Holders (as defined therein) shall have been terminated or amended to the satisfaction of Parent so that, following the Effective Time, the Surviving Corporation shall have no obligation to register any securities or to maintain the effectiveness of any registration statement thereunder or to keep current any prospectus prepared in connection therewith.

              (h) All consents which are, in the judgment of Parent, necessary or appropriate to permit the consummation of the Merger without violating the terms of, or causing a termination under, either (i) that certain Lease Agreement by and among Jerry L. Brown and Harold Gene Reagin, as landlord, and BWBH, Inc. (formerly H. P. Blackhawk, L.P.), as tenant, or (ii) that certain Option to Purchase among the same parties and relating to the same real property, shall have been obtained and shall be in full force and effect."

              1.4 Article IX, Section 9.6 of the Merger Agreement is hereby amended to read as follows:

              "SECTION 9.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that (i) Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement, including without limitation its ownership or other rights with respect to Purchaser, to any direct or indirect wholly owned subsidiary of Ladbroke

Group plc ("Ladbroke Group"), and upon such assignment all references in this Agreement to Parent shall be deemed to be references to such assignee, and (ii) Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Ladbroke Group, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Parent shall give prompt written notice to the Company of any assignment by Parent or Purchaser pursuant to this Section 9.6. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns."

              1.5. Article IX, Section 9.1(a) of the Merger Agreement is hereby amended to change the address to which notices shall be delivered to Parent or Purchaser to read as follows:

                   "Ladbroke Racing Corporation
                   Plaza Two, Suite 500
                   3260 Blume Drive
                   Richmond, California 94806
                   Attention:  John Long
                   Telecopier:  (510) 243-9734"

              1.6 Except as expressly provided in this Amendment, all terms and conditions of the Merger Agreement remain in full force and effect, without modification.

         2.   MISCELLANEOUS

              2.1 COMPLETE UNDERSTANDING; MODIFICATION. This Amendment and the Merger Agreement constitutes the full and complete understanding and agreement of the parties with respect to the subject matter thereof and supersede all prior understandings and agreements.

              2.2 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

              2.3 COUNTERPARTS. This Amendment may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts, taken together, will constitute one and the same agreement and shall become effective unless otherwise provided therein when one or more counterparts have been signed by each party and delivered to the other parties.

         IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                             LADBROKE RACING CORPORATION

                             By:  /s/  John Long
                                  ---------------------------
                                  Name:   John Long
                                  Title:  President and Chief Operating Officer



                             CG&E ACQUISITION CORP.

                             By:  /s/  John Long
                                  ---------------------------
                                  Name:   John Long
                                  Title:  President



                             COLORADO GAMING & ENTERTAINMENT CO.
                             By:  /s/  Stephen J. Szapor, Jr.
                                  ---------------------------
                                  Name:  Stephen J. Szapor, Jr.
                                  Title: President

                                      ANNEX III

                 FAIRNESS OPINION OF CIBC WOOD GUNDY SECURITIES CORP.

                                     [LETTERHEAD]

--------------------------------------------------------------------------------

September 5, 1997

Franklin S. Wimer
Chairman
Colorado Gaming and Entertainment Co.
1700 Lincoln
49th Floor
Denver, CO  80203

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the shareholders of Colorado Gaming and Entertainment Co. (the "Company") of the consideration to be received by such shareholders pursuant to the Agreement dated as of August 22, 1997, Ladbroke Racing Corporation, a ("Ladbroke"), CG&E Acquisition Corp. and the Company (the "Agreement").

Under the terms of the Agreement, holders of the Company's common stock would be entitled to receive $6.25 in cash for each share held. Upon closing, the Company to merge with CG&E Acquisition Corp. and is expected to become a wholly-owned subsidiary of Ladbroke (the "Merger").

In arriving at our opinion, we, among other things: (i) reviewed the Merger Agreement in substantially final form; (ii) reviewed the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and its Quarterly Reports on Form 10-Q setting forth its financial results for the periods ended March 31, 1997 and June 30, 1997; (iii) reviewed certain operating and financial information, including projections, provided to CIBC by the management of the Company relating to the Company's business and prospects (the "Projections");
(iv) met with certain members of the Company's senior management to discuss its operations, historical financial statements and future prospects; (v) visited the Company's facilities in Black Hawk and Central City, Colorado; (vi) reviewed Ladbroke Group plc's Annual Report to Shareholders for the fiscal year ended December 31, 1996; (vii) reviewed the historical prices and trading volumes of the Company's Common Stock for the six month period prior to August 22, 1997;
(viii) reviewed publicly available financial data and stock market performance data of companies that it deemed generally comparable to the Company; (ix) reviewed the terms of recent acquisitions of companies that it deemed generally comparable to the Company; and (x) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. This opinion is made without any reference to the tax consequences to the holders of the Common Stock.

In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to by the Company or its representatives, or that was otherwise reviewed by us. We did not make any independent evaluation of the Company's assets nor did we verify any of the information reviewed by us. With respect to the Projections, we assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the expected future performance of the Company. We do not assume any responsibility for the information or Projections provided to us and we further relied upon the assurances of the management of the Company that they have no actual knowledge of any facts that would make the information or Projections provided to us incomplete or misleading. This opinion does not address the Company's underlying decision to effect the Merger. We did not make any independent evaluation of the Company's assets or liabilities nor did we verify any of the information reviewed by us. We have relied as to all legal matters on advice of counsel to the Company.

Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors, and our opinion is rendered in connection with its consideration of the Merger. This opinion is not intended to and does not constitute a recommendation to any holder of Common Stock as to whether such holder should tender shares pursuant to the Offer or vote to approve the Agreement and the transactions contemplated thereby. It is understood that, except for inclusion of this letter in its entirety in this proxy statement relating to the Merger filed with the Securities and Exchange Commission and distributed to stockholders of the Company, this letter may not be disclosed or otherwise referred to or used for any other purpose without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.


                                        III-1

CIBC Wood Gundy Securities Corp., as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

We acted as financial advisor to the unofficial and official committee of the Holders of 11 1/2% Senior Secured Paid-In-Kind Notes due 2000 in the restructuring and Chapter 11 proceedings, respectively, of the Company's predecessor, Hemmeter Enterprises, Inc., from June 15, 1995 to June 7, 1996. CIBC also acted as exclusive sale agent for the M/V Grand Palais riverboat which was owned by Grand Palais Riverboat, Inc., one of the subsidiaries of the predecessor company, which was sold to Casino America, Inc. for in excess of $60 million in May 3, 1996.

Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the shareholders of the Company pursuant to the Agreement is fair to the shareholders of the Company from a financial point of view.

Very truly yours,

CIBC WOOD GUNDY SECURITIES CORP.

/s/ CIBC Wood Gundy Securities Corp.




                                        III-2

                                       ANNEX IV



                              TEXT OF SECTION 262 OF THE
                   GENERAL CORPORATION LAW OF THE STATE OF DELAWARE


Section 262  APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designed as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

              a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

              b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

              c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

              d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d)  Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or
(c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
(i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings;

and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                         COLORADO GAMING & ENTERTAINMENT  CO.

                      PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                             TO BE HELD DECEMBER 12, 1997
                       THIS PROXY IS SOLICITED ON BEHALF OF THE
                                BOARD OF DIRECTORS OF
                   COLORADO GAMING & ENTERTAINMENT CO.

    The undersigned stockholder of Colorado Gaming & Entertainment Co. hereby appoints Stephen J. Szapor, Jr., Alan L. Mayer, and Franklin S. Wimer, and each of them, as proxy or proxies for the undersigned (the "Proxies"), each with full power of substitution, to represent the undersigned and to vote all the shares of common stock, $0.01 par value, of Colorado Gaming & Entertainment Co., a corporation organized under the laws of the State of Delaware (the "Company"), which the undersigned is entitled in any capacity to vote if personally present at the special meeting (the "Special Meeting") of stockholders of the Company to be held at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., Suite 2000, 633 17th Street, Denver, Colorado 80202, at 10:00 a.m local time, on December 12, 1997, and at any and all adjournments or postponements thereof, with respect to all matters set forth in the Proxy Statement dated November 21, 1997, and all supplements and amendments thereto and, in their discretion, upon all matters incident to the conduct of such Special Meeting and all matters presented at the Special Meeting but which are not known to the Board of Directors of the Company at the time of the solicitation of this proxy. The undersigned hereby revokes any proxy or proxies heretofore given by the undersigned to vote at the Special Meeting or any adjournment or postponement thereof.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 1.

1. Proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 22, 1997, as amended, by and among Ladbroke Racing Corporation, a Delaware corporation, CG&E Acquisition Corp., a Delaware corporation, and the Company.

    [  ]  FOR      [  ]  ABSTAIN       [  ]  AGAINST







                    (TO BE CONTINUED AND SIGNED ON THE OTHER SIDE)

If properly executed, this proxy will be voted in accordance with instructions appearing hereon and, at the discretion of the Proxies, as to any other matter that may properly come before the Special Meeting. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement (with all enclosures and attachments) dated November 21, 1997, relating to the Special Meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING.

Date:    _____________________________________, 1997

__________________________________________________

__________________________________________________
(Signature(s) of Holder(s))

(By:)_____________________________________________
(Please Print)
(Title:)___________________________________________

Please sign this proxy exactly as your name(s) appears on this card. Joint owners should each sign personally. An attorney, administrator, trustee, executor, guardian, or other person signing in a representative capacity should indicate such capacity. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and such officer's capacity. An authorized signatory for a partnership should sign in partnership name and indicate the authorized person's name and title.

I PLAN TO ATTEND THE SPECIAL MEETING:  [   ] YES   [   ] NO